Form 10-K, Exhibit 13
period 1997-12-31
PENSECO FINANCIAL SERVICES CORP
filed 1998-03-30
CIK 1054508

                                   EXHIBIT 13



















                     PENSECO FINANCIAL SERVICES CORPORATION






                               1997 ANNUAL REPORT

INVESTOR INFORMATION


MARKET PRICES OF STOCK AND DIVIDENDS PAID

The Company's capital stock is traded "Over-the-Counter" BULLETIN BOARD under the symbol "PFNS". The following table sets forth the price range together with dividends paid for each of the past two years. These quotations do not necessarily reflect the value of actual transactions.

                                             Dividends
                                             Paid
1997                   High         Low      Per share
-----------------------------------------------------
First Quarter          $ 23        $ 22       $ 0.20
Second Quarter           23          23         0.20
Third Quarter            25          23         0.20
Fourth Quarter           29          25         0.45
                                             --------
                                              $ 1.05
                                             ========

                                            Dividends
                                             Paid
    1996              High         Low       Per share
-----------------------------------------------------
First Quarter         $ 22         $ 22      $ 0.187
Second Quarter          22           22        0.187
Third Quarter           22           22        0.187
Fourth Quarter          22           22        0.439
                                            ---------
                                             $ 1.000
                                            =========

DIVIDENDS PAID (in millions)           YEAR
---------------------------------------------
           $ 2,256                     1997
             2,148                     1996
             2,014                     1995
             1,745                     1994
             1,745                     1993



TRANSFER AGENT

Penseco Financial Services Corporation, 150 North Washington Avenue, Scranton, Pennsylvania 18503-1848. Stockholders' questions should be directed to the Company's corporate headquarters at 717-346-7741.


STOCKHOLDERS' INQUIRIES

Stockholders may obtain, without charge, a copy of the Company's Annual Report on Form 10-K by writing to:

                        Patrick Scanlon, Controller
                        Penseco Financial Services Corporation
                        150 North Washington Avenue
                        Scranton, Pennsylvania 18503-1848

Copies of this Annual Report are also available to the public; said Annual Report is the Company's annual disclosure statement as required under Section 13 or 15(d) of the Securities Exchange Act of 1934, and may be obtained at any branch location of the Company or by contacting the Controller's office at the above address.


MARKET MAKERS

Management of the Company is aware of the following securities dealers who make a market in the Company stock:

                        Baird, Patrick & Company, Inc.
                        Ferris, Baker, Watts, Inc.
                        F.J. Morrissey & Company, Inc.
                        Hopper Soliday & Company, Inc.
                        Janney Montgomery Scott, Inc.
                        Legg Mason Wood Walker, Inc.
                        Monroe Securities, Inc.
                        Ryan, Beck & Company, Inc.
                        Sandler, O'Neill & Partners, L.P.

QUARTERLY FINANCIAL DATA (unaudited)
(in thousands, except per share amounts)


                          First    Second   Third    Fourth
          1997            Quarter  Quarter  Quarter  Quarter
--------------------------------------------------------------
Net Interest Income       $ 4,235  $ 4,263  $ 4,382  $ 4,834
Provision for Loan Losses     130       46       63       77
Other Income                1,745    1,196    1,959    1,385
Other Expenses              4,171    3,892    4,278    4,543
Net Income                $ 1,172  $ 1,079  $ 1,376  $ 1,098
Earnings Per Share        $  0.55  $  0.50  $  0.64  $  0.51


                          First    Second   Third    Fourth
          1996            Quarter  Quarter  Quarter  Quarter
--------------------------------------------------------------
Net Interest Income       $ 4,111  $  3,987 $ 4,307  $ 4,287
Provision for Loan Losses     122       133      64       15
Other Income                1,747     1,143   1,840    1,222
Other Expenses              4,024     3,639   4,111    3,959
Net Income                $ 1,188  $    975 $ 1,377  $ 1,062
Earnings Per Share        $  0.55  $   0.46 $  0.64  $  0.49















             (The remainder of this page left intentionally blank.)

                              FINANCIAL HIGHLIGHTS


-------------------------------------------------------------
In thousands, except
per share data              1997         1996       1995
-------------------------------------------------------------

Earnings per share        $    2.20   $    2.14   $    2.07
Dividends per share       $    1.05   $    1.00   $   0.937
Total Capital             $  42,924   $  40,585   $  39,239
Total Deposits            $ 374,488   $ 352,026   $ 336,386
Total Assets              $ 427,577   $ 398,035   $ 378,968
-------------------------------------------------------------







                                    CONTENTS

Investor Information..........................Inside Front Cover
President's Letter.............................................2
Board of Directors / Events of 1997............................4
Promotions and Appointments....................................9
Selected Financial Data.......................................10
Business of the Company.......................................11
Management Discussion and Analysis............................11
Consolidated Balance Sheets...................................23
Consolidated Statements of Income.............................24
Consolidated Statements of Changes in
      Stockholders' Equity....................................25
Consolidated Statements of Cash Flows.........................26
General Notes to Financial Statements.........................27
Independent Auditor's Report..................................38
Officers and Directors........................................39




ON THE COVER

This year's Annual Report cover highlights the Visa Processor Service Quality Performance Awards which Penn Security has received every year since the inception of the Awards by Visa. This program recognizes the top financial institutions, categorized by size, who consistently achieve the highest performance standards in processing merchant credit card transactions. Penn Security's 1997 Award appears in the center of the photo, reflecting our achievement of first place among over 5,000 banks in our size classification.

President's Letter

Dear Shareholder:

          In my first letter to you as President of Penseco Financial Services Corporation, I am pleased to report that the Company, while investing heavily in new technology and upgrading and expansion of its premises, had a good year financially. Earnings per share increased to $2.20 per share for 1997 when compared with $2.14 per share for 1996 (after adjusting for the 4 for 1 share exchange ratio in the conversion to the holding company structure). Dividends increased to $1.05 per share in 1997 from $1.00 per share for the year earlier. Deposits increased to $374 million from $352 million the year earlier. Assets increased to $428 million from $398 million for the year earlier and total capital increased to $43 million from $41 million the year earlier.
             As the world approached the beginning of the 21st century and the end of the last, Penseco Financial Services Corporation was created to provide additional powers and flexibility in delivering financial services in the future to selected markets which could not be readily accomplished by our principal subsidiary, Penn Security Bank and Trust Company, alone. People today are looking for more than payment mechanisms and interest bearing investment vehicles from their financial services provider. They are looking for a broader range of investment vehicles to invest their excess funds. They are looking for investment advice. They are looking for tax advice. They are looking for the convenience of having all of their financial information in one place - in one statement immediately accessible - with people whom they know and can trust. It is really the marketplace that is driving the confluence of the banking, securities and insurance industries.
              The formation of the holding company was over-whelmingly approved by the shareholders at the special meeting held December 16, 1997, the vote being 485,312 shares approving and 1,668 shares opposed. In addition, no shareholder elected to exercise any dissenting shareholder rights. The Bank received approval from the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking and the Federal Reserve Board prior to year-end and the conversion to the holding company structure was effective December 31, 1997. As a consequence of the holding company conversion, our Bank's annual report is more detailed and lengthy in the Management Discussion and Analysis section than before.
              During the year, we opened our new Central City office drive-thru and expanded customer parking. This aided greatly when the sidewalk entrances to the Bank were closed due to the replacement of the sidewalks. The Central City renovations are nearly complete with refurbishing of the older parking area, as well as some corrections to the work already accomplished, still remaining.
              During the year, the Bank began construction of the replacement for our Green Ridge office. The new structure will include ample customer parking, three drive-up lanes including a drive-up ATM, and full lobby services. We expect completion of this new office in June of 1998.
              We are also ready to break ground for our new Eagle Valley Corners office in East Stroudsburg, after a long struggle with the Pennsylvania
Department of Transportation over road access. The traffic count at that location is one of the highest in the entire Pocono Mountain Region and we are very excited about this new location.
              At the end of the year, the Bank purchased software for teller terminals, utilizing a small PC networked to the Bank's mainframe for each teller and receipt printer. The Bank's Central City office will be the first to use this new system, which will, in addition to ordinary teller functions, have the capability to display signatures, images of checks, and ultimately images of our customers. This new teller system will cost less than a quarter of what a far less functional and inefficient teller system would have cost








             (The remainder of this page left intentionally blank.)

 just three years ago.
              At the end of the year, the Bank also took delivery on the first of a series of new item processing machines. These machines are very versatile and capture images of the documents, as well as the information encoded on them. They are capable of reading a number of fonts using both Optical Character Recognition (OCR) and Magnetic Ink Character Recognition (MICR) technology. These machines should be in service by the second quarter of 1998. They will give us the capability of doing lock box services for companies utilizing OCR documents. The document copies will be available on-line to both Bank employees and customers alike.
              The Bank's new ATM system is functioning well and the Bank intends this year to replace all of its older IBM 3624 machines with the new NCR machines.
              At the end of the year, the bank was notified that it was selected to partner with Kutztown University to incorporate banking services into its Campus ID card. We have been pursuing such a relationship for some time and are anticipating that its successful implementation will lead to rapid expansion of our college and university relationships.
              As part of the Kutztown University program, we intend to sell U.S. postage stamps at ATM's, transfer funds between banks initiated through ATMs and move our home/office banking system to the Internet.
              As the new millennium approaches, most businesses are faced with the problem commonly referred to as the "Y2K" problem. This problem arises from the need, when computers were first introduced, to conserve space in their memories. To do so two digit years were used which will cause problems, particularly when one subtracts dates. The year "00" (meaning 2000) would appear to be earlier than year "99" (meaning 1999).
              We have analyzed this as it impacts Penseco Financial Services Corporation. Most of our computer systems have been written after 1980 and use four digit years. Those systems which we suspect of having problems either have been or are in the process of being fixed. We anticipate extensive testing of all of our systems beginning in July of this year with completion of testing by the end of 1998. We do not anticipate any significant additional costs as the work will be accomplished by our normal computer systems and programming staff.
              This year, Christe A. Casciano was named Business Development Officer, Kristen A. McGoff, was named Branch Operations Officer & Assistant Cashier, Sharon Rosar was named Human Resources Officer, Robert J. Saslo was named Director of P.C. Systems and Linda Wolf was named Teller Training Officer.
              These people are to be congratulated on their achievements. It is basically our people who give our Company its strength and we are indeed fortunate to have such a capable and hard working staff.
              Now that our holding company is in place, we have been discussing with various entities our entry into the securities, mutual funds and insurance markets. Possibilities range from leasing space to dual employees, joint ventures or outright purchase of these entities. We will be reaching a decision in this area shortly and by the time the century changes, a consumer or a business person should be able to take care of all of his or her financial needs through Penseco Financial Services Corporation.
              In looking to the future, we see our Bank's strong capital position, good earnings, technological resources, our positioning in the marketplace with regard to niche national markets, as well as our traditional geographic market, all providing excellent foundation for continued success. In this endeavor, you can help us by recommending us to your family, friends and business acquaintances. This is your institution - let it serve you.



Sincerely yours,


/s/ Otto P. Robinson Jr.

Otto P. Robinson, Jr.
President




             (The remainder of this page left intentionally blank.)

This page of the 1997 Annual Report to Shareholders contains two pictures. The captions and a description of each picture follows:


(1) "Board of Directors": Pictured in the Board of Directors are seated left to right: Russell C. Hazelton, P. Frank Kozik, Secretary; Attorney Otto. P. Robinson, Jr., President; Richard E. Grimm, Executive Vice-President and Treasurer; and Edwin J. Butler. Standing left to right: Sandra C. Phillips, James G. Keisling, Robert W. Naismith, Ph.D., James B. Nicholas, D. William Hume, Senior Vice-President; and Emily S. Perry.

(2) "Events 1997": Each year, the Company fields a team for the annual Susan B. Komen Foundation "Race for the Cure", which is held to support the Foundation in its fight against breast cancer. Pictured here are some members of the Company team for this year's race.

















             (The remainder of this page left intentionally blank.)

This page of the 1997 Annual Report to Shareholders contains three pictures. The captions and a description of each picture follows:


"Events of 1997": As the year ended, there was a great deal of progress to be seen at our newly remolded Central City in downtown Scranton. These photos show a view of the new teller area in the Bank's lobby and the new drive-up facility, which includes an ATM, on the North Washington Avenue side of the building. The remodeling effort continues in other areas of our Central City Office.






















             (The remainder of this page left intentionally blank.)

This page of the 1997 Annual Report to Shareholders contains four pictures. The captions and a description of each picture follows:


"Events of 1997"

(1) The Company took a leadership position in bringing to the attention of the public, some of the details of the new Taxpayer Relief Act of 1997. We offered two evening seminars in the fourth quarter of the year, which were open to the public, to explain some of the changes pertaining to Individual Retirement Accounts, and arranged for speakers on the subject from Penn Security as well as from the legal and accounting professions. In this photo, Robert T. Kelly, Jr., Esq., CPA, a partner in the law firm of Myers, Brier & Kelly, LLP, made a point in his presentation during the Scranton IRA Seminar. Other speakers looking on were from left to right: Robert F. Duguay, Senior Vice-President and Trust Officer; Francis J. Merkel, CPA a partner in the local accounting firm of McGrail, Merkel, Quinn and Associates; and the Company's President, Attorney Otto P. Robinson, Jr.

(2) This photo shows a part of the audience during the Scranton IRA seminar which was held at the Radisson at Lackawanna Station Hotel in downtown Scranton.

(3) The Pocono IRA Seminar was held at Pocono Manor Resort and Golf Club, and was an evening seminar that was open to the public. The speakers at this seminar in this photo were, from left to right: Robert F. Duguay, Senior Vice-President and Trust Officer; Kirby G. Upright, Esq., a partner in the Stroudsburg law firm of Hanna, Young, Upright & Catina, LLP; Gary J. Hazen, CPA, a partner in the Stroudsburg accounting firm of John J. Riley, Inc; D. William Hume, Senior Vice-President; and the Company's President, Attorney Otto P. Robinson, Jr.

(4) This photo shows a part of the audience during the Pocono IRA Seminar which was held at Pocono Manor Resort and Golf Club near Mount Pocono.










             (The remainder of this page left intentionally blank.)

This page of the 1997 Annual Report to Shareholders contains three pictures. The captions and a description of each picture follows:


"Events of 1997"

(1) As a service to financial and estate planning professionals, the Company played host to the noted estate planning and tax attorney, Roy M. Adams, a partner in the law firm of Kirkland & Ellis in New York City, who spoke on the topic "Cutting Edge Tax Techniques" at the Country Club of Scranton. Invited guests included judges, attorneys, accountants, and estate planning professionals.

(2) A group of professionals listen attentively to Attorney Adams as he speaks to the over one hundred professionals who were at the meeting.

(3)  Pictured  here  are,  from  left  to  right,   Robert  F.  Duguay,   Senior
     Vice-President and Trust Officer, Attorney Adams, and the Company's President, Attorney Otto P. Robinson, Jr.

















             (The remainder of this page left intentionally blank.)

This page of the 1997 Annual Report to Shareholders contains three pictures. The captions and a description of each picture follows:


"Events of 1997"

(1) Molly Walsh from our Charge Card Department organized a fund raising effort among employees to help children from John Adams School in Scranton have an extra special Merry Christmas. Each child received a pair of gloves, a gift, and a lollipop. Charge Card Department employees, pictured here with some of the children from the John Adams School, are from left to right in the second row, Eileen Yanchak, Jennifer Wohlgemuth and Molly Walsh.

(2) Jennifer Wohlgemuth from our Charge Card Department is shown standing among some of the children from the John Adams School during the Company sponsored Christmas Party.

(3)  Who likes donuts? This young lady from the John Adams School, that's who!














             (The remainder of this page left intentionally blank.)

This page of the 1997 Annual Report to Shareholders contains five pictures. The captions and a description of each picture follows, starting at the top, from left to right:


"Promotions & Appointments"

(1)   Christe A. Casciano:  Business Development Officer

(2)   Kristen A. McGoff:  Branch Operations Officer & Assistant Cashier

(3)   Sharon Rosar:  Human Resources Officer

(4)   Robert J. Saslo:  Director of P.C. Systems

(5)   Linda A. Wolf:  Teller Training Officer














             (The remainder of this page left intentionally blank.)

                             SELECTED FINANCIAL DATA

(in thousands, except per share data)
RESULTS OF OPERATIONS:
                                    1997         1996         1995
------------------------------------------------------------------------
Interest Income                  $  30,099    $  27,893    $  27,474
Interest Expense                    12,385       11,201       11,218
------------------------------------------------------------------------
Net Interest Income                 17,714       16,692       16,256

Provision for Loan Losses              316          334          321
------------------------------------------------------------------------
Net Interest Income after
     Provision for Loan Losses      17,398       16,358       15,935
Other Income                         6,285        5,952        6,202
Other Expense                       16,884       15,733       15,672
Income Tax                           2,074        1,975        2,009

------------------------------------------------------------------------
Net Income                       $   4,725    $   4,602    $   4,456
------------------------------------------------------------------------

BALANCE SHEET DATA:

Assets                           $ 427,577    $ 398,035    $ 378,968
Investment Securities            $ 125,048    $ 125,263    $ 146,246
Net Loans                        $ 269,446    $ 237,915    $ 207,708
Deposits                         $ 374,488    $ 352,026    $ 336,386
Stockholders' Equity             $  42,924    $  40,585    $  39,239

PER SHARE DATA: *

Earnings per Share               $    2.20    $    2.14    $    2.07
Dividends per Share              $    1.05    $    1.00    $   0.937
Book Value per Share             $   19.98    $   18.89    $   18.27
Common Shares Outstanding        2,148,000    2,148,000    2,148,000

FINANCIAL RATIOS:

Net Interest Margin                  4.51%        4.51%        4.57%
Return on Average Assets             1.14%        1.17%        1.19%
Return on Average Equity            11.22%       11.54%       11.86%
Average Equity to Average Assets    10.16%       10.14%       10.01%
Dividend Payout Ratio               47.73%       46.67%       45.18%





                                       1994          1993
------------------------------------------------------------
Interest Income                     $  23,907     $  23,479
Interest Expense                        8,832         8,290
------------------------------------------------------------
Net Interest Income                    15,075        15,189

Provision for Loan Losses                 337           118
------------------------------------------------------------
Net Interest Income after
     Provision for Loan Losses         14,738        15,071
Other Income                            6,249         5,908
Other Expense                          15,935        15,135
Income Tax                              1,414         1,883

------------------------------------------------------------
Net Income                          $   3,638     $   3,961
------------------------------------------------------------

BALANCE SHEET DATA:

Assets                              $ 363,317     $ 345,981
Investment Securities               $ 160,585     $ 138,948
Net Loans                           $ 178,605     $ 183,385
Deposits                            $ 326,482     $ 310,509
Stockholders' Equity                $  32,927     $  33,244

PER SHARE DATA: *

Earnings per Share                  $    1.69     $    1.84
Dividends per Share                 $   0.812     $   0.812
Book Value per Share                $   15.33     $   15.48
Common Shares Outstanding           2,148,000     2,148,000

FINANCIAL RATIOS:

Net Interest Margin                     4.51%         4.58%
Return on Average Assets                1.02%         1.13%
Return on Average Equity               10.76%        12.31%
Average Equity to Average Assets        9.47%         9.14%
Dividend Payout Ratio                  48.01%        44.04%


* Per share data is based on 2,148,000 shares outstanding, giving effect to the common stock reorganization on December 31, 1997.

                             Business of the Company


A detailed listing of the services offered by the Company is as follows:

DEPOSIT ACCOUNTS                                 OTHER SERVICES

All Purpose Clubs                       ATM Services
Certificates of Deposit                 Bank Money Orders
Christmas Clubs                         Cashier's Checks
Demand Accounts                         College Campus Card Interface
Individual Retirement Accounts          Credit Card Merchant Draft Capture
Money Market Accounts                   Data Processing Services
NOW Accounts                            Direct Deposit of Recurring Payments
Savings Accounts                        EDI-ACH Service
Time Open Accounts                      Food Stamps
Vacation Clubs                          Foreign Remittance
                                        Home Banking and Videotex Services
LENDING                                 Lockbox Services
                                        Night Depository
Appliance Loans                         Repurchase Agreements
Automobile Loans                        Safe Deposit Boxes
Business Loans                          Travelers Checks
Collateral Loans                        Trust Department Services
Construction Loans                            (a) Executor
Credit Lines                                  (b) Administrator
Educational Loans                             (c) Trustee
Home Equity Loans                             (d) Guardian
Home Repair and Remodeling Loans              (e) Agent
Installment Loans                             (f) Custodian and Trustee for
Mastercard and VISA (Cosmic Card)                   Pension Plans
Mortgage Loans (Residential                   (g) Trustee for Public Bond Issues
     and Commercial)                          (h) Securities Depository Service
Personal Loans                          U.S. Savings Bonds



                       Management Discussion and Analysis
INTRODUCTION

Penseco Financial Services Corporation (Company), a bank holding company formed in 1997, is the parent company of Penn Security Bank and Trust Company (Bank). The Company is subject to supervision by the Federal Reserve Board. The Bank, as a state chartered financial institution, is subject to supervision by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

The Company through its principal office located at 150 North Washington Avenue, Scranton, Pennsylvania, containing trust, marketing, audit, credit card, human resources, executive, data processing and central bookkeeping offices and seven additional offices located in the South Scranton, East Scranton and Green Ridge sections of Scranton, the Borough of Moscow, the Town of Gouldsboro, its Abington Office located in South Abington Township, servicing the Clarks Summit-Abington area and its Mount Pocono Office located in the Borough of Mount Pocono, servicing the Pocono Mountain area, provides a full range of banking and trust services to the Lackawanna, Wayne, Monroe, Pike and Wyoming County areas. All offices are owned by the Bank or through a wholly owned subsidiary of the Bank, Penseco Realty, Inc., with the exception of the Mount Pocono Office which is owned by the Bank but is located on land occupied under a long-term lease. The Bank is the largest independent bank and trust company headquartered in Lackawanna County, holding approximately 10% of the banking assets, and processes its data, as well as some of its customers' data, through its own processing facility.

              Through its banking subsidiary, the Company generates interest income from its outstanding loans receivable and investment portfolio. Other income is generated primarily from merchant transaction fees, trust fees and service charges on deposit accounts. The Company's primary costs are interest paid on deposits and general operating expenses.

                       Management Discussion and Analysis

The following discussion is intended to provide information to facilitate the understanding and assessment of significant changes and trends related to the financial condition of the Company and the results of its operations. This discussion and analysis should be read in conjunction with the Company's audited consolidated financial statements and notes thereto. All information is presented in thousands of dollars, except as indicated.


SUMMARY

Net earnings for 1997 totalled $4.7 million, an increase of 2.7% from the $4.6 million earned in 1996, which in turn was an increase of 3.3% from the $4.5 million earned in 1995. Net earnings per share were $2.20 in 1997, compared with $2.14 in 1996 and $2.07 in 1995. Net earnings for 1997 were improved over 1996 results primarily due to an increase in net interest income from greater yields on earning assets and higher levels of average earnings assets. Net earnings for 1996 were improved over 1995 results primarily due to a higher average earning asset base and a lower cost of funds.


NET INCOME (in millions)               YEAR
---------------------------------------------
          $  4.725                     1997
             4.602                     1996
             4.456                     1995
             3.638                     1994
             3.961                     1993



The Company's return on average assets was 1.14% in 1997 compared to 1.17% in 1996 and 1.19% in 1995. Return on equity was 11.22%, 11.54% and 11.86% in 1997,
1996 and 1995, respectively.


RETURN ON AVERAGE ASSETS        YEAR
---------------------------------------
                1.14%           1997
                1.17%           1996
                1.19%           1995
                1.02%           1994
                1.13%           1993



RETURN ON AVERAGE EQUITY      YEAR
---------------------------------------
            11.22%              1997
            11.54%              1996
            11.86%              1995
            10.76%              1994
            12.31%              1993







             (The remainder of this page left intentionally blank.)

                       Management Discussion and Analysis

RESULTS OF OPERATIONS


NET INTEREST INCOME

The principal component of the Company's earnings is net interest income, which is the difference between interest and fees earned on interest-earning assets and interest paid on deposits and other borrowings.

Net interest income was $17.7 million in 1997, compared with $16.7 million in 1996, an increase of 6.0%. The improvement in net interest income in 1997 resulted from an increase in the loan portfolio of the Company.

Net interest income was $16.7 million in 1996, compared with $16.3 million in 1995, an increase of 2.7%. The increase in net interest income in 1996 resulted from an increase in higher average earning assets.

Net interest income, when expressed as a percentage of average interest-earning assets, is referred to as net interest margin. The Company's net interest margin for the year ended December 31, 1997 was 4.51% compared with 4.51% for the year ended December 31, 1996, and 4.57% for the year ended December 31, 1995.

NET INTEREST INCOME (in millions)        YEAR
------------------------------------------------
       $ 17,714                          1997
         16,692                          1996
         16,256                          1995
         15,075                          1994
         15,189                          1993


Interest income in 1997 totalled $30.1 million, compared to $27.9 million in 1996 an increase of $2.2 million or 7.9%. This increase resulted primarily from increased loan volume. The yield on average interest-earning assets was 7.66% in 1997, compared to 7.54% in 1996. Average interest-earning assets increased in 1997 to $392.8 million from $370.0 million in 1996. Average loans, which are the Company's highest yielding earning assets, increased $29.1 million in 1997, while investment securities and other earning assets decreased on average by $6.3 million. Average loans represented 66.3% of 1997 average interest-earning assets, compared to 62.5% in 1996.

Interest expense also increased in 1997 to $12.4 million from $11.2 million in 1996, an increase of $1.2 million or 10.6%. This increase resulted from higher time deposit volume and rate increases. The average rate paid on interest-bearing liabilities during 1997 was 3.86% compared to 3.72% in 1996.

Interest income in 1996 totalled $27.9 million, compared to $27.5 million in 1995. This improvement resulted from a higher level of average interest-earning assets. The increase resulted primarily from an improvement in the average loans outstanding of $39.6 million, off-set by a decrease in the average securities portfolio of $20.3 million. The yield on average interest-earning assets was $7.54% in 1996, compared to 7.72% in 1995. Average interest-earning assets increased in 1996 to $370.0 million from $356.0 million in 1995. Average loans represented 62.5% of 1996 average interest-earning assets, compared to 53.8% in 1995.

Interest expense decreased in 1996 to $11.201 million from $11.218 million in 1995. The average rate paid on interest-bearing liabilities during 1996 was 3.72%, compared to 3.88% in 1995.

The most significant impact on net interest income between periods is derived from the interaction of changes in the volume of and rates earned or paid on interest-earning assets and interest-bearing liabilities. The volume of earning dollars in loans and investments, compared to the volume of interest-bearing liabilities represented by deposits and borrowings, combined with the spread, produces the changes in net interest income between periods.

                       Management Discussion and Analysis

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY/INTEREST RATES AND INTEREST DIFFERENTIAL

The table below presents average balances, interest income on a fully taxable equivalent basis and interest expense, as well as average rates earned and paid on the Company's major asset and liability items for the years 1997, 1996 and 1995.

-----------------------------------------------------------------------------------------------------------------------------------
                                             1997                             1996                                1995
ASSETS                           Average    Revenue/    Yield/    Average     Revenue/     Yield/   Average     Revenue/    Yield/
                                 Balance    Expense      Rate     Balance     Expense      Rate     Balance     Expense     Rate
-----------------------------------------------------------------------------------------------------------------------------------
Investment Securities
     U.S. Treasury securities    $113,559   $  7,092      6.25%   $125,114    $  7,880      6.30%   $121,029    $  7,894     6.52%
     Other                             20          1      5.00%         20           1      5.00%         20           -         -
     U.S. Agency obligations       11,342        712      6.28%      8,401         548      6.52%     32,744       2,061     6.29%
Loans, net of unearned income:
     Real estate mortgages        181,812     13,967      7.68%    161,699      12,531      7.75%    137,788      11,447     8.31%
     Commercial                    22,199      1,915      8.63%     19,252       1,743      9.05%     14,836       1,491    10.05%
     Consumer and other            56,364      6,002     10.65%     50,320       4,886      9.71%     39,001       4,051    10.39%
Federal funds sold                  7,535        410      5.44%      5,191         304      5.86%     10,579         530     5.01%
-----------------------------------------------------------------------------------------------------------------------------------
Total Earning Assets/
     Total Interest Income        392,831   $ 30,099      7.66%    369,997    $ 27,893      7.54%    355,997    $ 27,474     7.72%
-----------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks             9,629                            7,985                             7,644
Bank premises and equipment         7,950                            6,275                             6,420
Accrued interest receivable         3,573                            3,603                             3,560
Other assets                        2,988                            7,728                             3,824
Less:  Allowance for loan losses    2,439                            2,230                             2,088
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                     $414,532                         $393,358                          $375,357
-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND
STOCKHOLDERS' EQUITY
Deposits:
     Demand-Interest bearing     $ 23,057   $    349      1.51%   $ 22,312    $    366      1.64%   $ 21,676    $    424     1.96%
     Savings                       72,815      1,447      1.99%     76,898       1,724      2.24%     77,131       1,952     2.53%
     Money markets                 68,437      2,039      2.98%     73,626       2,347      3.19%     77,577       2,786     3.59%
     Time - Over $100              30,697      1,616      5.26%     19,695         975      4.95%     13,825         687     4.97%
     Time - Other                 121,201      6,729      5.55%    107,019       5,736      5.36%     98,035       5,339     5.45%
Federal funds purchased               278         14      5.04%        559          23      4.11%         16           1     5.65%
Repurchase agreements               3,971        161      4.05%        100           4      4.00%
                                                                                                           -           -         -
Short-term borrowings                 558         30      5.38%        497          26      5.23%        546          29     5.31%
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing
Liabilities/
     Total Interest Expense       321,014   $ 12,385      3.86%    300,706    $ 11,201      3.72%    288,806    $ 11,218     3.88%
-----------------------------------------------------------------------------------------------------------------------------------
Demand - Non-interest bearing      48,241                           46,885                            44,358
 All other liabilities              3,154                            5,882                             4,604
Stockholders' equity               42,123                           39,885                            37,589
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
     Stockholders' Equity        $414,532                         $393,358                          $375,357
-----------------------------------------------------------------------------------------------------------------------------------
Interest Spread                                           3.80%                             3.82%                            3.84%
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                         $ 17,714                          $ 16,692                          $ 16,256
-----------------------------------------------------------------------------------------------------------------------------------

FINANCIAL RATIOS
     Net interest margin                                  4.51%                             4.51%                            4.57%
     Return on average assets                             1.14%                             1.17%                            1.19%
     Return on average equity                            11.22%                            11.54%                           11.86%
     Average equity to average                           10.16%                            10.14%                           10.01%
     assets
     Dividend payout ratio                               47.73%                            46.67%                           45.18%

-----------------------------------------------------------------------------------------------------------------------------------

                       Management Discussion and Analysis

DOLLAR AMOUNT OF CHANGE IN
INTEREST INCOME AND INTEREST EXPENSE
                                            Dollar                           Change
                                            Amount     Change in  Change in  in Rate-
             1997 compared to 1996          of Change  Volume      Rate      Volume
             ------------------------------------------------------------------------
             Investment Securities:
ASSETS           U.S. Treasury securities   $  (788)  $  (728)  $    (75)    $    15
                 Other                            -         -          -           -
                 U.S. Agency obligations        164       192        (20)         (8)
             Loans, net of unearned income:
                 Real estate mortgages        1,436     1,559       (113)        (10)
                 Commercial                     172       267        (81)        (14)
                 Consumer and other           1,116       587        473          56
             Federal funds sold                 106       137        (22)         (9)
             ------------------------------------------------------------------------
             Total Interest Income          $ 2,206  $  2,014   $    162     $    30
             ------------------------------------------------------------------------
INTEREST     Deposits:
BEARING          Demand-Interest bearing    $   (17)  $    12   $    (29)    $     -
LIABILITIES      Savings                       (277)      (91)      (192)          6
                 Money markets                 (308)     (166)      (155)         13
                 Time - Over $100               641       545         63          33
                 Time - Other                   993       760        203          30
             Federal funds purchased             (9)      (12)         5          (2)
             Repurchase agreements              157       160          -          (3)
             Short-term borrowings                4         4          -           -
             ------------------------------------------------------------------------
             Total Interest Expense         $ 1,184  $  1,212   $   (105)    $    77
             ------------------------------------------------------------------------
             Net Interest Income            $ 1,022  $    802   $    267     $   (47)
             ------------------------------------------------------------------------



                                            Dollar                           Change
                                            Amount     Change in  Change in  in Rate-
             1996 compared to 1995          of Change  Volume     Rate       Volume
             -------------------------------------------------------------------------
EARNING      Investment Securities:
ASSETS           U.S. Treasury securities   $   (13)  $   (94)  $     85     $    (4)
                 Other                            -         -          -           -
                 U.S. Agency obligations      1,513)   (1,519)        26         (20)
             Loans, net of unearned income:
                 Real estate mortgages        1,084     2,622     (1,254)       (284)
                 Commercial                     252       516       (196)        (68)
                 Consumer and other             835     1,499       (484)       (180)
             Federal funds sold                (226)     (234)        16          (8)
             -------------------------------------------------------------------------
             Total Interest Income          $   419   $ 2,790   $ (1,807)    $  (564)
             -------------------------------------------------------------------------
INTEREST     Deposits:
BEARING          Demand-Interest bearing    $   (58)  $    20   $    (76)    $    (2)
LIABILITIES      Savings                       (228)      (32)      (201)          5
                 Money markets                 (439)     (156)      (302)         19
                 Time - Over $100               288       439        (93)        (58)
                 Time - Other                   397       727       (296)        (34)
             Federal funds purchased             22        26          -          (4)
             Repurchase agreements                4         -          -           4
             Short-term borrowings               (3)       (2)        (1)          -
             -------------------------------------------------------------------------
             Total Interest Expense         $   (17)  $ 1,022   $   (969)    $   (70)
             -------------------------------------------------------------------------
             Net Interest Income            $   436  $  1,768   $   (838)    $  (494)
             -------------------------------------------------------------------------


                       Management Discussion and Analysis

PROVISION FOR LOAN LOSSES

The provision for loan losses represents management's determination of the amount necessary to bring the allowance for loan losses to a level that management considers adequate to reflect the risk of future losses inherent in the Company's loan portfolio. The process of determining the adequacy of the allowance is necessarily judgmental and subject to changes in external conditions. Accordingly, there can be no assurance that existing levels of the allowance will ultimately prove adequate to cover actual loan losses.

OTHER INCOME

The following table sets forth information by category of other income for the Company for the past three years:

Years Ended December 31,                1997            1996            1995
-------------------------------------------------------------------------------
Trust department income               $    858        $    730        $    722
Service charges on deposit accounts        648             664             682
Merchant transaction income              4,083           4,043           4,070
Other fee income                           204             209             219
Other operating income                     492             306             357
Realized gains on securities, net            -               -             152
-------------------------------------------------------------------------------
     Total Other Income               $  6,285        $  5,952        $  6,202
-------------------------------------------------------------------------------


Total other income increased $333 during 1997. Most of the increase came from new trust business which was up $128 from 1996, a 17.5% increase. Also, there was a slight improvement in our merchant transaction income of $40 due to an increase in our customer base and increased business with our existing customers.

Total other income decreased $250 in 1996 from 1995, a 4% decrease, largely due to smaller margins in our merchant draft capture business in 1996 and due to OREO income and gains on securities transactions realized in 1995.

OTHER EXPENSES

The following table sets forth information by category of other expenses for the Company for the past three years:

Years Ended December 31,                1997            1996            1995
-------------------------------------------------------------------------------
Salaries and employee benefits        $  7,578        $  6,860        $  6,577
Occupancy expenses, net                  1,278           1,221           1,146
Furniture and equipment expenses           850             806             752
FDIC assessments                            44               2             378
Merchant transaction expenses            3,365           3,412           3,439
Other operating expenses                 3,769           3,432           3,380
-------------------------------------------------------------------------------
     Total Other Expenses             $ 16,884        $ 15,733        $ 15,672
-------------------------------------------------------------------------------


Salaries and employee benefits increased by $718 or 10.4% in 1997 from 1996 and $283 or 4.3% in 1996 from 1995. The Company employed 202 people on a full-time equivalent basis at December 31, 1997, compared with 197 at December 31, 1996 and 195 at December 31, 1995. The salary and benefits expense increase was due to significantly higher health care coverage provided by the Company to its employees, merit increases, and staff additions.

Occupancy expenses, furniture and equipment, and merchant transaction expenses were not significantly different during the years 1997, 1996 and 1995. Other operating expenses increased primarily due to costs associated with foreclosed properties. However, the Company has benefited from a lower FDIC assessment in 1997 and 1996 than in 1995.

INCOME TAXES

Federal income tax expense amounted to $2,074 in 1997 compared to $1,975 recorded in 1996. The $99 increase in the Company's tax provision was due to the $222 increase in pre-tax income. The Company's effective income tax rate for 1997 was 30.5% compared to 30.0% for 1996. In 1996, income tax expense decreased $34 from $2,009 in 1995 due to an increase in non-taxable interest income. The effective income tax rate for 1996 was 30.0% compared to 31.0% for 1995.

FINANCIAL CONDITION

Total assets increased $29.6 million of 7.4% during 1997 and amounted to $427.6 million at December 31, 1997 compared to $398.0 million at December 31, 1996. Also, for the year ended December 31, 1996 total assets increased $19.0 million to $398.0 million or a 5.0% increase over $379.0 million at December 31, 1995.

ASSETS (in millions)             YEAR
---------------------------------------
       $ 427,577                 1997
         398,035                 1996
         378,968                 1995
         363,317                 1994
         345,981                 1993


INVESTMENT PORTFOLIO

The Company maintains a portfolio of investment securities to provide income and serve as a source of liquidity for its ongoing operations.

The following table presents the book value by security type for the Company's investment portfolio.


December 31,                            1997            1996            1995
-------------------------------------------------------------------------------
U.S. Treasury securities             $ 114,922       $ 112,904       $ 137,271
Other securities                            20              20              20
U.S. Agency obligations                 10,106          12,339           8,955
-------------------------------------------------------------------------------
     Total Investment Securities     $ 125,048       $ 125,263       $ 146,246
-------------------------------------------------------------------------------








             (The remainder of this page left intentionally blank.)

                       Management Discussion and Analysis


Details regarding the Company's loan portfolio for the past five years are as follows:


LOAN PORTFOLIO

As of December 31,                   1997        1996        1995
----------------------------------------------------------------------
Real estate - construction
     and land development          $   3,731   $   3,770   $   4,042
Real estate mortgages                190,658     167,291     146,600
Commercial                            26,841      19,966      16,246
Credit card and related plans          2,293       2,298       2,404
Installment                           39,613      37,463      30,804
Obligations of states
     and political subdivisions        8,910       9,427       9,712
----------------------------------------------------------------------
Loans, net of unearned income        272,046     240,215     209,808
Less:  Allowance for loan losses       2,600       2,300       2,100
----------------------------------------------------------------------
Loans, net                         $ 269,446   $ 237,915   $ 207,708
----------------------------------------------------------------------


As of December 31,                    1994        1993
---------------------------------------------------------
Real estate - construction
     and land development           $   4,174   $   3,219
Real estate mortgages                 128,467     133,470
Commercial                             12,643      15,344
Credit card and related plans           2,520       2,840
Installment                            24,769      21,465
Obligations of states
     and political subdivisions         8,132       9,147
---------------------------------------------------------
Loans, net of unearned income         180,705     185,485
Less:  Allowance for loan losses        2,100       2,100
---------------------------------------------------------
Loans, net                          $ 178,605   $ 183,385
---------------------------------------------------------


LOANS

Total net loans increased $31.5 million to $269.4 million at December 31, 1997 from $237.9 million at December 31, 1996, an increase of 13.2%.

Total net loans increased $30.2 million to $237.9 million at December 31, 1996 from $207.7 million at December 31, 1995, an increase of 14.5%.

The increase in both years is due to continued growth in the Company's real estate, commercial and installment loan portfolios.

NET LOANS (in millions)                YEAR
---------------------------------------------
       $ 269,446                       1997
         237,915                       1996
         207,708                       1995
         178,605                       1994
         183,385                       1993

LOAN QUALITY

The lending activities of the Company are guided by the basic lending policy established by the Board of Directors. Loans must meet criteria which include consideration of the character, capacity and capital of the borrower, collateral provided for the loan, and prevailing economic conditions.

Regardless of credit standards, there is risk of loss inherent in every loan portfolio. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of the loans. The evaluations take into consideration such factors as change in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, industry experience, collateral value and current economic conditions that may affect the borrower's ability to pay. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgement of information available to them at the time of their examination.

The allowance for loan losses is increased by periodic charges against earnings as a provision for loan losses, and decreased periodically by charged-off of loans (or parts of loans) management has determined to be uncollectible, net of actual recoveries on loans previously charges-off.

                       Management Discussion and Analysis

NON-PERFORMING ASSETS

Non-performing assets consist of non-accrual loans, loans past due 90 days or more and still accruing interest and other real estate owned. The following table sets forth information regarding non-performing assets as of the dates indicated:

December 31,                                   1997      1996       1995
--------------------------------------------------------------------------
Non-accrual loans                             $ 1,031   $   866   $   940
Loans past due 90 days or more and accruing:
     Guaranteed student loans                     343       342       166
     Credit card and home equity loans             98        93       133
--------------------------------------------------------------------------
Total non-performing loans                      1,472     1,301     1,239
Other real estate owned                           339       610       306
--------------------------------------------------------------------------
Total non-performing assets                   $ 1,811   $ 1,911   $ 1,545
--------------------------------------------------------------------------

December 31,                                      1994      1993
-----------------------------------------------------------------
Non-accrual loans                               $ 1,435   $ 1,924
Loans past due 90 days or more and accruing:
     Guaranteed student loans                       187       118
     Credit card and home equity loans              101       140
-----------------------------------------------------------------
Total non-performing loans                        1,723     2,182
Other real estate owned                             496       618
-----------------------------------------------------------------
Total non-performing assets                     $ 2,219   $ 2,800
-----------------------------------------------------------------

Loans are generally placed on a non-accrual status when principal or interest is past due 90 days or when payment in full is not anticipated. When a loan is placed on nonaccrual status, all previously accrued but not collected is charged against current income. Loans are returned to accrual status when past due interest is collected and the collection of principal is probable.

Loans on which the accrual of interest has been discontinued or reduced amounted to $1,031, $866 and $940 at December 31, 1997, 1996 and 1995, respectively. If interest on those loans had been accrued, such income would have been $89, $66 and $69 for 1997, 1996 and 1995, respectively. Interest income on those loans, which is recorded only when received, amounted to $35, $45 and $56 for 1997, 1996 and 1995, respectively. There are no commitments to lend additional funds to individuals whose loans are non-accrual status.

The management process for evaluating the adequacy of the allowance for loan losses includes reviewing each month's loan committee reports which list all loans that do not meet certain internally developed criteria as to collateral adequacy, payment performance, economic conditions and overall credit risk. These reports also address the current status and actions in process on each listed loan. From this information, adjustments are made to the allowance for loan losses. Such adjustments include both specific loss allocation amounts and general provisions by loan category based on present and past collection experience, nature and volume of the loan portfolio, overall quality, and current economic conditions that may affect the borrower's ability to pay. As of December 31, 1997 there are no significant loans as to which management has serious doubt about their ability to continue to perform in accordance with their contractual terms.

At December 31, 1997, 1996 and 1995, the Company did not have any loans specifically classified as impaired.

Most of the Company's lending activity is with customers located in the Company's geographic market area repayment thereof is affected by economic conditions in this market area.

LOAN LOSS EXPERIENCE

The following tables present the Company's loan loss experience during the periods indicated:


Years Ended December 31,             1997     1996      1995     1994      1993
--------------------------------------------------------------------------------

Balance at beginning  of year       $ 2,300  $ 2,100  $ 2,100  $ 2,100   $ 2,100
Charge-offs:
     Real estate mortgages               38       87      300      341        79
     Commercial (time and demand)
       and all others                     -        -       11        -        14
     Credit card and related plans       52       64       67       55        77
     Installment loans                   32       32        3       12        20
--------------------------------------------------------------------------------
Total charge-offs                       122      183      381      408       190
--------------------------------------------------------------------------------
Recoveries:
     Real estate mortgages               79       22        2        3         -
     Commercial (time and demand)
       and all others                     1        2        1       25         6
     Credit card and related plans       17       16       11       18        19
     Installment loans                    9        9       46       25        47
--------------------------------------------------------------------------------
Total recoveries                        106       49       60       71        72
--------------------------------------------------------------------------------

Net charge-offs                          16      134      321      337       118
--------------------------------------------------------------------------------
Provision charged to operations         316      334      321      337       118
--------------------------------------------------------------------------------
Balance at End of Year              $ 2,600  $ 2,300  $ 2,100  $ 2,100   $ 2,100
--------------------------------------------------------------------------------
Ratio of net charge-offs
to average loans outstanding         0.001%    0.06%    0.17%    0.19%     0.06%
--------------------------------------------------------------------------------



















             (The remainder of this page left intentionally blank.)

                       Management Discussion and Analysis



The allowance for loan losses is allocated as follows:

                              As of December 31,
                              --------------------------------------------------
                                      1997             1996             1995
                              --------------------------------------------------
                                Amount      %*   Amount      %*   Amount      %*

Real estate mortgages           $ 1,350    71%   $ 1,125    71%   $ 1,100    72%
Commercial (time and demand)
     and all others                 850    19%       875    22%       750    23%
Credit card and related plans       150     1%       150     1%       150     1%
Personal installment loans          250     9%       150     6%       100     4%
                              --------------------------------------------------
Total                           $ 2,600   100%   $ 2,300   100%   $ 2,100   100%
                              --------------------------------------------------

                             ------------------------------------
                                      1994             1993
                             -------------------------------------
                                Amount      %*   Amount       %*

Real estate mortgages           $ 1,100    74%   $ 1,200    74%
Commercial (time and demand)
     and all others                 700    22%       600    21%
Credit card and related plans       200     2%       200     2%
Personal installment loans          100     2%       100     3%
                             -------------------------------------
Total                           $ 2,100   100%   $ 2,100   100%
                             -------------------------------------


* Percent of loans in each category to total loans




DEPOSITS

The primary source of funds to support the Company's growth is its deposit base. Company deposits increased $22.5 million to $374.5 million at December 31, 1997 from $352.0 million at December 31, 1996, an increase of 6.4%. Company deposits increased $15.6 million to $352.0 million at December 31, 1996 from $336.4 million at December 31, 1995, an increase of 4.6%. This growth occurred despite the trend of customers finding alternate repositories for their funds, principally the equity market via mutual funds. Management is responding to the competition for these funds by offering competitively priced or alternative banking products.

DEPOSITS (in millions)            YEAR
----------------------------------------
$ 374,488                         1997
  352,026                         1996
  336,386                         1995
  326,482                         1994
  310,509                         1993


The maturities of time deposits of $100,000 or more are as follows:

Three months or less                  $   8,128
Over three months through six months     14,261
Over six months through twelve months     5,728
Over twelve months                       10,035
                                      ----------
Total                                 $  38,152




ASSET/LIABILITY MANAGEMENT

The Company's policy is to match its level of rate-sensitive assets and rate-sensitive liabilities within a limited range, thereby reducing its exposure to interest rate fluctuations. While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate-sensitivity is to measure, over a variety of time periods, the differences in the amounts of the Company's rate-sensitive assets and rate-sensitive liabilities. These differences, or "gaps", provide an indication of the extent to which net interest income may be affected by future changes in interest rates. A positive gap exists when rate-sensitive assets exceed rate-sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given period. This mismatch may enhance earnings in a rising interest rate environment and may inhibit earnings when interest rates decline. Conversely, when rate-sensitive liabilities exceed rate-sensitive assets, referred to as a negative gap, it indicates that a greater volume of liabilities than assets may reprice during the period. In this case, a rising interest rate environment may inhibit earnings and declining interest rates may enhance earnings. However, because interest rates for different asset and liability products offered by financial institutions respond differently, the gap is only a general indicator of interest rate sensitivity.

                       Management Discussion and Analysis

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company currently does not enter into derivative financial instruments, which include futures, forwards, interest rate swaps, option contracts and other financial instruments with similar characteristics. However, the Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, financial guarantees and letters of credit. These instruments involve to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party up to a stipulated amount and with specified terms and conditions.

Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by the company until the instruments is exercised.

The Company's exposure to market risk is reviewed on a regular basis by the Asset/Liability Committee. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent and that the goal is to identify and minimize the risks. Tools used by management include the standard GAP report and a recently instituted interest rate shock simulation report. The Company has no market risk sensitive instruments held for trading purposes. It appears the Company's market risk is reasonable at this time.

The following table provides information about the Company's market rate sensitive instruments used for purposes other than trading that are sensitive to changes in interest rates. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities as well as the Company's historical experience of the impact of interest rate fluctuations on the prepayment of residential and home equity loans and mortgage-backed securities. For core deposits (e.g., DDA, interest checking, savings and money market deposits) that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based on the Company's historical experience, management's judgement, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors.











             (The remainder of this page left intentionally blank.)

                       Management Discussion and Analysis


MATURITIES AND SENSITIVITY OF MARKET RISK AS OF DECEMBER 31, 1997

                                                                                                       Non-Rate              Fair
                                      1998       1999       2000      2001        2002    Thereafter  Sensitive    Total    Value
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Investment Securities:
  Fixed interest rate securities
      U.S. Treasury securities       $ 56,057  $  44,600  $  14,265  $       -  $      -  $        -  $       -  $ 114,922  $114,922
            Yield                       5.95%      6.55%      6.63%          -         -           -          -      6.27%
  Variable interest rate securities
      U.S. Agency obligations           2,400      2,400      2,400      2,400       506           -          -     10,106    10,102
            Yield                       7.00%      7.00%      7.00%      7.00%     7.00%           -          -      7.00%
      Other                                 -          -          -          -         -          20          -         20        20
            Yield                           -          -          -          -         -       5.00%          -      5.00%
Loans, net of unearned income:
  Fixed interest rate loans
      Real estate mortgages             8,400      8,170      8,159      8,269     7,414      61,499          -    101,911   102,279
            Yield                       8.10%      7.97%      7.80%      7.86%     7.82%       7.83%          -      7.87%
      Consumer and other                4,483      4,593      4,759      3,387     5,011         960          -     23,193    23,029
            Yield                       8.59%      8.54%      8.46%      8.47%     8.51%       8.32%          -      8.51%
  Variable interest rate loans
      Real estate mortgages             7,091      7,697     10,417      9,595     8,761      48,917          -     92,478    92,478
            Yield                       8.58%      8.58%      8.78%      8.68%     8.48%       8.37%          -      8.50%
      Commercial                       26,841          -          -          -         -           -          -     26,841    26,841
            Yield                       8.82%          -          -          -         -           -          -      8.82%
      Consumer and other               11,585      3,528      1,480      1,456       978       8,596          -     27,623    27,623
            Yield                       8.76%      8.16%      8.81%      8.92%     9.12%       9.14%          -      8.33%
Less:  Allowance for loan losses          558        229        237        217       212       1,147          -      2,600
Federal funds sold                      7,650          -          -          -         -           -          -      7,650     7,650
            Yield                       5.44%          -          -          -         -           -          -      5.44%
Cash and due from banks                     -          -          -          -         -           -     10,928     10,928    10,928
Other assets                                -          -          -          -         -           -     14,505     14,505
------------------------------------------------------------------------------------------------------------------------------------
Total Assets                         $123,949  $  70,759  $  41,243  $  24,890  $ 22,458  $  118,845  $  25,433  $ 427,577  $415,872
------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS'
EQUITY

Deposits:
  Variable interest rate deposits
      Demand - Interest bearing      $      -  $  23,826  $       -  $       -  $      -  $        -  $       -  $  23,826  $ 23,826
            Yield                           -      1.51%          -          -         -           -          -      1.51%
      Savings                               -     71,722          -          -         -           -          -     71,722    71,722
            Yield                           -      1.99%          -          -         -           -          -      1.99%
      Money markets                    63,055          -          -          -         -           -          -     63,055    63,055
            Yield                       2.98%          -          -          -         -           -          -      2.98%
      Time - Other                     13,095          -          -          -         -           -          -     13,095    13,095
            Yield                       5.77%          -          -          -         -           -          -      5.77%
  Fixed interest rate deposits
      Time - Over $100,000             28,117      7,329      1,579        927       200           -          -     38,152    38,207
            Yield                       5.82%      6.14%      6.21%      6.50%     5.99%           -          -      5.89%
      Time - Other                     92,796     20,769      2,453        927     1,554          12          -    118,511   118,717
            Yield                       5.56%      6.11%      6.26%      5.83%     5.93%       5.57%          -      5.68%
Demand - Non-interest bearing               -          -          -          -         -           -     46,127     46,127    46,127
Repurchase agreements                   5,922          -          -          -         -           -          -      5,922     5,922
            Yield                       5.00%          -          -          -         -           -      5.00%
Short-term borrowings                     893          -          -          -         -           -          -        893       893
            Yield                       5.25%          -          -          -         -           -          -      5.25%
Other liabilities                           -          -          -          -         -           -      3,350      3,350
Stockholders' equity                        -          -          -          -         -           -     42,924     42,924
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders'
Equity                               $203,878  $ 123,646  $   4,032  $   1,854  $  1,754  $       12  $  92,401  $ 427,577  $381,564
------------------------------------------------------------------------------------------------------------------------------------
Excess of (liabilities) assets
subject to interest rate change      $(79,929) $(52,887)  $ 37,211   $  23,036  $ 20,704  $  118,833  $(66,968)  $       -
------------------------------------------------------------------------------------------------------------------------------------


                       Management Discussion and Analysis


LIQUIDITY

The objective of liquidity management is to maintain a balance between sources and uses of funds in such a way that the cash requirements of customers for loans and deposit withdrawals are met in the most economical manner. Management monitors its liquidity position continuously in relation to trends of loans and deposits for short-term as well as long-term requirements. Liquid assets are monitored on a daily basis to assure maximum utilization. Management also manages its liquidity requirements by maintaining an adequate level of readily marketable assets and access to short-term funding sources.

The Company remains in a highly liquid condition both in the short and long term. Sources of liquidity include the Company's substantial U.S. Treasury bond portfolio, additional deposits, earnings, overnight loans to and from other companies (Federal Funds) and lines of credit at the Federal Reserve Bank. The designation of securities as "Held-To-Maturity" lessens the ability of banks to sell securities so classified, except in regard to certain changes in circumstances or other events that are isolated, non-recurring and unusual.

CAPITAL RESOURCES

A strong capital position is important to the continued profitability of the Company and promotes depositor and investor confidence. The Company's capital provides a basis for future growth and expansion and also provides additional protection against unexpected losses.

Additional sources of capital would come from retained earnings from the operations of the Company and from the sale of additional common stock. Management has no plans to offer additional common stock at this time.

The Company's total risk-based capital ratio was 23.55% at December 31, 1997. The Company's risk based capital ratio is more than double the 10.00% ratio that Federal regulators use as the "well capitalized" threshold. This is the current criteria which the FDIC uses in determining the lowest insurance rate for deposit insurance. The Company's risk-based capital ratio is nearly triple the 8.00% limit which determines whether a company is "adequately capitalized". Under these rules, the Company could significantly increase its assets and still comply with these capital requirements without the necessity of increasing its equity capital.

The Company has purchased land in the East Stroudsburg area and is completing site work to build a branch office at an approximate cost of $1,200,000. The Company is also constructing a new branch facility in the Green Ridge section of Scranton, replacing its existing facility, at a cost of approximately $1,500,000.

DIVIDEND POLICY

Payment of future dividends will be subject to the discretion of the Board of Directors and will depend upon the earnings of the Company, its financial condition, its capital requirements, its need for funds and other matters as the Board deems appropriate.

Dividends on the Company common stock, if approved by the Board of Directors, are customarily paid on or about March 15, June 15, September 15 and December 15.

At December 31, 1997, there were 1,019 shareholders of record of the common stock.

STOCKHOLDERS' EQUITY (in millions)            YEAR
----------------------------------------------------
       $   42,924                             1997
           40,585                             1996
           39,239                             1995
           32,927                             1994
           33,244                             1993


YEAR 2000 COMPLIANCE

The "Year 2000" issue is the result of computer programs having been written using a two-digit field as opposed to a four-digit field, to define the applicable year. Programs that are time sensitive may recognize a date using "00" as the year 1900 rather than the year 2000. Computer system failure or significant miscalculations could result from this problem, if not corrected.

The Company licenses a minor portion of its software, used in conducting its business, from third party software vendors, while most of the Company's software has been internally developed. The Company has developed a comprehensive list of all software and all hardware in use within the organization. Every vendor has been contacted regarding the Year 2000 issue, and the Company is closely tracking the progress each vendor is making in resolving the problems associated with the issue. Software is upgraded as the vendors resolve Year 2000 problems.

Internally developed software is undergoing modifications and many systems have already been modified. Testing procedures are being formulated for comprehensive testing of this software beginning in July, 1998, with completion of testing by the end of 1998. Additionally, the Company has begun the process of contacting its borrowers to determine the level of progress they have made in addressing the impact that the Year 2000 issue will have on their respective businesses.

The Company does not anticipate any significant additional costs, over and above normal operating costs, as the work will be largely accomplished by the Company's computer systems and programming staff.














             (The remainder of this page left intentionally blank.)

                           CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

               December 31,                                   1997         1996
               -----------------------------------------------------------------
ASSETS         Cash and due from banks                       $ 10,928   $ 12,677
               Federal funds sold                               7,650     10,150
               -----------------------------------------------------------------
                  Cash and Cash Equivalents                    18,578     22,827
               Investment securities:
                  Available-for-sale, at fair value           114,942    112,924
                  Held-to-maturity (fair value of $10,102
                      and $12,277, respectively)               10,106     12,339
               -----------------------------------------------------------------
                  Total Investment Securities                 125,048    125,263
               Loans, net of unearned income                  272,046    240,215
                  Less:  Allowance for loan losses              2,600      2,300
               -----------------------------------------------------------------
                  Loans, Net                                  269,446    237,915
               Bank premises and equipment                      8,646      6,422
               Other real estate owned                            339        610
               Accrued interest receivable                      3,895      3,508
               Other assets                                     1,625      1,490
               -----------------------------------------------------------------
                  Total Assets                               $427,577   $398,035
               -----------------------------------------------------------------

LIABILITIES    Deposits:
                  Non-interest bearing                       $ 46,127   $ 44,657
                  Interest bearing                            328,361    307,369
               -----------------------------------------------------------------
                  Total Deposits                              374,488    352,026
               Other borrowed funds:
                  Repurchase agreements                         5,922      1,997
                  Short-term borrowings                           893        471
               Accrued interest payable                         2,524      2,000
               Other liabilities                                  826        956
               -----------------------------------------------------------------
                  Total Liabilities                           384,653    357,450
               -----------------------------------------------------------------

STOCKHOLDERS'  Common stock, $.01 par value, 15,000,000
EQUITY            shares authorized, 2,148,000
                  shares issued and outstanding                    21         21
               Surplus                                         10,819     10,819
               Retained earnings                               31,662     29,193
               Unrealized securities gains, net of deferred
                  tax effect of $217 and $284, respectively       422        552
               -----------------------------------------------------------------
                  Total Stockholders' Equity                   42,924     40,585
               -----------------------------------------------------------------
                  Total Liabilities and Stockholders' Equity $427,577   $398,035
               -----------------------------------------------------------------




The accompanying Notes are an integral part of these Consolidated Financial Statements.

                        CONSOLIDATED STATEMENTS OF INCOME


(in thousands, except per share data)

           Years Ended December 31,                 1997       1996       1995
           ---------------------------------------------------------------------
INTEREST   Interest and fees on loans             $ 21,884   $ 19,160   $ 16,989
INCOME     Interest and dividends on investments:
                U.S. Treasury securities and U.S.
                   Agency obligations                7,804      8,428      9,955
                Other securities                         1          1          -
           Interest on Federal funds sold              410        304        530
           ---------------------------------------------------------------------
                Total Interest Income               30,099     27,893     27,474
           ---------------------------------------------------------------------
INTEREST   Interest on time deposits of $100,000
EXPENSE        or more                               1,616        975        687
           Interest on other deposits               10,564     10,173     10,501
           Interest on other borrowed funds            205         53         30
           ---------------------------------------------------------------------
                Total Interest Expense              12,385     11,201     11,218
           ---------------------------------------------------------------------
                Net Interest Income                 17,714     16,692     16,256
           Provision for loan losses                   316        334        321
           ---------------------------------------------------------------------
                Net Interest Income After
                 Provision for Loan Losses          17,398     16,358     15,935
           ---------------------------------------------------------------------

OTHER      Trust department income                     858        730        722
INCOME     Service charges on deposit accounts         648        664        682
           Merchant transaction income               4,083      4,043      4,070
           Other fee income                            204        209        219
           Other operating income                      492        306        357
           Realized gains on securities, net             -          -        152
           ---------------------------------------------------------------------
                Total Other Income                   6,285      5,952      6,202
           ---------------------------------------------------------------------
OTHER      Salaries and employee benefits            7,578      6,860      6,577
EXPENSES   Occupancy expenses, net                   1,278      1,221      1,146
           Furniture and equipment expenses            850        806        752
           FDIC assessments                             44          2        378
           Merchant transaction expenses             3,365      3,412      3,439
           Other operating expenses                  3,769      3,432      3,380
           ---------------------------------------------------------------------
                Total Other Expenses                16,884     15,733     15,672
           ---------------------------------------------------------------------
NET INCOME Income before income taxes                6,799      6,577      6,465
           Applicable income taxes                   2,074      1,975      2,009
           ---------------------------------------------------------------------
                Net Income                        $  4,725   $  4,602   $  4,456
           ---------------------------------------------------------------------
PER SHARE       Earnings per Share                $   2.20   $   2.14   $   2.07
           ---------------------------------------------------------------------


The accompanying Notes are an integral part of these Consolidated Financial Statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


Years Ended December 31, 1997, 1996 and 1995
                                                                      Unrealized
                                                                      Securities            Total
                                               Common     Retained    Gains (Losses),    Stockholders'
(in thousands except per share data) Stock     Surplus    Earnings    Net of Taxes         Equity
----------------------------------------------------------------------------------------------------
Balance, December 31, 1994           $  21    $ 10,819    $ 24,297      $ (2,210)         $  32,927
      Net income, 1995                   -           -       4,456             -              4,456
      Cash dividends declared
          ($.937 per share)              -           -      (2,014)            -             (2,014)
      Unrealized securities gains,
          net of taxes of  $1,934        -           -           -         3,870              3,870
----------------------------------------------------------------------------------------------------

Balance, December 31, 1995              21      10,819      26,739         1,660             39,239
      Net income, 1996                   -           -       4,602             -              4,602
      Cash dividends declared
          ($1.00 per share)              -           -      (2,148)            -             (2,148)
      Unrealized securities losses,
          net of taxes of  $571          -           -           -        (1,108)            (1,108)
----------------------------------------------------------------------------------------------------

Balance, December 31, 1996              21      10,819      29,193           552             40,585
      Net income, 1997                   -           -       4,725             -              4,725
      Cash dividends declared
          ($1.05 per share)              -           -      (2,256)            -             (2,256)
      Unrealized securities losses,
          net of taxes of $67            -           -           -          (130)              (130)
----------------------------------------------------------------------------------------------------
Balance, December 31, 1997           $  21    $ 10,819    $ 31,662      $    422          $  42,924
----------------------------------------------------------------------------------------------------


The accompanying Notes are an integral part of these Consolidated Financial Statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)  Years Ended December 31,                                        1997          1996          1995
                ---------------------------------------------------------------------------------------------------
OPERATING       Net Income                                                   $   4,725      $  4,602       $  4,456
ACTIVITIES      Adjustments to reconcile net income to net cash
                   provided by operating activities:
                     Depreciation                                                  972           929            916
                     Provision for loan losses                                     316           334            321
                     Deferred income tax (benefit) provision                       (8)            17             66
                     Amortization of securities (net of accretion)                 296           510            538
                     Net realized gain on securities                                 -             -           (152)
                     Loss on other real estate                                     176            52             27
                     (Increase) decrease in interest receivable                   (387)          885           (556)
                     (Increase) decrease in other assets                          (136)           98            430
                     Increase in income tax payable                                 51            65             99
                     Increase in interest payable                                  523           105            515
                     (Decrease) increase in other liabilities                     (105)          172            (42)
                ---------------------------------------------------------------------------------------------------
                     Net cash provided by operating activities                   6,423         7,769          6,618

INVESTING       Purchase of investment securities available-for-sale           (48,472)      (14,793)       (43,886)
ACTIVITIES      Proceeds from sales and maturities of investment securities
                  available-for-sale                                            46,000       37,000          36,042
                Purchase of investment securities to be held-to-maturity             -       (5,002)              -
                Proceeds from repayments of investment securities
                  held-to-maturity                                               2,194        1,590          27,661
                Net loans originated                                           (32,274)     (31,040)        (29,951)
                Proceeds from other real estate                                    523          143             689
                Investment in premises and equipment                            (3,196)      (1,163)           (566)
                ---------------------------------------------------------------------------------------------------
                     Net cash used by investment activities                    (35,225)     (13,265)        (10,011)

FINANCING       Net decrease in demand and savings deposits                    (12,393)        (647)         (5,038)
ACTIVITIES      Net proceeds on time deposits                                   34,855       16,287          14,943
                Decrease in federal funds purchased                                  -             -         (1,700)
                Increase in repurchase agreements                                3,925        1,997              -
                Net increase (decrease)  in short-term borrowings                  422          295            (201)
                Cash dividends paid                                             (2,256)      (2,148)         (2,014)
                ---------------------------------------------------------------------------------------------------
                     Net cash provided by financing activities                  24,553       15,784           5,990
                ---------------------------------------------------------------------------------------------------
                     Net (decrease) increase in cash and cash equivalents       (4,249)      10,288           2,597
                ---------------------------------------------------------------------------------------------------
                Cash and cash equivalents at January 1                          22,827       12,539           9,942
                ---------------------------------------------------------------------------------------------------
                Cash and cash equivalents at December 31                     $  18,578      $ 2,827        $ 12,539
                ---------------------------------------------------------------------------------------------------


The accompanying Notes are an integral part of these Consolidated Financial Statements.

                      General Notes To Financial Statements

1     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Penseco Financial Services Corporation (Company) is a bank holding company, incorporated under the laws of Pennsylvania. It is the parent company of Penn Security Bank and Trust Company (Bank), a state chartered bank.

 The Company operates from eight banking offices under a state bank charter and provides full banking services, including trust services, to individual and corporate customers primarily in Northeastern Pennsylvania. The Company's primary deposit products are savings and demand deposit accounts and certificates of deposit. Its primary lending products are real estate and consumer loans.

The  accounting   policies  of  the  Company  conform  with  generally  accepted accounting principles and with general practices within the banking industry.

BASIS OF PRESENTATION

The Financial Statements of the Company have been consolidated with those of its wholly owned subsidiary, Penn Security Bank and Trust Company, eliminating all intercompany items and transactions.

On December 31, 1997, the Bank was reorganized into a holding company structure. Each outstanding share of the Bank's common stock, par value of $10.00 per share, was exchanged for four shares of Penseco Financial Services Corporation common stock, par value of $.01 per share. As a result of the reorganization, the Bank became a wholly-owned subsidiary of the Company.

This reorganization among entities under common control has been accounted for at historical cost in a similar manner to a pooling of interests. The financial statements have been restated as if the transaction had occurred on January 1, 1995.

The Statements are presented on the accrual basis of accounting except for Trust Department income which is recorded when payment is received.

All information is presented in thousands of dollars, except per share data.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

INVESTMENT SECURITIES

Investments in securities are classified in two categories and accounted for as follows:

Securities Held-to-Maturity. Bonds, notes, debentures and mortgage-backed securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the straight-line basis over the period to maturity.

Securities Available-for-Sale. Bonds, notes, debentures, and certain equity securities not classified as securities to be held to maturity are carried at fair value with unrealized holding gains and losses, net of tax, reported as a net amount in a separate component of stockholders' equity until realized.

Gains and losses on the sale of securities available-for-sale are determined using the specific identification method and are reported as a separate component of other income in the Statements of Income.

The Company has no derivative financial instruments required to be disclosed under SFAS No. 119.

LOANS AND PROVISION (ALLOWANCE) FOR POSSIBLE LOAN LOSSES

Loans are stated at the principal amount outstanding, net of any unearned income, deferred loan fees and the allowance for loan losses. Interest on discounted loans is generally recognized as income based on methods that approximate the interest method. For all other loans, interest is accrued daily on the outstanding balances.

Loans are generally placed on a nonaccrual status when principal or interest is past due 90 days or when payment in full is not anticipated. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is charged against current income. Loans are returned to accrual status when past due interest is collected and the collection of principal is probable.

The provision for loan losses is based on past loan loss experience, management's evaluation of the potential loss in the current loan portfolio under current economic conditions and such other factors as, in management's best judgement, deserve current recognition in estimating loan losses. The annual provision for loan losses charged to operating expense is that amount which is sufficient to bring the balance of the allowance for possible loan losses to an adequate level to absorb anticipated losses.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation. Provision for depreciation and amortization, computed principally on the straight-line method, is charged to operating expenses over the estimated useful lives of the assets. Maintenance and repairs are charged to current expense as incurred.

PENSION EXPENSE

Pension expense has been determined in accordance with Statement of Financial Accounting Standards No. 87, "Employers Accounting for Pensions" (SFAS 87).

POSTRETIREMENT BENEFITS EXPENSE

Postretirement benefits expense has been determined in accordance with Statement
of  Financial   Accounting   Standards  No.  106,   "Employers   Accounting  for
Postretirement Benefits Other Than Pensions" (SFAS 106).














             (The remainder of this page left intentionally blank.)

                      General Notes To Financial Statements

1    NATURE  OF  OPERATIONS  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
     (continued)

INCOME TAXES

Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) as well as deferred taxes on temporary differences, between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the Financial Statements. Deferred tax assets and liabilities are included in the Financial Statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). As changes in tax laws or rates are enacted deferred tax assets are adjusted through the provision for income taxes.

CASH FLOWS

For purposes of the Statement of Cash Flows, cash and cash equivalents include cash on hand, due from banks, interest bearing balances with banks and Federal funds sold for a one-day period.

The Company paid interest and income taxes during the years ended December 31, 1997, 1996 and 1995 as follows:


                         1997        1996         1995
--------------------------------------------------------
Income taxes paid     $  1,985    $  1,935     $  1,835
Interest paid         $ 11,861    $ 11,097     $ 10,704



Non-cash transactions during the years ended December 31, 1997, 1996 and 1995, comprised entirely of the net acquisition of real estate in the settlement of loans, amounted to $427, $498, and $527, respectively.

TRUST ASSETS AND INCOME

Assets held by the Company in a fiduciary or agency capacity for its customers are not included in the Financial Statements since such items are not assets of the Company. Trust income is reported on the cash basis and is not materially different than if it were reported on the accrual basis.

EARNINGS PER SHARE

In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. The adoption of SFAS 128 had no effect on the calculation of the Company's basis earnings per share. Diluted earnings per share is inapplicable to the Company. Earnings per share amounts for all periods have been presented in conformity with SFAS 128.

Basic earnings per share is computed by dividing net income for the year by the weighted average number of shares outstanding during each year (2,148,000).

RECENT ACCOUNTING PRONOUNCEMENTS

Reporting Comprehensive Income: In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income". This Statement will require an entity to include a statement of comprehensive income in their full set of general purpose financial statements. Comprehensive income consists of the net income or loss of the entity, plus or minus the change in equity of the entity during the period from transactions, other events, and circumstances resulting from non-owner sources. Statement No. 130 is effective for years beginning after December 15, 1997, and will require financial statements of earlier periods that are presented for comparative purposes to be reclassified.

Disclosures about Segments of an Enterprise and Related Information: In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131. "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 establishes standards for the manner for which public business enterprises report certain information about operating segments of their business in both their annual and interim financial reports provided to shareholders. SFAS 131 is effective for financial statement periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated, unless impracticable. In addition, the provisions of SFAS 131 need not be applied to interim financial statements issued in the initial year of application.

Management believes that the adoption of SFAS 130 and 131 will not have a material impact on the Consolidated Financial Statements.

2     CASH AND DUE FROM BANKS

Cash and due from banks are summarized as follows:

December 31,                            1997        1996
----------------------------------------------------------
Cash items in process of collection  $  1,796    $  1,234
Non-interest bearing deposits           4,131       7,150
Cash on hand                            5,001       4,293
----------------------------------------------------------
     Total                           $ 10,928    $ 12,677
----------------------------------------------------------



3     INVESTMENT SECURITIES

The amortized cost and fair value of investment securities at December 31, 1997 and 1996 are as follows:

                            Available-for-Sale

                                              Gross       Gross
                               Amortized    Unrealized  Unrealized   Fair
1997                              Cost        Gains       Losses     Value
----------------------------------------------------------------------------
U.S. Treasury securities       $ 114,283      $ 639       $ -     $ 114,922
Equity securities                     20          -         -            20
----------------------------------------------------------------------------
Total Available-for-Sale       $ 114,303      $ 639       $ -     $ 114,942
----------------------------------------------------------------------------










             (The remainder of this page left intentionally blank.)

                      General Notes To Financial Statements

The amortized cost and fair value of investment securities at December 31, 1997 and 1996 are as follows:

                            Available-for-Sale

                                               Gross      Gross
                                Amortized    Unrealize  Unrealized    Fair
1996                               Cost         Gains     Losses      Value
----------------------------------------------------------------------------
U.S. Treasury securities        $ 112,068     $ 889       $ 53    $ 112,904
Equity securities                      20         -          -           20
----------------------------------------------------------------------------
Total Available-for-Sale        $ 112,088     $ 889       $ 53    $ 112,924
----------------------------------------------------------------------------



A summary of transactions involving available-for-sale debt securities in 1997, 1996 and 1995 is as follows:

December 31,                1997         1996      1995
---------------------------------------------------------
Proceeds from sales         $ -          $ -    $ 13,042
Gross realized gains          -            -         152
Gross realized losses         -            -           -



                             Held-to-Maturity

                                              Gross      Gross
                               Amortized    Unrealized Unrealized    Fair
1997                              Cost        Gains     Losses       Value
----------------------------------------------------------------------------

Obligations of U.S. Agencies:
Mortgage-backed securities      $ 10,106        $ 3       $ 7      $ 10,102
----------------------------------------------------------------------------
Total Held-to-Maturity          $ 10,106        $ 3       $ 7      $ 10,102
----------------------------------------------------------------------------


                             Held-to-Maturity

                                               Gross      Gross
                                Amortized    Unrealized Unrealized    Fair
1996                              Cost         Gains      Losses      Value
----------------------------------------------------------------------------

Obligations of U.S. Agencies:
Mortgage-backed securities       $ 12,339       $ -       $ 62     $ 12,277
----------------------------------------------------------------------------
Total Held-to-Maturity           $ 12,339       $ -       $ 62     $ 12,277
----------------------------------------------------------------------------



Investment securities with amortized costs and fair values of $56,026 and $56,381 at December 31, 1997 and $44,070 and $44,366 at December 31, 1996, were pledged to secure trust funds, public deposits and for other purposes as required by law.

The amortized cost and fair value of debt securities at December 31, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                    Available-for-Sale       Held-to-Maturity
--------------------------------------------------------------------------------
                                  Amortized     Fair      Amortized     Fair
                                    Cost        Value        Cost       Value
--------------------------------------------------------------------------------
Due in one year or less:
     U.S. Treasury securities      $ 55,910    $ 56,057    $      -    $      -
After one year through five years:
     U.S. Treasury securities        58,373      58,865           -           -
--------------------------------------------------------------------------------
     Subtotal                       114,283     114,922           -           -
Mortgage-backed securities                -           -      10,106      10,102
--------------------------------------------------------------------------------
     Total Debt Securities        $ 114,283    $114,922    $ 10,106    $ 10,102
--------------------------------------------------------------------------------

4    LOANS

December 31,                                           1997              1996
--------------------------------------------------------------------------------
Loans secured by real estate:
     Construction and land development               $   3,731         $   3,770
     Secured by farmland                                     7                18
     Secured by 1-4 family residential properties:
        Revolving, open-end loans                        9,932            11,001
        Secured by first liens                         131,112           115,035
        Secured by junior liens                         18,497            10,692
     Secured by multi-family properties                    561               442
     Secured by non-farm, non-residential properties    30,549            30,103
Commercial and industrial loans to U.S. addresses       26,841            19,966
Loans to individuals for household, family and other
     personal expenditures:
     Credit card and related plans                       2,293             2,298
     Other (installment and student loans, etc.)        38,648            36,739
     Obligations of states and political
       subdivisions                                      8,910             9,427
All other loans                                            987               903
--------------------------------------------------------------------------------
Gross Loans                                            272,068           240,394
Less:  Unearned income on loans                             22               179
--------------------------------------------------------------------------------
        Loans, Net of Unearned Income                $ 272,046         $ 240,215
--------------------------------------------------------------------------------

Loans on which the accrual of interest has been discontinued or reduced amounted to $1,031, $866 and $940 at December 31, 1997, 1996 and 1995, respectively. If interest on those loans had been accrued, such income would have been $89, $66 and $69 for 1997, 1996 and 1995, respectively. Interest income on those loans, which is recorded only when received, amounted to $35, $45 and $56 for 1997, 1996 and 1995, respectively. Also, at December 31, 1997 and 1996, the Bank had loans totalling $441 and $435, respectively, which were past due 90 days or more and still accruing interest (credit card, home equity and guaranteed student loans). Unearned income includes net unamortized loan fees of $0 and $104 at December 31, 1997 and 1996 respectively.





             (The remainder of this page left intentionally blank.)

                      General Notes To Financial Statements

5     ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

Years Ended December 31,              1997             1996             1995
------------------------------------------------------------------------------
Balance at beginning of year        $ 2,300          $ 2,100          $ 2,100
Provision charged to operations         316              334              321
Recoveries credited to allowance        106               48               60
------------------------------------------------------------------------------
                                      2,722            2,482            2,481
Losses charged to allowance            (122)            (182)            (381)
------------------------------------------------------------------------------
     Balance at End of Year         $ 2,600          $ 2,300          $ 2,100
------------------------------------------------------------------------------


A comparison of the provision for loan losses for Financial Statement purposes with the allowable bad debt deduction for tax purposes is as follows:

Years Ended December 31,       Book Provision     Tax Deduction
           1997                     $ 316             $  166
           1996                     $ 334             $  134
           1995                     $ 321             $  321


The balance of the allowance for loan losses as reported for Federal income tax purposes was $948 for the years ended December 31, 1997, 1996 and 1995, respectively.

6     PREMISES AND EQUIPMENT

December 31,                                        1997                 1996
-------------------------------------------------------------------------------
Land                                              $ 2,764              $ 1,982
Buildings and improvements                         10,853                9,078
Furniture and equipment                             8,134                7,495
-------------------------------------------------------------------------------
                                                   21,751               18,555
Less:  Accumulated depreciation                    13,105               12,133
-------------------------------------------------------------------------------
     Net Bank Premises and Equipment              $ 8,646              $ 6,422
-------------------------------------------------------------------------------


Buildings and improvements are being depreciated over 10 to 50 year periods and equipment over 3 to 10 year periods. Depreciation expense amounted to $972 in 1997, $929 in 1996 and $916 in 1995.

Occupancy expenses were reduced by rental income received in the amount of $58, $60 and $137 in the years ended December 31, 1997, 1996 and 1995, respectively.

7     OTHER REAL ESTATE OWNED

Real Estate acquired through foreclosure is recorded at the lower of cost or market at the time of acquisition. Any subsequent write-downs are charged against operating expenses. The other real estate owned as of December 31, 1997 and 1996 was $339 and $610, respectively, supported by appraisals of the real estate involved.

8 INVESTMENT IN AND LOAN TO, INCOME FROM DIVIDENDS AND EQUITY IN EARNINGS OR LOSSES OF SUBSIDIARY

Penseco Realty, Inc. is a wholly owned subsidiary of the Bank which owns certain banking premises. Selected financial information is presented below:

                                    Equity in
                                    underlying                   Bank's
           Percent         Total    net assets     Amount    proportionate
          of voting     investment  at balance        of      part of loss
         stock owned     and loan   sheet date   dividends   for the period
-------------------------------------------------------------------------

  1997       100%         $ 3,950     $ 3,936     None               $ -
  1996       100%         $ 2,055     $ 2,041     None               $ -
  1995       100%         $ 2,055     $ 2,041     None               $ -

-------------------------------------------------------------------------



9     DEPOSITS

December 31,                      1997           1996

----------------------------------------------------------

Demand - Non-interest bearing  $    46,127    $    44,657
Demand - Interest bearing           23,826         25,291
Savings                             71,722         75,095
Money markets                       63,055         73,145
Time - Over $100,000                38,152         22,738
Time - Other                       131,606        111,100
----------------------------------------------------------
     Total                     $  374,488     $   352,026
----------------------------------------------------------

Scheduled maturities of time deposits
are as follows:


1998                        $134,008
1999                          28,098
2000                           4,032
2001                           1,854
2002                           1,754
2003 and thereafter               12
------------------------------------
            Total           $169,758
------------------------------------


10    OTHER BORROWED FUNDS

At December 31, 1997 and 1996, other borrowed funds consisted of demand notes to the U.S. Treasury and Repurchase Agreements.

Short-term borrowings generally have original maturity dates of thirty days or less.

Investment securities with amortized costs of $7,987 and $5,964 and fair values of $8,023 and $5,990 were pledged to secure repurchase agreements at December 31, 1997 and 1996.




             (The remainder of this page left intentionally blank.)

                      General Notes To Financial Statements

10    OTHER BORROWED FUNDS

Years Ended December 31,                            1997            1996
---------------------------------------------------------------------------
Amount outstanding at year end                   $   6,815       $   2,468
Average interest rate at year end                    4.57%           4.70%
Maximum amount outstanding at any month end      $   6,815       $   4,667
Average amount outstanding                       $   4,807       $   1,156
Weighted average interest rate during the year:
     Federal funds purchased                         5.04%           4.11%
     Repurchase agreements                           4.05%           4.00%
     Demand notes to U.S. Treasury                   5.38%           5.23%

The Company has an available credit facility with the Federal Reserve Bank in the amount of $10,000 (secured by pledged securities with amortized costs and fair values of $9,971 and $9,919 at December 31 1997 and $9,998 and $9,962 at December 31, 1996 with an interest rate of 5.00% at each year end. There is no stated expiration date for the credit facility as long as the Company maintains the pledged securities at the Federal Reserve Bank. There was no outstanding balance as of December 31, 1997 and 1996.

11    RETIREMENT BENEFIT PLANS

The Company provides an Employee Stock Ownership Plan (ESOP), a Retirement Profit Sharing Plan and an employee's Pension Plan, all non-contributory, covering all eligible employees.

The amounts contributed for the last three years are as follows:

Years Ended December 31,              1997            1996            1995
----------------------------------------------------------------------------
Employee Stock Ownership Plan       $  140          $  140          $  140
Retirement Profit Sharing Plan      $    -          $    -          $    -
Employees' Pension Plan             $   241         $  232          $  256

Under the Employee Stock Ownership Plan (ESOP), amounts voted by the Board of Directors are paid into the ESOP and each employee is credited with a share in proportion to their annual compensation. All contributions to the ESOP are invested in or will be invested primarily in Company stock. Distribution of a participant's ESOP account occurs upon retirement, death or termination in accordance with the plan provisions.

At December 31, 1997 and 1996, the ESOP held 92,448 and 84,800 shares, respectively of the Company's stock, all of which were acquired as described above and allocated to specific participant accounts. These shares are treated the same for dividend purposes and earnings per share calculations as are any other outstanding shares of the Company's stock.

Under the Retirement Profit Sharing Plan, amounts voted by the Board of Directors are paid into a fund and each employee is credited with a share in proportion to their annual compensation. Upon retirement, death or termination, each employee is paid the total amount of their credits in the fund in one of a number of optional ways in accordance with the plan provisions.

Under the Pension Plan, amounts computed on an actuarial basis are paid by the Company into a trust fund. Provision is made for fixed benefits payable for life upon retirement at the age of 65, based on length of service and compensation levels as defined in the plan. Plan assets of the trust fund are invested and administered by the Trust Department of Penn Security Bank and Trust Company.

For 1997, 1996 and 1995, the minimum required contribution to the pension fund was $0, $0 and $35, respectively and the maximum contribution allowed was $241, $232 and $256, respectively.

The determination of net periodic pension cost and prepaid pension cost was made in accordance with SFAS 87 as follows:

Years Ended December 31,             1997        1996         1995
-------------------------------------------------------------------
Service cost                        $ 259       $ 242        $ 188
Interest cost                         404         353          318
Actual return on plan assets         (850)       (540)        (774)
Net amortization and deferral         285          40          322
-------------------------------------------------------------------
     Net Periodic Pension Cost      $  98       $  95        $  54
-------------------------------------------------------------------

In determining the projected benefit obligation, the following assumptions were made:

Years Ended December 31,                     1997        1996
---------------------------------------------------------------
Assumed discount rate                        6.75%       7.00%
Rate of increase in compensation levels      4.50%       4.50%
Long-term rate of return on assets           9.00%       9.00%



A reconciliation of the funded status of the plan with amounts reported on the Balance Sheets is as Follows:


December 31,                                 1997            1996
------------------------------------------------------------------
Projected benefit obligation              $(6,610)         $(5,513)
     (Accumulated benefit obligation-
       $5,051 and $4,443, respectively)
     (Vested benefit obligation-$5,007
       and $4,397, respectively)
Fair value of plan assets                   6,872            5,967
------------------------------------------------------------------
Funded Status                                 262              454
Unrecognized net (asset) or obligation
     existing at year-end                    (265)            (331)
Unrecognized prior service cost               (85)             (93)
Unrecognized net (gain) or loss             1,121              863
Adjustment to recognize additional
     minimum liability                          -                -
------------------------------------------------------------------
     Prepaid Pension Cost                 $ 1,033          $   893
------------------------------------------------------------------


SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Company also maintains an unfunded plan, established in 1994, that provides certain officers with supplemental retirement benefits to replace benefits lost due to limits imposed on qualified plans by Federal tax law.

The determination of net periodic pension cost and accrued pension cost was made in accordance with SFAS 87 as follows:


Years Ended December 31,                       1997        1996         1995
----------------------------------------------------------------------------
Service cost                                  $  7        $  7         $  6
Interest cost                                   10           8            8
Amortization of prior service cost (gain)        8           8            8
Amortization of unrecognized loss                -           -            -
----------------------------------------------------------------------------
     Net Periodic Pension Cost                $ 25        $ 23         $ 22
----------------------------------------------------------------------------







             (The remainder of this page left intentionally blank.)

                      General Notes To Financial Statements

In determining the projected benefit obligation, the following assumptions were made:

Years Ended December 31,                 1997        1996
--------------------------------------------------------------
Assumed discount rate                       6.75%       7.00%
Rate of increase in compensation            4.50%       4.50%
levels

A reconciliation of the funded status of the plan with amounts reported on the Balance Sheets is as follows:

December 31,                                 1997            1996
------------------------------------------------------------------
Projected benefit obligation                $ 154           $ 129
Fair value of plan assets                       -               -
------------------------------------------------------------------
Funded Status                                 154             129
Unrecognized net (asset) or obligation
     existing at year-end                       -               -
Unrecognized prior service cost               (42)            (50)
Unrecognized net (gain) or loss                (3)              5
Adjustment to recognize additional
     minimum liability                          -               -
------------------------------------------------------------------
     Accrued Pension Cost                   $ 109           $  84
------------------------------------------------------------------


12    POSTRETIREMENT BENEFIT PLAN

The Company sponsors an unfunded, non-vesting defined benefit postretirement life insurance plan covering substantially all of its employees. The plan is non-contributory and provides for a reducing level of term life insurance coverage following retirement.

The Company contributed $1, $1 and $5 to the plan during the years ended December 31, 1997, 1996 and 1995, respectively.

A reconciliation of the funded status of the plan with amounts reported on the Balance Sheets is as follows:
December 31,                                         1997       1996       1995
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation
   Retirees                                         $   7      $   7      $   4
   Fully eligible active plan participants             23         21         23
   Other active plan participants                      18         14         15
--------------------------------------------------------------------------------
   Accumulated postretirement benefit obligation       48         42         42
Fair Value of plan assets                               -          -          -
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation
   in excess of plan assets                            48         42         42
Unrecognized transition (asset) or obligation           -          -          -
Unrecognized prior service cost                        (6)        (7)        (8)
Unrecognized net gain or (loss)                       131        143        149
--------------------------------------------------------------------------------
   Accrued Postretirement Benefit Cost              $ 173      $ 178      $ 183
--------------------------------------------------------------------------------

Net periodic postretirement benefit costs included the following components:

Years Ended December 31,                           1997        1996        1995
--------------------------------------------------------------------------------
Service cost                                       $  2        $  2        $  2
Interest cost                                         3           3           3
Actual return on plan assets                          -           -           -
Amortization of unrecognized net (gain) or loss      (9)         (8)        (13)
--------------------------------------------------------------------------------
Net Periodic Postretirement Benefit Cost           $ (4)       $ (3)       $ (8)
--------------------------------------------------------------------------------


Weighted average discount rates of 6.75%, 7.25% and 6.50% were used to determine the accumulated benefit obligation for the years ended December 31, 1997, 1996 and 1995, respectively.

13    INCOME TAXES

The total income taxes in the Statements of Income are as follows:

Years Ended December 31,                     1997        1996         1995
----------------------------------------------------------------------------
Currently payable                          $ 2,082     $ 1,958      $ 1,943
Deferred (benefit) provision                    (8)         17           66
----------------------------------------------------------------------------
     Total                                 $ 2,074     $ 1,975      $ 2,009
----------------------------------------------------------------------------


A reconciliation of income taxes at statutory rates to applicable income taxes reported in the Statements of Income is as follows:

Years Ended December 31,                     1997        1996         1995
----------------------------------------------------------------------------
Tax at statutory rate                      $ 2,312     $ 2,236      $ 2,198
Reduction for non-taxable interest            (299)       (256)        (186)
Other reductions                                61          (5)          (3)
----------------------------------------------------------------------------
     Applicable Income Taxes               $ 2,074     $ 1,975      $ 2,009
----------------------------------------------------------------------------


The components of the deferred income tax (benefit) provision, which result from temporary differences, are as follows:

Years Ended December 31,              1997        1996         1995
--------------------------------------------------------------------
Accretion of discount on bonds        $ 73        $ 47         $ 23
Accelerated depreciation               (54)        (61)         (65)
Supplemental benefit plan               (8)          -            -
Allowance for loan losses             (102)        (68)           -
Prepaid pension cost                    48          47           69
Loan fees/costs                         35          52           39
--------------------------------------------------------------------
     Total                            $ (8)       $ 17         $ 66
--------------------------------------------------------------------













             (The remainder of this page left intentionally blank.)

                      General Notes To Financial Statements

The significant components of deferred tax assets and liabilities are as follows:

December 31,                               1997        1996
-------------------------------------------------------------
Deferred tax assets:
     Allowance for loan losses             $ 562       $ 460
     Unamortized loan fees                     -          35
     Depreciation                             99          45
     Supplemental Benefit Plan                 8           -
-------------------------------------------------------------
        Total Deferred Tax Assets          $ 669       $ 540
-------------------------------------------------------------


December 31,                                1997        1996
-------------------------------------------------------------
Deferred tax liabilities:
     Unrealized securities gains          $  217      $  284
     Prepaid pension costs                   372         323
     Depreciation                              -           -
     Accretion                               212         140
-------------------------------------------------------------
        Total Deferred Tax Liabilities       801         747
-------------------------------------------------------------
        Net Deferred Tax liability        $ (132)     $ (207)
-------------------------------------------------------------



In management's opinion, the deferred tax assets are realizable in as much as there is a history of strong earnings and a carry-back potential greater than the deferred tax assets. Management is not aware of any evidence that would preclude the realization of the benefit in the future and, accordingly, has not established a valuation allowance against the deferred tax assets.

14    COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, there are outstanding commitments and contingent liabilities, created under prevailing terms and collateral requirements such as commitments to extend credit, financial guarantees and letters of credit, which are not reflected in the accompanying Financial
Statements. The Company does not anticipate any losses as a result of these transactions. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Balance Sheets.

The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

Financial instruments whose contract amounts represent credit risk at December 31, 1997 and 1996 are as follows:

                                     1997        1996
-------------------------------------------------------
Commitments to extend credit:
     Fixed rate                   $ 12,604    $ 14,963
     Variable rate                $ 30,340    $ 33,886

Standby letters of credit         $    849    $    328



Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Various actions and proceedings are presently pending to which the Company is a party. Management is of the opinion that the aggregate liabilities, if any, arising from such actions would not have a material adverse effect on the financial position of the Company.

The Company may, from time to time, maintain bank balances with other financial institutions in excess of $100,000 each. Management is not aware of any evidence that would indicate that such deposits are at risk.

The Company has purchased land in the East Stroudsburg area and is completing site work to build a branch office at an approximate cost of $1,200,000. The Company is also constructing a new branch facility in the Green Ridge section of Scranton, replacing its existing facility, at a cost of approximately $1,500,000.

15    FAIR VALUE DISCLOSURE

GENERAL

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS 107), requires the disclosure of the estimated fair value of on and off - balance sheet financial instruments.

VALUATION METHODS AND ASSUMPTIONS

Estimated fair values have been determined using the best available data, an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates it is presumed that estimated fair value generally approximate the carrying amount balances.

Financial instruments actively traded in a secondary market have been valued using quoted available market prices. Those with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar assets and liabilities. Those liabilities with no stated maturities have an estimated fair value equal to both the amount payable on demand and the carrying amount balance. The net loan portfolio has been valued using a present value discounted cash flow. The discount rate used in these calculations is the current loan rate adjusted for non-interest operating costs, credit loss and














             (The remainder of this page left intentionally blank.)

                      General Notes To Financial Statements
assumed prepayment risk. Off balance sheet carrying amounts and fair value letters of credit represent the deferred income fees arising from those unrecognized financial instruments.

Changes in assumptions or estimation methodology may have a material effect on these estimated fair values.

All assets and liabilities which are not considered financial instruments have not been valued differently than has been customary with historical cost accounting.

Management is concerned that reasonable comparability between companies may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

                                            December 31, 1997        December 31, 1996
-----------------------------------------------------------------------------------------
                                           Carrying    Fair         Carrying      Fair
                                            Amount     Value         Amount       Value
-----------------------------------------------------------------------------------------
Financial Assets:
     Cash and due from banks               $  10,928  $  10,928    $  12,677   $ 12,677
        Federal funds sold                     7,650      7,650       10,150      10,150
--------------------------------------- --------------------------------------------------
            Cash and cash equivalents         18,578     18,578       22,827      22,827
     Investment Securities:
        Available-for-sale:
        U.S. Treasury securities             114,922    114,922      112,904     112,904
        Other securities                          20         20           20          20
        Held-to-maturity:
        U.S. Agency obligations               10,106     10,102       12,339      12,277
-----------------------------------------------------------------------------------------
            Total investment securities      125,048    125,044      125,263     125,201
     Loans, net of unearned income:
        Real estate mortgages                194,389    194,757      171,061     171,118
        Commercial                            26,841     26,841       19,966      19,966
        Consumer and other                    50,816     50,652       49,188      48,972
        Less:  Allowance for loan losses       2,600                   2,300
-----------------------------------------------------------------------------------------
            Loans, net                       269,446    272,250      237,915     240,056
-----------------------------------------------------------------------------------------
            Total Financial Assets           413,072  $ 415,872      386,005   $ 388,084
                                                      =========                =========
Other assets                                  14,505                  12,030
-----------------------------------------------------------------------------------------
            Total Assets                   $ 427,577               $ 398,035
-----------------------------------------------------------------------------------------
Financial Liabilities
     Demand - Non-interest bearing         $  46,127  $  46,127    $  44,657   $  44,657
        Demand - Interest bearing             23,826     23,826       25,291      25,291
     Savings                                  71,722     71,722       75,095      75,095
        Money markets                         63,055     63,055       73,145      73,145
        Time                                 169,758    170,019      133,838     133,944
-----------------------------------------------------------------------------------------
            Total Deposits                   374,488    374,749      352,026     352,132
     Repurchase agreements                     5,922      5,922        1,997       1,997
     Short-term borrowings                       893        893          471         471
-----------------------------------------------------------------------------------------
            Total Financial Liabilities      381,303  $ 381,564      354,494   $ 354,600
                                                      =========                =========
Other Liabilities                              3,350                   2,956
Stockholders' Equity                          42,924                  40,585
-----------------------------------------------------------------------------------------
            Total Liabilities and
            Stockholders' Equity           $ 427,577               $ 398,035
-----------------------------------------------------------------------------------------

Unrecognized Financial Instruments:

        Standby Letters of Credit          $      (8) $      (8)   $      (3)  $      (3)


                      General Notes To Financial Statements

16    OPERATING LEASES

The Company leases the land upon which the Mount Pocono Office was built and the land upon which a drive-up ATM was built on Meadow Avenue, Scranton. The Company also leases space at the Red Barn Village in Newton Township which is being used as a remote banking facility. Rental expense was $67 in 1997, $66 in 1996 and $64 in 1995. All leases contain renewal options. The Mount Pocono and the Meadow Avenue leases contain the right of first refusal for the purchase of the properties and provisions for annual rent adjustments based upon the Consumer Price Index.

Future minimum rental commitments under these leases at December 31, 1997 are as follows:

                                     Mount       Meadow       Newton
                                     Pocono      Avenue      Township     Total
--------------------------------------------------------------------------------
1998                                 $  44        $ 18         $ 3        $  65
1999                                    44          18           3           65
2000                                    44          18           -           62
2001                                    44          12           -           56
2002                                    44           -           -           44
2003 to 2011                           374           -           -          374
--------------------------------------------------------------------------------
Total minimum payments required      $ 594        $ 66         $ 6        $ 666
--------------------------------------------------------------------------------


17    LOANS TO DIRECTORS, PRINCIPAL OFFICERS AND RELATED PARTIES

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. A summary of loans to directors, principal officers and related parties is as follows:

Years Ended December 31,                   1997        1996
--------------------------------------------------------------
Beginning Balance                        $ 4,550     $ 4,243
Additions                                  3,383       3,985
Collections                               (3,275)     (3,678)
--------------------------------------------------------------
Ending Balance                           $ 4,658     $ 4,550
--------------------------------------------------------------

18    REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company and the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the Capital Adequacy table below) of Tier 1 and Total Capital to risk-weighted assets and of Tier 1 Capital to average assets (Leverage ratio). The table also presents the Company's actual capital amounts and ratios. The Bank's actual capital amounts and ratios are substantially identical to the Company's. Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Company must maintain minimum Tier 1 Capital, Total Capital and Leverage ratios as set forth in the Capital Adequacy table. There are no conditions or events since that notification that management believes have changed the Company's categorization by the FDIC.

The Company and Bank are also subject to minimum capital levels which could limit the payment of dividends, although the Company and Bank currently have capital levels which are in excess of minimum capital level ratios required.

The Pennsylvania Banking Code restricts capital funds available for payment of dividends to the Retained Earnings of the Bank. Accordingly, at December 31, 1997, the balances in the Capital Stock and Surplus accounts totalling $ 10,840 are unavailable for dividends.

In addition, the Bank is subject to restrictions imposed by Federal law on certain transactions with the Company's affiliates. These transactions include extensions of credit, purchases of or investments in stock issued by the affiliate, purchases of assets subject to certain exceptions, acceptance of securities issued by an affiliate as collateral for loans, and the issuance of guarantees, acceptances, and letters of credit on behalf of affiliates. These restrictions prevent the Company's affiliates from borrowing from the Bank unless the loans are secured by obligations of designated amounts. Further, the aggregate of such transactions by the Bank with a single affiliate is limited in amount to 10 percent of the Bank's capital stock and surplus, and the aggregate of such transactions with all affiliates is limited to 20 percent of the Bank's capital stock and surplus. The Federal Reserve System has interpreted "capital stock and surplus" to include undivided profits.












             (The remainder of this page left intentionally blank.)

                      General Notes To Financial Statements



18    REGULATORY MATTERS (continued)


               Actual                              Regulatory Requirements
------------------------------------------    ----------------------------------

                                                 For Capital      To Be "Well
                                              Adequacy Purposes    Capitalized"

As of December 31, 1997    Amount    Ratio    Amount    Ratio   Amount    Ratio
                           ------    -----    ------    -----   ------    -----
--------------------------------------------  ----------------------------------

Total Capital
(to Risk Weighted Assets)  $44,888   23.55%   >$15,251  >8.0%   >$19,064  >10.0%
                                              -         -       -         -

Tier 1 Capital
(to Risk Weighted Assets)  $42,502   22.29%   >$7,626   >4.0%   >$11,438  >6.0%
                                              -         -       -         -

Tier 1 Capital
(to Average Assets)        $42,502   10.25%   >$ *      > *     >$20,727  >5.0%
                                              -         -       -         -

*3.0% ($12,436),  4.0% ($16,581) or 5.0% (20,727) depending on the bank's CAMEL
Rating and other regulatory risk factors.



As of December 31, 1996    Amount    Ratio    Amount    Ratio   Amount     Ratio
                           ------    -----    ------    -----   ------     -----
--------------------------------------------------------------------------------

Total Capital
(to Risk Weighted Assets)  $42,333   22.43%   >$15,099  >8.0%   $18,873   >10.0%
                                              -         -                 -

Tier 1 Capital
(to Risk Weighted Assets)  $40,033   21.21%   >$7,549   >4.0%   $11,324   > 6.0%
                                              -         -                 -

Tier 1 Capital
(to Average Assets)        $40,033   10.18%   >$ *      > *     >$19,668  > 5.0%
                                              -         -       -          -

*3.0% ($11,801),  4.0% ($15,734) or 5.0% (19,668)  depending on the bank's CAMEL
Rating and other regulatory risk factors.
--------------------------------------------------------------------------------









             (The remainder of this page left intentionally blank.)

                      General Notes To Financial Statements

19    PENSECO FINANCIAL SERVICES CORPORATION (PARENT CORPORATION)


On December 31, 1997, the Bank was reorganized into a holding company structure. Each outstanding share of the Bank's common stock, par value of $10.00 per share, was exchanged for four shares of Penseco Financial Services Corporation common stock, par value of $.01 per share. As a result of the reorganization, the Bank became a wholly-owned subsidiary of the Company.

This reorganization among entities under common control has been accounted for at historical cost in a manner similar to a pooling of interests. The financial statements have been restated as if the transaction had occurred on January 1, 1995.

The condensed Company-only information follows:


BALANCE SHEETS

December 31,                         1997        1996
-------------------------------------------------------
Investment in subsidiary          $ 42,924    $ 40,585
-------------------------------------------------------
      Total Assets                $ 42,924    $ 40,585
-------------------------------------------------------
      Total Stockholders' Equity  $ 42,924    $ 40,585
-------------------------------------------------------


STATEMENTS OF INCOME

Year Ended December 31,                       1997        1996        1995
---------------------------------------------------------------------------
Earnings of subsidiary
     Dividends received                    $ 2,256     $ 2,148     $ 2,014
     Undistributed net income of
        subsidiary                           2,469       2,454       2,442
---------------------------------------------------------------------------
Net Income                                 $ 4,725     $ 4,602     $ 4,456
---------------------------------------------------------------------------



STATEMENTS OF CASH FLOWS

Years Ended December 31,                            1997        1996      1995
--------------------------------------------------------------------------------
Operating Activities:
Net Income                                        $ 4,725     $ 4,602   $ 4,456
Adjustments to reconcile net income to net cash
   provided by operating activities:
      Equity in undistributed net income of
          subsidiary                               (2,469)     (2,454)   (2,442)
--------------------------------------------------------------------------------
      Net cash provided by operating activities     2,256       2,148     2,014
--------------------------------------------------------------------------------
Investing Activities:
Investment in Interim Bank subsidiary                (465)          -         -
Special dividend from subsidiary                      465           -         -
--------------------------------------------------------------------------------
      Net cash provided by investing activities         -           -         -
--------------------------------------------------------------------------------
Financing Activities:
Proceeds from short-term debt                         470           -         -
Payment of short-term debt                           (470)          -         -
Proceeds from sale of stock                             5           -         -
Purchase of stock                                      (5)          -         -
Cash dividends paid                                (2,256)     (2,148)   (2,014)
--------------------------------------------------------------------------------
      Net cash used by financing activities        (2,256)     (2,148)   (2,014)
--------------------------------------------------------------------------------
      Net increase in cash and cash equivalents         -           -         -
--------------------------------------------------------------------------------
Cash and cash equivalents at January 1                  -           -         -
--------------------------------------------------------------------------------
Cash and cash equivalents at December 31          $     -     $     -   $     -
--------------------------------------------------------------------------------

                                                               February 24, 1998



To the Board of Directors and Stockholders
Penseco Financial Services Corporation
Scranton, Pennsylvania

                          Independent Auditor's Report

         We have audited the accompanying consolidated balance sheets of Penseco Financial Services Corporation and its wholly owned subsidiary, Penn Security Bank and Trust Company as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Penseco Financial Services Corporation and subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the years in the three year period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                         /s/ McGrail, Merkel, Quinn & Associates
                                         Scranton, Pennsylvania



 .






             (The remainder of this page left intentionally blank.)

                                Company Officers


PENSECO FINANCIAL SERVICES CORPORATION AND PENN SECURITY BANK AND TRUST COMPANY

EXECUTIVE OFFICERS

Otto P. Robinson, Jr.
President and General Counsel
Richard E. Grimm
Executive Vice-President and Treasurer
Robert F. Duguay
Senior Vice-President and Trust Officer
D. William Hume
Senior Vice-President and Assistant Secretary
Thomas E. Clewell
Vice-President and Assistant Trust Officer
Andrew A. Kettel, Jr.
Vice-President
Michael Kosh
Vice-President and Assistant Trust Officer
Audrey F. Markowski
Vice-President
Lois Maurer
Vice-President and Assistant Secretary
Richard P. Rossi
Vice-President, Director of Human Resources
James Tobin
Vice-President, Charge Card Department Manager
Otto P. Trostel
Vice-President, Marketing
John H. Warnken
Vice-President, Operations
P. Frank Kozik
Secretary
Patrick Scanlon
Controller
Robert P. Heim
Director of Internal Audit
Gerard P. Vasil
Manager, Data Processing
Henry V. Janoski
Chief Investment Officer, Trust Department



PENN SECURITY BANK AND TRUST COMPANY OFFICERS

ASSISTANT VICE-PRESIDENTS

Carl M. Baruffaldi
Nancy Burns
Denise M. Cebular
Carol R. Curtis
          Assistant Trust Officer and Assistant Secretary
Paula M. DePeters
J. Patrick Dietz
Geraldine Hughes
Ann M. Kennedy
Eleanor Kruk

OFFICERS (continued)

Donald F. LaTorre
Caroline Mickelson
Deborah A. Wright

ASSISTANT CASHIERS

Pamela Edwards
Karyn Gaus
Susan T. Holweg
Jacqueline Lucke
Kristen A. McGoff
          and Branch Operations Officer
Candace F. Quick
Aleta Sebastianelli
          and Assistant Secretary
Sharon Thauer
Eileen Walsh
ACCOUNTING OFFICER
Luree M. Waltz
ASSISTANT CONTROLLER
Susan M. Bray
ASSISTANT DIRECTOR OF INTERNAL AUDIT
Anne M. Cottone
ASSISTANT STUDENT LOAN OFFICER
Jo Ann M. Bevilaqua
BRANCH OPERATIONS OFFICER
Lauren L. Lankford
BUSINESS DEVELOPMENT OFFICER
Christie A. Casciano
CHARGE CARD OPERATIONS OFFICER
Eileen Yanchak
COMPUTER OPERATIONS OFFICER
Charles Penn
CREDIT REVIEW OFFICER
Mark M. Bennett
          and Assistant Secretary
DIRECTOR OF CAMPUS BANKING
Douglas R. Duguay
DIRECTOR OF P.C. SYSTEMS
Robert J. Saslo
HUMAN RESOURCE OFFICER
Sharon Rosar
LOAN OFFICERS
Denise Belton
Frank Gardner
Barbara Garofoli
Jeffery Solimine
OPERATIONS OFFICER
Patricia Pliske
TELLER TRAINING OFFICER
Linda A. Wolf
TRUST ACCOUNTING OFFICER
Joseph Woytovich
TRUST OPERATIONS OFFICER
Carol Trezzi

                                Company Officers



PENSECO FINANCIAL SERIVES CORPORATION AND
PENN SECURITY BANK AND TRUST COMPANY


BOARD OF DIRECTORS


Edwin J. Butler
Retired Bank Officer


Richard E. Grimm
Executive Vice-President and Treasurer


Russell C. Hazelton
Captain, Trans World Airlines


D. William Hume
Senior Vice-President and Assistant Secretary


James G. Keisling
Partner, Compression Polymers Group, Manufacturer of Plastic Sheet Products


P. Frank Kozik President, Scranton Craftsmen, Inc., Manufacturer of Ornamental Iron and Precast Concrete Products


Robert W. Naismith, Ph.D.
President and CEO, William Naismith & Associates, Business Consultant


James B. Nicholas
President, D.G. Nicholas Co., Wholesale Auto Parts Company


Emily S. Perry
Account Executive, Murray Insurance Company


Sandra C. Phillips
Penn State Master Gardner Community Volunteer


Otto P. Robinson, Jr.
Attorney-at-Law, President




PENN SECURITY BANK AND TRUST COMPANY
ADVISORY BOARDS


ABINGTON OFFICE
James L. Burne, DDS
Nancy Burns
Keith Eckel
Richard C. Florey
C. Lee Havey, Jr.
Atty. Patrick J. Lavelle
Sandra C. Phillips

East Scranton Office
Marie W. Allen
Carl M. Baruffaldi
J. Conrad Bosley
Judge Carmen Minora
Mark R. Sarno

Green Ridge Office
Joseph N. Connor
Frances E. Kavulich
Atty. Patrick J. Mellody
Caroline Mickelson
Howard J. Snowdon

Mount Pocono Office
Bruce Berry
Francis Cappelloni
J. Patrick Dietz
Robert C. Hay
Ronald J. Storey
Atty. Kirby Upright

North Pocono Office
Denise M. Cebular
George F. Edwards
Atty. David Z. Smith

South Side Office
Atty. Zygmunt R. Bialkowski, Jr.
Michael P. Brown
Lois Ferrari
Donald F. LaTorre
Jeffrey J. Leventhal
Dr. Ted M. Stampien