Form 10-K, Exhibit 13
period 2005-12-31
PENSECO FINANCIAL SERVICES CORP
filed 2006-03-16
CIK 1054508

Exhibit 13

                              Financial Highlights
                              --------------------

In thousands, except per share amounts          2005          2004          2003
--------------------------------------------------------------------------------
Earnings per share                         $    2.73     $    2.61     $    2.78
Dividends per share                        $    1.44     $    1.35     $    1.35
Total Capital                              $  63,799     $  62,376     $  60,807
Total Deposits                             $ 397,867     $ 395,301     $ 407,944
Total Assets                               $ 575,688     $ 563,708     $ 584,590



                                    Contents
                                    --------

Management's Letter............................................................2

Board of Directors.............................................................3

Promotions and Appointments....................................................4

Community Projects and Sponsorships............................................5

Business.......................................................................6

Properties.....................................................................7

Investor Information...........................................................8

Selected Financial Data........................................................9

Management's Discussion and Analysis of Financial Condition
  and Results of Operations...................................................10

Management's Report on Internal Control Over Financial Reporting..............21

Reports of Independent Registered Public Accounting Firm......................22

Financial Statements and Supplementary Data...................................25

    Consolidated Balance Sheets...............................................25

    Consolidated Statements of Income.........................................26

    Consolidated Statements of Stockholders' Equity...........................27

    Consolidated Statements of Cash Flows.....................................28

General Notes to Financial Statements.........................................29

Executive Officers............................................................41

Company Officers..............................................................42

Company Board Members.........................................................43

Customer Services.............................................................44


               Penseco Financial Services Corporation  /  2005 Annual Report   1

                               Management's Letter
                               -------------------

Dear Shareholder:

This past year was one of significant progress for Penseco Financial Services Corporation. Total earnings increased 4.8%, with core earnings from operations increasing a healthy 9.6%. Loans grew 14.8% in 2005 while asset quality remained strong, as we continued to emphasize a strong risk management process.


     Earnings for the twelve months ended December 31, 2005 increased $268,000 or 4.8% to $5,869,000 compared to $5,601,000 for the twelve months ended December 31, 2004. Corresponding earnings per share increased to $2.73 for 2005 compared to $2.61 for 2004. Core after-tax earnings from operations (excluding one-time security gains of $357,000 in 2004 and losses of $13,000 in 2005) increased $513,000 or 9.6% in 2005.

     The major component of our increased earnings was an increase in net interest income to $19.6 million in 2005 from $17.8 million for 2004. This 10.1% increase in net interest income, and the corresponding increase in our tax equivalent percentage margin to 3.57% in 2005 from 3.18% in 2004, was driven by an increase in net loans to $317.6 million at year end 2005. This marked the second consecutive year of double digit loan growth. Loan growth in 2005 was primarily in our residential real estate portfolio.

     Asset quality continues to be strong. Provision for loan losses in 2005 ended at $3.8 million or 1.2% of total loans compared to $3.6 million or 1.3% in 2004. Net charge offs as a percentage of average loans were .02% in both 2005 and 2004. Given the historical performance of our loan portfolio and our low levels of charge offs, management feels the level of loan loss reserve is adequate.

     Penseco dedicated significant resources during 2005 to the implementation of Section 404 of the Sarbanes-Oxley Act. Section 404 requires management to establish a series of documented internal controls. Our independent auditors then test the effectiveness of these controls. Both management and the independent auditors' attestations to the effectiveness of these controls are contained in this annual report.

     In June of 2005, Penseco contracted with Information Technology, Inc. to provide state of the art application software to run on our existing IBM AS400 platform. The conversion to the new software is occurring during the first quarter of 2006 and will provide efficiencies that will enable us to keep our customer service fees low, greatly reduce account opening time and provide a much improved internet banking and bill payment product.

     In July, our Board of Directors appointed Penseco Financial Service Corporation's first Nominating and Corporate Governance Committee. The Committee is comprised of independent directors and is charged with developing effective Corporate Governance procedures for our company. Our Boards' commitment to strong corporate governance will help ensure continued confidence in your investment in the company.

     As you know, our President and CEO, Otto P. Robinson, Jr., had announced his intentions to retire at the end of 2005. Mr. Robinson had been President and CEO of our company for the last 30 years. During that time, our company has thrived as one of the strongest financial institutions under $1.0 billion in assets in the country. Our shareholders, employees and customers are greatly appreciative for his 30 years of leadership and dedication to our organization. Mr. Robinson will continue to serve as a member of our Board of Directors.

     The past year's successes are attributed to the hard work of our employees. During the year, the following employees were promoted and appointed: Melissa McLain was named Assistant Branch Operations Officer of the Mount Pocono Office; Sheila Caprario was named Branch Operations Officer of the East Stroudsburg Office; Paul J. Macknosky, III was appointed Trust Investment Officer. We are pleased to announce that George F. Edwards, Jr., a long time resident and businessman in the borough of Moscow, was named to the Advisory Board of our North Pocono Office.

     As we transition into 2006, our emphasis will be on improving our competitive position in our primary markets in an effort to grow our balance sheet, increase revenues and improve earnings for the years ahead.




Sincerely yours,

Craig W. Best, President and CEO and D. William Hume, Chairman of the Board


2   Penseco Financial Services Corporation / 2005 Annual Report

                               Board of Directors
                               ------------------

This page of the 2005 Annual Report to Shareholders contains one picture. A description of the picture follows:


Seated left to right:


Emily S. Perry, Edwin J. Butler, P. Frank Kozik, Secretary, D. William Hume, Chairman of the Board, Craig W. Best, President and CEO, Attorney Otto P. Robinson, Jr., Russell C. Hazelton, and Sandra C. Phillips


Standing left to right:


Robert W. Naismith, Ph.D., James B. Nicholas, Richard E. Grimm, Executive Vice-President and Treasurer, Steven L. Weinberger, and James G. Keisling


                Penseco Financial Services Corporation  /  2005 Annual Report  3

                            Promotions & Appointments
                            -------------------------

This page of the 2005 Annual Report to Shareholders contains six pictures. A description of each picture follows, starting at the top, from left to right:

Craig W. Best
President and CEO

D. William Hume
Chairman of the Board

George F. Edwards, Jr.
North Pocono Advisory Board

Sheila Caprario
Branch Operations Officer

Paul J. Macknosky III
Trust Investment Officer

Melissa McLain
Assistant Branch Operations Officer


4   Penseco Financial Services Corporation / 2005 Annual Report

                       Community Projects and Sponsorships
                       -----------------------------------


This page depicts the Company's involvement in Community Events.


                Penseco Financial Services Corporation  /  2005 Annual Report  5

PENSECO FINANCIAL SERVICES CORPORATION


Business


GENERAL


PENSECO FINANCIAL SERVICES CORPORATION, (the "Company"), which is headquartered in Scranton, Pennsylvania, was formed under the general corporation laws of the State of Pennsylvania in 1997 and is registered as a financial holding company. The Company became a holding company upon the acquisition of all of the outstanding shares of Penn Security Bank and Trust Company (the "Bank"), a
state-chartered   bank,  on  December  31,  1997.  The  Company  is  subject  to supervision by the Federal Reserve Board. The Bank, as a state-chartered financial institution, is subject to supervision, regulation and examination by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

     The Company's principal banking office is located at 150 North Washington Avenue, Scranton, Pennsylvania, containing trust, investor services, marketing, audit, credit card, human resources, executive, data processing and central bookkeeping offices. There are eight additional offices.


     Through its banking subsidiary, the Company generates interest income from its outstanding loans receivable and its investment portfolio. Other income is generated primarily from merchant transaction fees, trust fees and service charges on deposit accounts. The Company's primary costs are interest paid on deposits and borrowings and general operating expenses. The Bank provides a variety of commercial and retail banking services to business and professional customers, as well as retail customers, on a personalized basis. The Bank's primary lending products are real estate, commercial and consumer loans. The Bank also offers ATM access, credit cards, active investment accounts, trust department services and other various lending, depository and related financial services. The Bank's primary deposit products are savings and demand deposit accounts and certificates of deposit. The Company also offers collateralized repurchase agreements, that have a one day maturity, as an alternative deposit option for its customers.

     The Bank has a third party marketing agreement with National Financial Services (formerly Fiserv Investor Services, Inc.) that allows the bank to offer a full range of securities, brokerage and annuity sales to its customers. The Investor Services division is located in the headquarters building and the services are offered throughout the entire branch system.

     The Company is not dependent upon a single customer, or a few customers, the loss of one or more of which would have a material adverse effect on its operations. The operations and earnings of the Corporation are not materially affected by seasonal changes or by Federal, state or local environmental laws or regulations.


COMPETITION


The Bank operates in a competitive environment in which it must share its market with many local independent banks as well as several banks which are affiliates or branches of very large regional holding companies. The Bank encounters competition from diversified financial institutions, ranging in size from small banks to the nationwide banks operating in its region. The competition includes commercial banks, savings and loan associations, credit unions, other lending institutions and mortgage originators.

     The principal competitive factors among the Bank's competitors can be grouped into two categories: pricing and services. In the Bank's primary service area, interest rates on deposits, especially time deposits, and interest rates and fees charged to customers on loans are very competitive. From a service perspective, the Bank competes in areas such as convenience of location, types of services, service costs and banking hours.


6  Penseco Financial Services Corporation / 2005 Annual Report

EMPLOYEES


As of December 31, 2005, the Company employed 189 full-time equivalent employees. The employees of the Company are not represented by any collective bargaining group. Management of the Company considers relations with its employees to be good.


SUPERVISION AND REGULATION


The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and, as such, is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board" or "FRB"). The Company is required to file quarterly reports of its operations with the FRB.

     As a financial holding company, the Company is permitted to engage in banking-related activities as authorized by the Federal Reserve Board, directly or through subsidiaries or by acquiring companies already established in such activities subject to the FRB regulations relating to those activities.

     The Bank, as a Pennsylvania state-chartered financial institution, is subject to supervision, regulation and examination by the Commonwealth of Pennsylvania Department of Banking and by the Federal Deposit Insurance Corporation (the "FDIC"), which insures the Bank's deposits to the maximum extent permitted by law.


FORWARD LOOKING INFORMATION


This Form 10-K contains forward-looking informational statements, in addition to the historical financial information required by the Securities and Exchange Commission. There are certain risks and uncertainties associated with these forward-looking statements which could cause actual results to differ materially from those stated herein. Such risks are discussed in the section entitled "Management Discussion and Analysis of Financial Condition and Results of Operations". These forward-looking statements reflect management's analysis as of this point in time. Readers should review the other documents the Company periodically files with the Securities and Exchange Commission in order to keep apprised of any material changes.


Properties


There are nine offices positioned throughout the greater Northeastern Pennsylvania region. They are located in the South Scranton, East Scranton, Green Ridge, and Central City sections of Scranton, the Borough of Moscow, the Town of Gouldsboro, South Abington Township, the Borough of Mount Pocono and the Borough of East Stroudsburg at Eagle Valley Corners. Through these offices, the Company provides a full range of banking and trust services primarily to Lackawanna, Wayne, Monroe and the surrounding counties. All offices are owned by the Bank or through a wholly owned subsidiary of the Bank, Penseco Realty, Inc., with the exception of the Mount Pocono Office, which is owned by the Bank but is located on land occupied under a long-term lease. The Company also owns property in the Borough of Dalton, Lackawanna County, to use for potential future expansion.

     The principal office, located at the corner of North Washington Avenue and Spruce Street in the "Central City" of Scranton's business district, houses the operations, trust, investor services, marketing, credit card and audit departments as well as the Company's executive offices. Several remote ATM locations are leased by the Bank, which are located throughout Northeastern Pennsylvania. All branches and ATM locations are equipped with closed circuit television monitoring.


                Penseco Financial Services Corporation  /  2005 Annual Report  7

                              Investor Information

Stockholders may obtain, without charge, a copy of the Company's Form 10-K by writing to the Controller's office or accessing the Company's website at www.pennsecurity.com. Questions may be directed to any branch location of the Company or by contacting the Controller's office at:


                           Patrick Scanlon, Controller
                     Penseco Financial Services Corporation
                           150 North Washington Avenue
                        Scranton, Pennsylvania 18503-1848
                                 1-800-327-0394


Management of the Company is aware of the following securities dealers who make a market in the Company stock:

Archipelago Trading Services, Inc.                    Knight Equity Markets, LP
Boenning & Scattergood, Inc.                          Monroe Securities, Inc.
Ferris, Baker, Watts, Inc.                            Ryan, Beck & Company, Inc.
Hill Thompson Magid & Company, Inc.                   UBS Capital Markets, LP
Jefferies & Company, Inc.


The Company's capital stock is traded on the "Over-the-Counter" BULLETIN BOARD under the symbol "PFNS". The following table sets forth the price range together with dividends paid for each of the past two years. These quotations do not necessarily reflect the value of actual transactions.


                               Dividends Paid
2005              High     Low   Per Share
---------------------------------------------
First Quarter     $ 41    $ 41   $  .33
Second Quarter      47      42      .33
Third Quarter       44      41      .33
Fourth Quarter      43      41      .45
                                 ------
                                 $ 1.44
                                 ======


                               Dividends Paid
2004              High     Low   Per Share
---------------------------------------------
First Quarter     $ 41    $ 38   $  .30
Second Quarter      41      35      .30
Third Quarter       41      34      .30
Fourth Quarter      42      40      .45
                                 ------
                                 $ 1.35
                                 ======


A graph depicts Dividends Paid (in millions)           Year
-----------------------------------------------------------
               $ 3,094                                 2005
                 2,900                                 2004
                 2,900                                 2003
                 2,899                                 2002
                 2,685                                 2001


As of February 10, 2006 there were approximately 921 stockholders of the Company based on the number of holders of record.


Reference should be made to the information about the Company's dividend policy and regulatory guidelines on pages 17 and 39.


TRANSFER AGENT


Penn Security Bank and Trust Company, Trust Department, 150 North Washington Avenue, Scranton, Pennsylvania 18503-1848. Stockholders' questions should be directed to the Bank's Trust Department at 570-346-7741.


                     QUARTERLY FINANCIAL AMOUNTS (unaudited)
                    (in thousands, except per share amounts)


                            First    Second     Third    Fourth
2005                       Quarter   Quarter   Quarter   Quarter
----------------------------------------------------------------
Net Interest Income        $ 4,697   $ 4,888   $ 4,960   $ 5,045
Provision for Loan Losses      122         -         -       141
Other Income                 2,346     2,126     2,564     1,838
Other Expenses and Taxes     5,675     5,494     5,827     5,336
Net Income                   1,246     1,520     1,697     1,406
Earnings Per Share         $  0.58   $  0.71   $  0.79   $  0.65


                           First     Second     Third    Fourth
2004                       Quarter   Quarter   Quarter   Quarter
----------------------------------------------------------------
Net Interest Income        $ 4,216   $ 4,363   $ 4,591   $ 4,636
Provision for Loan Losses       18         3       114         9
Other Income                 2,414     2,006     2,830     2,344
Other Expenses and Taxes     5,467     5,003     5,692     5,493
Net Income                   1,145     1,363     1,615     1,478
Earnings Per Share         $  0.53   $  0.64   $  0.75   $  0.69


8  Penseco Financial Services Corporation / 2005 Annual Report

                            Selected Financial Data


(in thousands, except per share amounts)

RESULTS OF OPERATIONS:

                                     2005         2004         2003         2002         2001
---------------------------------------------------------------------------------------------
Interest Income                 $  28,170    $  25,385    $  26,014    $  27,899    $  31,860
Interest Expense                    8,580        7,579        8,228        8,011       12,524
---------------------------------------------------------------------------------------------
Net Interest Income                19,590       17,806       17,786       19,888       19,336
Provision for Loan Losses             263          144          476          813          954
---------------------------------------------------------------------------------------------
Net Interest Income after
   Provision for Loan Losses       19,327       17,662       17,310       19,075       18,382
Other Income                        8,874        9,594       10,743       11,032        9,186
Other Expenses                     20,719       20,584       20,454       21,098       20,077
Income Taxes                        1,613        1,071        1,628        2,256        1,869
---------------------------------------------------------------------------------------------
Net Income                      $   5,869    $   5,601    $   5,971    $   6,753    $   5,622


BALANCE SHEET AMOUNTS:
Assets                          $ 575,688    $ 563,708    $ 584,590    $ 496,956    $ 482,551
Investment Securities           $ 229,957    $ 262,678    $ 293,125    $ 139,132    $ 128,623
Net Loans                       $ 317,562    $ 276,576    $ 236,882    $ 285,509    $ 320,208
Deposits                        $ 397,867    $ 395,301    $ 407,944    $ 414,664    $ 406,531
Long-Term Borrowings            $  75,401    $  84,620    $  93,523    $       -    $       -
Stockholders' Equity            $  63,799    $  62,376    $  60,807    $  58,975    $  54,648

PER SHARE AMOUNTS:
Earnings per Share              $    2.73    $    2.61    $    2.78    $    3.14    $    2.62
Dividends per Share             $    1.44    $    1.35    $    1.35    $    1.35    $    1.25
Book Value per Share            $   29.70    $   29.04    $   28.31    $   27.46    $   25.44
Common Shares Outstanding       2,148,000    2,148,000    2,148,000    2,148,000    2,148,000

FINANCIAL RATIOS:
Net Interest Margin                 3.57%        3.18%        3.24%        4.21%        4.30%
Return on Average Assets            1.03%         .96%        1.05%        1.37%        1.18%
Return on Average Equity            9.23%        9.11%        9.87%       11.79%       10.57%
Average Equity to Average Assets   11.19%       10.57%       10.59%       11.58%       11.19%
Dividend Payout Ratio              52.75%       51.72%       48.56%       42.99%       47.71%



                Penseco Financial Services Corporation  /  2005 Annual Report  9

    Management's Discussion and Analysis of Financial Condition and Results
                                  of Operations

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


Critical Accounting Policies

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

     Provision (allowance) for possible loan losses - The provision for loan losses is based on past loan loss experience, management's evaluation of the potential loss in the current loan portfolio under current economic conditions and such other factors as, in management's best judgement, deserve current recognition in estimating loan losses. The annual provision for loan losses charged to operating expense is that amount which is sufficient to bring the balance of the allowance for possible loan losses to an adequate level to absorb anticipated losses.

     Actuarial assumptions associated with pension, post-retirement and other employee benefit plans - These assumptions include discount rate, rate of future compensation increases and expected return on plan assets.

     Provision for income taxes - Management  believes that the  assumptions and
judgements  used  to  record  tax  related  assets  or  liabilities   have  been
appropriate.

     Fair value of certain investment securities - Fair value of investment securities are based on quoted market prices.

     Loan servicing rights - Mortgage servicing rights are evaluated for impairment based on the fair value of those rights. Fair values are estimated using discounted cash flows based on current market rates of interest and current expected future prepayment rates. For purposes of measuring impairment, the rights must be stratified by one or more predominant risk characteristics of the underlying loans. The Company stratifies its capitalized mortgage servicing rights based on the product type, interest rate and term of the underlying loans. The amount of impairment recognized is the amount, if any, by which the amortized cost of the rights for each stratum exceed the fair value.

     Premium amortization - The amortization of premiums on mortgage-backed securities is done based on management's estimate of the lives of the securities, adjusted, when necessary, for advanced prepayments in excess of those estimates.


SUMMARY

Net earnings for 2005 totalled $5,869, an increase of $268 or 4.8% from the $5,601 earned in 2004, which was a decrease of $370 or 6.2% from the $5,971 earned in 2003. Net earnings per share were $2.73 in 2005, compared with $2.61 in 2004 and $2.78 in 2003. Core after tax earnings for 2005, excluding one time security gains or losses, increased by $513 or 9.6% compared with 2004. Core after tax earnings for 2004 decreased $381 or 6.6% compared with 2003. Net earnings for 2005 increased from 2004 mainly due to higher interest income from strong loan demand experienced during 2005. This was offset by a higher provision for loan losses and lower non-interest income. Income taxes were higher largely from increased operating income and lower tax-free income. Net earnings for 2004 decreased from 2003 mainly due to the reduction of other operating income from the sale of fixed-rate loans which peaked during the third quarter of 2003. This was offset by a lower provision for loan losses and lower income taxes.

     The Company's return on average assets was 1.03% in 2005 compared to .96% in 2004 and 1.05% in 2003. Return on average equity was 9.23%, 9.11% and 9.87% in 2005, 2004 and 2003, respectively.


A graph depicts Net Income (in millions)    Year
------------------------------------------------
            $ 5,869                         2005
              5,601                         2004
              5,971                         2003
              6,753                         2002
              5,622                         2001


A graph depicts Return on Average Assets    Year
------------------------------------------------
            1.03%                           2005
             .96%                           2004
            1.05%                           2003
            1.37%                           2002
            1.18%                           2001



10 Penseco Financial Services Corporation / 2005 Annual Report

RESULTS OF OPERATIONS


Net Interest Income

The principal component of the Company's earnings is net interest income, which is the difference between interest and fees earned on interest-earning assets and interest paid on deposits and other borrowings.

     Net interest income increased $1.8 million or 10.1% to $19.6 million for 2005 compared to $17.8 million for 2004. Loan income was higher overall for 2005 due to increases in the volume of new loans and interest rates. Investment income decreased due in part to the return of principal on the Mortgage-Backed Securities portfolio and the sale of $10 million long term fixed rate municipal securities during the first quarter of 2005. Interest expense for 2005 increased $1.0 million or 13.2% to $8.6 million for 2005 compared to $7.6 million in 2004. The increase is primarily due to increases in interest rates as the Federal Reserve continued to raise interest rates through 2005.

     Net interest income for 2004 was $17.8 million, which was basically unchanged from 2003. Loan income was lower overall for 2004 since the volume of new loans and rate increases occurred primarily in the second half of the year. Investment income increased due to purchases of tax-exempt securities at favorable tax-equivalent yields. Interest expense for 2004 remained low as to deposits, offset by an increase in long-term borrowing costs in 2004 versus 2003, since the long-term debt was not incurred until March 2003.

     Net interest income, when expressed as a percentage of average interest-earning assets, is referred to as net interest margin. The Company's net interest margin for the year ended December 31, 2005 was 3.6% compared with 3.2% for the year ended December 31, 2004 and 3.2% for the year ended December 31, 2003.

     Interest income in 2005 totalled $28.2 million, compared to $25.4 million in 2004, an increase of $2.8 million or 11.0%. The yield on average interest-earning assets increased to 5.1% in 2005, compared to 4.5% in 2004. Average interest-earning assets decreased in 2005 to $548.2 million from $560.3 million in 2004. Average loans, which are typically the Company's highest yielding earning assets, increased $41.8 million or 16.3% in 2005. Average loans represented 54.3% of 2005 average interest-earning assets, compared to 45.7% in 2004. Income on loans increased $5.0 million or 36.8% in 2005, compared to a decrease in loan income of $1.0 million or 6.8% during 2004. Investment securities decreased on average by $55.1 million or 18.9% to $237.1 million compared to $292.2 million in 2004. Income on investments declined $2.1 million or 17.9% to $9.6 million in 2005, from $11.7 million in 2004.

     The average rate paid on interest-bearing liabilities during 2005 was 2.1%, compared to 1.7% in 2004.

     Interest income in 2004 totalled $25.4 million, compared to $26.0 million in 2003, a decrease of 2.3%. The yield on average interest-earning assets was 4.5% in 2004, compared to 4.8% in 2003. Average interest-earning assets increased in 2004 to $560.3 million from $548.2 million in 2003. Average loans, which are typically the Company's highest yielding earning assets, decreased $6.4 million in 2004, while investment securities increased on average by $51.9 million. Average loans represented 45.7% of 2004 average interest-earning assets, compared to 47.9% in 2003.

     Interest expense also decreased in 2004 to $7.6 million from $8.2 million in 2003, a decrease of $.6 million or 7.3%.

The average rate paid on interest-bearing liabilities during 2004 was 1.7%, compared to 1.9% in 2003.


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


A graph depicts Net Interest Income (in millions)      Year
-----------------------------------------------------------
                  $  19,590                            2005
                     17,806                            2004
                     17,786                            2003
                     19,888                            2002
                     19,336                            2001


                Penseco Financial Services Corporation  /  2005 Annual Report 11

Distribution of Assets, Liabilities and Stockholders' Equity/Interest Rates and Interest Differential


The table below presents average weekly balances, interest income on a fully taxable equivalent basis and interest expense, as well as average rates earned and paid on the Company's major asset and liability items for the years 2005, 2004 and 2003.


                                                    2005                            2004                            2003
------------------------------------------------------------------------------------------------------------------------------------
                                        Average   Revenue/   Yield/     Average   Revenue/   Yield/     Average   Revenue/   Yield/
                                        Balance   Expense     Rate      Balance   Expense    Rate       Balance   Expense     Rate
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Investment securities:
  Available-for-sale:
    U.S. Treasury securities           $   1,849  $      7    6.87%    $   6,206  $    370    5.96%    $  30,127  $  1,250    4.15%
    U.S. Agency obligations              116,429     3,650    3.13       133,231     4,340    3.26        79,520     3,660    4.60
    States & political subdivisions       23,873     1,006    6.38        41,142     1,931    7.11        20,433       947    7.02
    Federal Home Loan Bank stock           4,907       143    2.91         5,704        94    1.65         4,911        97    1.98
    Other                                  1,765        47    2.66           549        13    2.37           435        11    2.53
  Held-to-maturity:
    U.S. Agency obligations               59,036     2,631    4.46        74,291     3,334    4.49        75,194     3,365    4.48
    States & political subdivisions       29,250     1,610    8.34        31,103     1,545    7.53        29,730     1,621    8.26
Loans, net of unearned income:
  Real estate mortgages                  217,942    13,396    6.15       185,440    10,044    5.42       194,135    11,246    5.79
  Commercial                              42,820     2,782    6.50        36,312     1,814    5.00        31,288     1,497    4.78
  Consumer and other                      37,037     2,391    6.46        34,287     1,774    5.17        36,997     1,890    5.11
Federal funds sold                         6,011       176    2.93         5,434        58    1.07        35,620       340     .95
Interest on balances with banks            7,302       211    2.89         6,589        68    1.03         9,781        90     .92
-----------------------------------------------------------------------------------------------------------------------------------
Total Earning Assets/
  Total Interest Income                  548,221  $ 28,170    5.14%      560,288  $ 25,385    4.53%      548,171  $ 26,014    4.75%
-----------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                    8,961                           8,732                           8,760
Bank premises and equipment                9,184                           9,593                           9,984
Accrued interest receivable                2,967                           3,225                           3,144
Other assets                               2,663                           3,040                           4,482
Less: Allowance for loan losses            3,686                           3,523                           3,411
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                           $ 568,310                       $ 581,355                       $ 571,130

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Demand-Interest bearing              $  32,821  $    190     .58%    $  31,425  $    115     .37%    $  28,738  $    144     .50%
  Savings                                 79,262       275     .35        81,812       346     .42        76,983       472     .61
  Money markets                           84,115     1,246    1.48        89,161       707     .79        87,973       737     .84
  Time - Over $100                        26,088       808    3.10        28,067       806    2.87        32,525       844    2.59
  Time - Other                            86,995     2,501    2.87        92,752     1,985    2.14       105,858     2,873    2.71
Repurchase agreements                     27,546       415    1.51        22,817       167     .73        22,266       183     .82
Short-term borrowings                        378        19    5.03           595        10    1.68           699        11    1.57
Long-term borrowings                      79,919     3,126    3.91        88,955     3,443    3.87        76,401     2,964    3.88
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities/
  Total Interest Expense                 417,124  $  8,580    2.06%      435,584  $  7,579    1.74%      431,443$    8,228    1.91%
-----------------------------------------------------------------------------------------------------------------------------------
Demand - Non-interest bearing             86,302                          82,757                          76,421
All other liabilities                      1,270                           1,545                           2,763
Stockholders' equity                      63,614                          61,469                          60,503
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
  Stockholders' Equity                 $ 568,310                       $ 581,355                       $ 571,130
Interest Spread                                               3.08%                           2.79%                           2.84%
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                               $ 19,590                        $ 17,806                        $ 17,786

FINANCIAL RATIOS
Net interest margin                                           3.57%                           3.18%                           3.24%
Return on average assets                                      1.03%                            .96%                           1.05%
Return on average equity                                      9.23%                           9.11%                           9.87%
Average equity to average assets                             11.19%                          10.57%                          10.59%
Dividend payout ratio                                        52.75%                          51.72%                          48.56%


12 Penseco Financial Services Corporation / 2005 Annual Report

DOLLAR AMOUNT OF CHANGE IN INTEREST INCOME AND INTEREST EXPENSE


                                                     Dollar                             Change
                                                     Amount   Change in   Change in    in Rate-
             2005 compared to 2004                 of Change   Volume        Rate       Volume
             ----------------------------------------------------------------------------------
EARNING      Investment securities:
ASSETS         Available-for-sale:
                 U.S. Treasury securities          $   (243)  $   (260)   $     56     $   (39)
                 U.S. Agency obligations               (690)      (548)       (173)         31
                 States & political subdivisions       (925)      (810)       (197)         82
                 Equity securities                       83          7          71           5
               Held-to-maturity:
                 U.S. Agency obligations               (703)      (685)        (22)          4
                 States & political subdivisions         65        (92)        165          (8)
             Loans, net of unearned income:
               Real estate mortgages                  3,352      1,762       1,354         236
               Commercial                               968        325         545          98
               Consumer and other                       617        142         442          33
             Federal funds sold                         118          6         101          11
             Interest bearing balances with banks       143          7         123          13
             ----------------------------------------------------------------------------------
               Total Interest Income                  2,785       (146)      2,465         466
             ----------------------------------------------------------------------------------
INTEREST     Deposits:
BEARING        Demand - Interest bearing                 75          5          66           4
LIABILITIES    Savings                                  (71)       (11)        (57)         (3)
               Money markets                            539        (40)        615         (36)
               Time - Over $100                           2        (57)         65          (6)
               Time - Other                             516       (123)        677         (38)
             Repurchase agreements                      248         35         178          35
             Short-term borrowings                        9         (4)         20          (7)
             Long-term borrowings                      (317)      (350)         36          (3)
             ----------------------------------------------------------------------------------
               Total Interest Expense                 1,001       (545)      1,600         (54)
             ----------------------------------------------------------------------------------
               Net Interest Income                 $  1,784   $    399    $    865     $   520
             ==================================================================================


                                                     Dollar                             Change
                                                     Amount   Change in   Change in    in Rate-
             2004 compared to 2003                 of Change   Volume        Rate       Volume
             ----------------------------------------------------------------------------------
EARNING      Investment securities:
ASSETS         Available-for-sale:
                 U.S. Treasury securities          $   (880)  $   (993)   $    545     $  (432)
                 U.S. Agency obligations                680      2,471      (1,066)       (725)
                 States & political subdivisions        984        959          12          13
                 Equity securities                       (1)        19         (17)         (3)
               Held-to-maturity:
                 U.S. Agency obligations                (31)       (40)          9           -
                 States & political subdivisions        (76)        75        (169)         18
             Loans, net of unearned income:
               Real estate mortgages                 (1,202)      (503)       (718)         19
               Commercial                               317        240          69           8
               Consumer and other                      (116)      (138)         22           -
             Federal funds sold                        (282)      (287)         43         (38)
             Interest bearing balances with banks       (22)       (29)         11          (4)
             ----------------------------------------------------------------------------------
               Total Interest Income                   (629)     1,774      (1,259)     (1,144)
             ----------------------------------------------------------------------------------
INTEREST     Deposits:
BEARING        Demand - Interest bearing                (29)        13         (37)         (5)
LIABILITIES    Savings                                 (126)       29         (146)         (9)
               Money markets                            (30)        10         (44)          4
               Time - Over $100                         (38)      (115)         91         (14)
               Time - Other                            (888)      (355)       (603)         70
             Repurchase agreements                      (16)         5         (20)         (1)
             Short-term borrowings                       (1)        (2)          1           -
             Long-term borrowings                       479        487          (7)         (1)
             ----------------------------------------------------------------------------------
               Total Interest Expense                  (649)        72        (765)         44
             ----------------------------------------------------------------------------------
               Net Interest Income                 $     20   $  1,702    $   (494)    $(1,188)
             ==================================================================================


                Penseco Financial Services Corporation  /  2005 Annual Report 13

Provision for Loan Losses


The provision for loan losses represents management's determination of the amount necessary to bring the allowance for loan losses to a level that management considers adequate to reflect the risk of future losses inherent in the Company's loan portfolio.

     The provision for loan losses was $263 in 2005, an increase of 82.6% compared to $144 for 2004. The increase in the provision was due to the Company's increased commercial loan portfolio.

     The Company believes that the judgments used in establishing the Allowance for Loan Losses are based on reliable information. In assessing the sufficiency of the Allowance for Loan Losses, management considers, how well prior estimates have related to actual experience. The Company continually monitors the risk elements, historical rates and other data used in establishing the allowance on a periodic basis. The Company has not found it necessary to change the allowance by material amounts, which would call into question the reliability of the judgments used in its calculation.

     There are also no particular risk elements in the local economy that put a group or category of loans at increased risk, however the Company has increased its portfolio of commercial loans, which typically bear a higher risk. These loans are typically secured by real estate to minimize this risk.

     The process of determining the adequacy of the allowance is necessarily judgmental and subject to changes in external conditions. Accordingly, there can be no assurance that existing levels of the allowance will ultimately prove adequate to cover actual loan losses.


OTHER INCOME

The following table sets forth information by category of other income for the Company for the past three years:

Years Ended December 31,                        2005          2004          2003
--------------------------------------------------------------------------------
Trust department income                     $  1,479      $  1,353      $  1,311
Service charges on deposit accounts              940         1,056         1,133
Merchant transaction income                    4,521         5,001         5,005
Other fee income                               1,575         1,650         1,630
Other operating income                           372           177         1,323
Realized (losses) gains on securities, net       (13)          357           341
--------------------------------------------------------------------------------
  Total Other Income                        $  8,874      $  9,594      $ 10,743
================================================================================

Other income decreased $720 or 7.5% during 2005 to $8,874 from $9,594 for 2004. Service charge income decreased $116 or 11.0%. Merchant transaction income declined $480 or 9.6%, mainly from lower volumes. Other fee income declined $75 or 4.5%, including reduced brokerage income of $140 or 27.5%. The Company experienced a loss on securities of $13 in 2005 compared to a gain on securities of $357 in 2004. Offsetting these declines were increases in trust department income of $126 or 9.3% and other operating income of $195 or 110.2%.

     Other income decreased $1,149 or 10.7% during 2004 to $9,594 from $10,743 for 2003. Service charge income decreased $77 or 6.8%. Other operating income decreased $1,146, mostly due to a reduction of $1,083 in gains on the sale of refinanced mortgage loans in the secondary market, which peaked during the third quarter of 2003, while interest rates were falling. Refinancing activity slowed as interest rates increased during 2004. Offsetting these declines were increases in other operating income, trust income of $42 or 3.2% and brokerage income of $85 or 20.0%, mainly from increased business.


OTHER EXPENSES

The following table sets forth information by category of other expenses for the Company for the past three years:

Years Ended December 31,                        2005          2004          2003
--------------------------------------------------------------------------------
Salaries and employee benefits              $  9,261      $  9,165      $  9,010
Occupancy expenses, net                        1,377        1,255         1,388
Furniture and equipment expenses               1,078        1,136         1,175
Merchant transaction expenses                  3,646        4,058         4,158
Other operating expenses                       5,357        4,970         4,723
--------------------------------------------------------------------------------
  Total Other Expenses                      $ 20,719      $ 20,584      $ 20,454
================================================================================

Other expenses increased $135 or 1% for 2005 to $20,719 from $20,584 for 2004. Occupancy expense increased $122 or 9.7%. Other operating expenses increased $387 or 7.8%, mainly due to increased professional services. Merchant transaction expense declined $412 or 10.2% due to lower volumes.

     Other expenses increased $130 or 1% for 2004 to $20,584 from $20,454 for 2003. Salaries and employee benefits increased $155 to $9,165 for 2004 from $9,010 for 2003, primarily due to merit increases and health care costs. Other operating expenses increased $247 or 5.2%, mainly due to increased professional expenses. Occupancy expense decreased $133, largely from lower depreciation expense.


INCOME TAXES

Federal income tax expense increased $542 or 50.6% to $1,613 in 2005 compared to $1,071 in 2004, due to increased operating income and decreased tax-free income.

     Federal income tax expense decreased $557 or 34.2% to $1,071 in 2004 compared to $1,628 in 2003, due to increased tax free income and decreased operating income.

     The Company's effective income tax rate for 2005, 2004 and 2003 was 21.6%, 16.1% and 21.4%, respectively.

     The Company uses the asset and liability method of accounting for deferred income taxes. If current available information raises doubt as to the realization of deferred tax assets, a valuation allowance is established. The Company evaluates the recoverability of deferred tax assets based on its ability to generate future profits. The Company employs budgeting and periodic reporting processes to continually monitor its progress. Historically, the Company has had sufficient profits for recovery of deferred tax benefits.

     For further discussion pertaining to Federal income taxes, see Note 14 to the Consolidated Financial Statements.


FINANCIAL CONDITION

Total assets increased $12.0 million or 2.1% during 2005 to $575.7 million at December 31, 2005 compared to $563.7 million at December 31, 2004. For the year ended December 31, 2004, total assets decreased $20.9 million or 3.6% to $563.7 million compared to $584.6 million at December 31, 2003.


INVESTMENT PORTFOLIO

The Company maintains a portfolio of investment securities to provide income and serve as a source of liquidity for its ongoing operations.


     The following table presents the carrying value, by security type, for the Company's investment portfolio:

December 31,                                2005            2004            2003
--------------------------------------------------------------------------------
U.S. Treasury securities               $       -       $   5,077       $  15,387
U.S. Agency securities                   171,308         190,547         221,156
States & political subdivisions           50,887          60,789          50,228
Equity securities                          7,762           6,265           6,354
--------------------------------------------------------------------------------
  Total Investment Securities          $ 229,957       $ 262,678       $ 293,125
================================================================================


14 Penseco Financial Services Corporation / 2005 Annual Report

LOAN PORTFOLIO


Details regarding the Company's loan portfolio for the past five years are as follows:

December 31,                           2005        2004        2003        2002        2001
-------------------------------------------------------------------------------------------
Real estate - construction
  and land development            $  13,132   $   6,805   $   3,078   $   5,031   $   9,124
Real estate mortgages               227,853     196,149     172,964     217,883     246,486
Commercial                           42,894      41,560      30,056      30,077      30,001
Credit card and related plans         3,152       2,872       2,403       2,320       2,377
Installment                          26,293      25,679      25,855      27,306      30,142
Obligations of states &
  political subdivisions              8,038       7,111       6,026       6,239       5,678
-------------------------------------------------------------------------------------------
  Loans, net of unearned income
                                    321,362     280,176     240,382     288,856     323,808
Less: Allowance for loan losses       3,800       3,600       3,500       3,347       3,600
-------------------------------------------------------------------------------------------
  Loans, net                      $ 317,562   $ 276,576   $ 236,882   $ 285,509   $ 320,208
===========================================================================================


LOANS

Total net loans increased $41.0 million to $317.6 million at December 31, 2005 from $276.6 million at December 31, 2004, an increase of 14.8%. This increase is mainly due to strong loan demand with a mix of fixed and variable rate loans.

     Total net loans increased $39.7 million to $276.6 million at December 31, 2004 from $236.9 million at December 31, 2003, an increase of 16.8%. This increase is mainly due to strong loan demand with a mix of fixed and variable rate loans.


A graph depicts Net Loans (in millions)      Year
--------------------------------------------------
              $ 317,562                      2005
                276,576                      2004
                236,882                      2003
                285,509                      2002
                320,208                      2001


LOAN QUALITY

     The lending activities of the Company are guided by the comprehensive lending policy established by the Board of Directors. Loans must meet criteria which include consideration of the character, capacity and capital of the borrower, collateral provided for the loan, and prevailing economic conditions.

     Regardless of credit standards, there is risk of loss inherent in every loan portfolio. The allowance for loan losses is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of the loans. The evaluations take into consideration such factors as change in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, industry experience, collateral value and current economic conditions that may affect the borrower's ability to pay. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

     The allowance for loan losses is increased by periodic charges against earnings as a provision for loan losses, and decreased periodically by charge-offs of loans (or parts of loans) management has determined to be uncollectible, net of actual recoveries on loans previously charged-off.


                Penseco Financial Services Corporation  /  2005 Annual Report 15

NON-PERFORMING ASSETS

Non-performing assets consist of non-accrual loans, loans past due 90 days or more and still accruing interest and other real estate owned. The following table sets forth information regarding non-performing assets as of the dates indicated:

December 31,                                     2005      2004      2003      2002      2001
---------------------------------------------------------------------------------------------
Non-accrual loans                             $ 1,627   $ 1,991   $ 1,533   $ 2,245   $ 1,917
Loans past due 90 days or more and accruing:
  Guaranteed student loans                        152       253       169       394       304
  Credit card loans                                21        13         3         -        22
---------------------------------------------------------------------------------------------
  Total non-performing loans                    1,800     2,257     1,705     2,639     2,243
Other real estate owned                            91       176       121        59       143
---------------------------------------------------------------------------------------------
  Total non-performing assets                 $ 1,891   $ 2,433   $ 1,826   $ 2,698   $ 2,386
=============================================================================================

Loans are generally placed on a non-accrual status when principal or interest is past due 90 days or when payment in full is not anticipated. When a loan is placed on non-accrual status, all interest previously accrued but not collected is charged against current income. Loans are returned to accrual status when past due interest is collected and the collection of principal is probable.

     Loans on which the accrual of interest has been discontinued or reduced amounted to $1,627, $1,991 and $1,533 at December 31, 2005, 2004 and 2003,
respectively. If interest on those loans had been accrued, such income would have been $264, $199 and $198 for 2005, 2004 and 2003, respectively. Interest income on those loans, which is recorded only when received, amounted to $27, $16 and $29 for 2005, 2004 and 2003, respectively. There are no commitments to lend additional funds to borrowers whose loans are on non-accrual status.

     The management process for evaluating the adequacy of the allowance for loan losses includes reviewing each month's loan committee reports which list all loans that do not meet certain internally developed criteria as to collateral adequacy, payment performance, economic conditions and overall credit risk. These reports also address the current status and actions in process on each listed loan. From this information, adjustments are made to the allowance for loan losses. Such adjustments include both specific loss allocation amounts and general provisions by loan category based on present and past collection experience, nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions that may affect the borrower's ability to pay. As of December 31, 2005, there are no significant loans as to which management has serious doubt about their collectibility.

     At December 31, 2005, 2004 and 2003, the Company did not have any loans specifically classified as impaired.

     Most of the Company's lending activity is with customers located in the Company's geographic market area and repayment thereof is affected by economic conditions in this market area.


LOAN LOSS EXPERIENCE


The following tables present the Company's loan loss experience during the periods indicated:

Years Ended December 31,                   2005      2004      2003      2002      2001
---------------------------------------------------------------------------------------
Balance at beginning of year            $ 3,600   $ 3,500   $ 3,347   $ 3,600   $ 3,100
---------------------------------------------------------------------------------------
Charge-offs:
  Real estate mortgages                      31         -        11        91        38
  Commercial and all others                   -        12       289       944       389
  Credit card and related plans              68        34        51        44        37
  Installment loans                          14         7         4        22        19
---------------------------------------------------------------------------------------
Total charge-offs                           113        53       355     1,101       483
---------------------------------------------------------------------------------------
Recoveries:
  Real estate mortgages                      46         3        24        31        20
  Commercial and all others                   -         -         6         -         -
  Credit card and related plans               3         2         2         1         1
  Installment loans                           1         4         -         3         8
---------------------------------------------------------------------------------------
Total recoveries                             50         9        32        35        29
---------------------------------------------------------------------------------------
Net charge-offs                              63        44       323     1,066       454
---------------------------------------------------------------------------------------
Provision charged to operations             263       144       476       813       954
---------------------------------------------------------------------------------------
  Balance at End of Year                $ 3,800   $ 3,600   $ 3,500   $ 3,347   $ 3,600
=======================================================================================
Ratio of net charge-offs
to average loans outstanding              0.02%     0.02%     0.12%     0.34%     0.14%
=======================================================================================


16 Penseco Financial Services Corporation  /  2005 Annual Report

The allowance for loan losses is allocated as follows:

December 31,                    2005             2004             2003             2002             2001
---------------------------------------------------------------------------------------------------------------
                              Amount     %1    Amount     %1    Amount     %1    Amount     %1    Amount     %1
---------------------------------------------------------------------------------------------------------------
Real estate mortgages        $ 1,200   75%    $ 1,100   72%    $ 1,100   73%    $ 1,600   77%    $  1,700  79%
Commercial
  and all others               2,190   16       2,070   18       1,970   15       1,222   13       1,375   11
Credit card and
  related plans                  185    1         180    1         180    1         175    1         175    1
Personal installment loans       225    8         250    9         250   11         350    9         350    9
---------------------------------------------------------------------------------------------------------------
  Total                      $ 3,800  100%    $ 3,600  100%    $ 3,500  100%    $ 3,347  100%    $ 3,600  100%
===============================================================================================================

Note: 1 - Percent of loans in each category to total loans


DEPOSITS

The primary source of funds to support the Company's operations is its deposit base. Company deposits increased $2.6 million to $397.9 million at December 31, 2005 from $395.3 million at December 31, 2004. Company deposits decreased $12.6 million to $395.3 million at December 31, 2004 from $407.9 million at December 31, 2003, a decrease of 3.1%, mainly due to a decrease in higher rate time deposits.


The maturities of time deposits of $100,000 or more are as follows:

  Three months or less                                         $  6,100
  Over three months through six months                            5,789
  Over six months through twelve months                           5,321
  Over twelve months                                             10,914
                                                               --------
  Total                                                        $ 28,124
                                                               ========



A graph depicts Deposits (in millions)     Year
-----------------------------------------------
                 $ 397,867                 2005
                   395,301                 2004
                   407,944                 2003
                   414,664                 2002
                   406,531                 2001


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


LIQUIDITY

The objective of liquidity management is to maintain a balance between sources and uses of funds in such a way that the cash requirements of customers for loans and deposit withdrawals are met in the most economical manner. Management monitors its liquidity position continuously in relation to trends of loans and deposits for short-term as well as long-term requirements. Liquid assets are monitored on a daily basis to assure maximum utilization. Management also manages its liquidity requirements by maintaining an adequate level of readily marketable assets and access to short-term funding sources. Management does not foresee any adverse trends in liquidity.


                Penseco Financial Services Corporation  /  2005 Annual Report 17

     The Company remains in a highly liquid condition both in the short and long term. Sources of liquidity include the Company's U.S. Agency bond portfolios, additional deposits, earnings, overnight loans to and from other companies (Federal Funds) and lines of credit at the Federal Reserve Bank and the Federal Home Loan Bank. The Company is not a party to any commitments, guarantees or obligations that could materially affect its liquidity.


     The Company offers collateralized repurchase agreements, that have a one day maturity, as an alternative deposit option for its customers. The Company also has long-term debt outstanding to the FHLB, which was used to purchase a Freddie Mac pool of residential mortgages, as described earlier in this report. The Company continues to have $171,053 of available borrowing capacity with the FHLB.


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

     Financial instruments whose contract amounts represent credit risk at December 31, 2005 and 2004 are as follows:

                                        2005              2004
--------------------------------------------------------------
Commitments to extend credit:
  Fixed rate                        $ 41,229          $ 21,152
  Variable rate                     $ 75,100          $ 67,502
Standby letters of credit           $ 15,268          $ 17,662


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
Commitments generally have expiration dates of one year or less or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

     The Company is upgrading its computer technology at an estimated total cost of $1.5 million of which $.7 million has been incurred through December 31, 2005 and is included in fixed assets, but not yet placed in service. The project is expected to be completed in the first quarter of 2006.


RELATED PARTIES

The Company does not have any material transactions involving related persons or entities, other than traditional banking transactions, which are made on the same terms and conditions as those prevailing at the time for comparable transactions with unrelated parties. The Bank has issued standby letters of credit for the accounts of related parties in the amount of $6,545.


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

     The Company's total risk-based capital ratio was 18.62% at December 31, 2005. The Company's risk-based capital ratio is more than the 10.00% ratio that Federal regulators use as the "well capitalized" threshold. This is the current criteria which the FDIC uses in determining the lowest insurance rate for deposit insurance. The Company's risk-based capital ratio is more than double the 8.00% limit which determines whether a company is "adequately capitalized". Under these rules, the Company could significantly increase its assets and still comply with these capital requirements without the necessity of increasing its equity capital.

The following table presents Stockholders' Equity of the Company for the past two years:


Years Ended December 31,                         2005              2004
-----------------------------------------------------------------------
Balance at beginning of year                 $ 62,376          $ 60,807
Net Income                                      5,869             5,601
Less:
  Other comprehensive income                    1,352             1,132
  Cash dividends declared                       3,094             2,900
-----------------------------------------------------------------------
Total Stockholders' Equity                   $ 63,799          $ 62,376
=======================================================================


18 Penseco Financial Services Corporation / 2005 Annual Report

A graph depicts Stockholders' Equity (in millions)     Year
-----------------------------------------------------------
                $  63,799                              2005
                   62,376                              2004
                   60,807                              2003
                   58,975                              2002
                   54,648                              2001


A graph depicts Return on Average Equity               Year
-----------------------------------------------------------
                 9.23%                                 2005
                 9.11%                                 2004
                 9.87%                                 2003
                11.79%                                 2002
                10.57%                                 2001


ITEM 7A  Quantitative and Qualitative Disclosures About Market Risk

The Company currently does not enter into derivative financial instruments, which include futures, forwards, interest rate swaps, option contracts and other financial instruments with similar characteristics. However, the Company is party to traditional financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, financial guarantees and letters of credit. These traditional instruments involve to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party up to a stipulated amount and with specified terms and conditions.

     Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by the Company until the instrument is exercised.

     The Company's exposure to market risk is reviewed on a regular basis by the Asset/Liability Committee. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent and that the goal is to identify and minimize the risks. Tools used by management include the standard GAP report and an interest rate shock simulation report. The Company has no market risk sensitive instruments held for trading purposes. It appears the Company's market risk is reasonable at this time.

     The following table provides information about the Company's market rate sensitive instruments used for purposes other than trading that are sensitive to changes in interest rates. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities as well as the Company's historical experience of the impact of interest rate fluctuations on the prepayment of residential and home equity loans and mortgage-backed securities. For core deposits (e.g., DDA, interest checking, savings and money market deposits) that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based on the Company's historical experience, management's judgment, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors.


                  Penseco Financial Services Corporation / 2005 Annual Report 19

MATURITIES AND SENSITIVITY OF MARKET RISK AS OF DECEMBER 31, 2005

The table below presents States and political subdivisions securities on a fully taxable equivalent basis.

                                                                                                      Non-Rate
                                          2006        2007      2008      2009      2010 Thereafter  Sensitive    Total   Fair Value
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Fixed interest rate securities:
  U.S. Treasury securities           $       -  $        -  $      -  $      -  $      -  $       -  $       -  $       -  $      -
    Yield                                    -           -         -         -         -          -          -          -
  U.S. Agency obligations               66,280      11,688     1,840     1,930     2,025     43,153          -    126,916   125,642
    Yield                                3.47%       4.25%     4.82%     4.82%     4.82%      4.82%          -      4.06%
  States & political subdivisions            -           -         -     7,612     8,347     34,928          -     50,887    53,273
    Yield                                    -           -         -     8.21%     8.22%      6.99%          -      7.37%
Variable interest rate securities:
  U.S. Agency obligations               13,001      13,008    13,418     2,443     2,522          -          -     44,392    44,395
    Yield                                3.16%       3.13%     3.14%     3.23%     3.23%          -          -      3.15%
  Federal Home Loan Bank stock               -           -         -         -         -      4,699          -      4,699     4,699
    Yield                                    -           -         -         -         -      3.00%          -      3.00%
  Other                                      -           -         -         -         -      3,063          -      3,063     3,063
    Yield                                    -           -         -         -         -      1.71%          -      1.71%
Fixed interest rate loans:
  Real estate mortgages                  9,397       9,561     7,654     9,927     7,283     90,767          -    134,589   133,060
    Yield                                6.10%       6.43%     6.24%     5.92%     6.26%      6.14%          -      6.15%
  Consumer and other                     1,942       1,747     1,636     1,253     1,030      2,572          -     10,180    10,206
    Yield                                6.94%       6.80%     6.74%     6.81%     7.00%      6.61%          -      6.79%
Variable interest rate loans:
  Real estate mortgages                 19,763       9,465     8,771     8,686     9,024     50,687          -    106,396    102,367
    Yield                                7.17%       6.92%     6.90%     6.89%     6.88%      6.50%          -      6.76%
  Commercial                            42,894           -         -         -         -          -          -     42,894     42,894
    Yield                                6.50%           -         -         -         -          -          -      6.50%
  Consumer and other                    12,990       3,734     3,304     2,818     3,025      1,432          -     27,303     27,693
    Yield                                7.50%       8.84%     8.55%     8.07%     8.08%      8.13%          -      7.97%
Less: Allowance for loan losses            602         334       292       309       278      1,985          -      3,800
Interest bearing deposits with banks       263           -         -         -         -          -          -        263        263
    Yield                                4.00%           -         -         -         -          -          -      4.00%
Cash and due from banks                      -           -         -         -         -          -     11,310     11,310     11,310
Other assets                                 -           -         -         -         -          -     16,596     16,596
------------------------------------------------------------------------------------------------------------------------------------
Total Assets                         $ 165,928  $   48,869  $ 36,331  $ 34,360  $ 32,978  $ 229,316  $  27,906  $ 575,688  $ 558,865
====================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Variable interest rate deposits:
  Demand - Interest bearing          $       -  $   33,094  $      -  $      -  $      -  $       -  $       -  $  33,094  $  33,094
    Yield                                    -        .61%         -         -         -          -          -       .61%
  Savings                                    -      86,013         -         -         -          -          -     86,013     86,013
    Yield                                    -        .77%         -         -         -          -          -       .77%
  Money markets                         80,463           -         -         -         -          -          -     80,463     80,463
    Yield                                2.11%           -         -         -         -          -          -      2.11%
  Fixed interest rate deposits:
  Time - Over $100,000                  17,210       6,047     3,841       200       726        100          -     28,124     28,877
    Yield                                3.37%       3.94%     4.06%     3.75%     4.33%      5.00%          -      3.62%
  Time - Other                          44,975      18,031     6,549     3,247     4,908        750          -     78,460     78,917
    Yield                                2.87%       3.95%     3.69%     3.42%     4.24%      4.41%          -      3.31%
Demand - Non-interest bearing                -           -         -         -         -          -     91,713     91,713     91,713
Repurchase agreements                   30,414           -         -         -         -          -          -     30,414     30,414
    Yield                                1.75%           -         -         -         -          -          -      1.75%
Short-term borrowings                    4,626           -         -         -         -          -          -      4,626      4,626
    Yield                                2.46%           -         -         -         -          -          -      2.46%
Long-term borrowings                     9,547       9,887     8,781     8,612     6,635     31,939          -     75,401     75,710
    Yield                                3.50%       3.50%     3.63%     3.69%     3.86%      4.36%          -      3.93%
Other liabilities                            -           -         -         -         -          -      3,581      3,581
Stockholders' equity                         -           -         -         -         -          -     63,799     63,799
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
    Stockholders' Equity             $ 187,235  $  153,072  $ 19,171  $ 12,059  $ 12,269  $  32,789  $ 159,093  $ 575,688  $ 509,827
====================================================================================================================================
Excess of (liabilities) assets subject
    to interest rate change          $ (21,307) $ (104,203) $ 17,160  $ 22,301  $ 20,709  $ 196,527  $(131,187) $       -
====================================================================================================================================


20 Penseco Financial Services Corporation / 2005 Annual Report

        MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING


The management of Penseco Financial Services Corporation is responsible for establishing and maintaining adequate internal control over financial reporting. Penseco Financial Services Corporation's internal control system was designed to provide reasonable assurance to the Company's management and Board of Directors regarding the preparation and fair presentation of published financial statements in accordance with U.S. generally accepted accounting principles. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

     Management maintains a comprehensive system of controls intended to ensure that transactions are executed in accordance with management's authorization, assets are safeguarded, and financial records are reliable. Management also takes steps to see that information and communication flows are effective and to monitor performance, including performance of internal control procedures.

     Penseco Financial Services Corporation management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2005 based on the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on this assessment, management believes that, as of December 31, 2005, the Company's internal control over financial reporting is effective.

     Management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2005 has been audited by McGrail, Merkel, Quinn & Associates, the Company's independent registered public accounting firm, as stated in their report appearing on page 22, which expresses unqualified opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting as of December 31, 2005.


                Penseco Financial Services Corporation  /  2005 Annual Report 21

             Report of Independent Registered Public Accounting Firm



To the Board of Directors and Stockholders
Penseco Financial Services Corporation
Scranton, Pennsylvania



     We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that Penseco Financial Services Corporation and subsidiary maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Penseco Financial Services Corporation and subsidiary's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

     A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.


22 Penseco Financial Services Corporation / 2005 Annual Report

To the Board of Directors and Stockholders
Penseco Financial Services Corporation


                                      [2]


     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     In our opinion, management's assessment that Penseco Financial Services Corporation and subsidiary maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, Penseco Financial Services Corporation and subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Penseco Financial Services Corporation and subsidiary and our report dated February 3, 2006 expressed an unqualified opinion.




Scranton, Pennsylvania
February 3, 2006


                Penseco Financial Services Corporation  /  2005 Annual Report 23

             Report of Independent Registered Public Accounting Firm




To the Board of Directors and Stockholders
Penseco Financial Services Corporation
Scranton, Pennsylvania


     We have audited the accompanying consolidated balance sheets of Penseco Financial Services Corporation and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Penseco Financial Services Corporation and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Penseco Financial Services Corporation and subsidiary's internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 3, 2006 expressed an unqualified opinion on management's assessment of the effectiveness of Penseco Financial Services Corporation and subsidiary's internal control over financial reporting and an unqualified opinion on the effectiveness of Penseco Financial Services Corporation and subsidiary's internal control over financial reporting.



Scranton, Pennsylvania
February 3, 2006


24 Penseco Financial Services Corporation / 2005 Annual Report

ITEM 8   Financial Statements and Supplementary Data


                           Consolidated Balance Sheets

(in thousands, except per share amounts)

                 December 31,                                    2005       2004
                 ---------------------------------------------------------------
ASSETS           Cash and due from banks                    $  11,310  $   7,763
                 Interest bearing balances with banks             263        534
                 ---------------------------------------------------------------
                   Cash and Cash Equivalents                   11,573      8,297

                 Investment securities:
                   Available-for-sale, at fair value          147,942    167,410
                   Held-to-maturity (fair value of $83,130
                     and $97,791, respectively)                82,015     95,268
                 ---------------------------------------------------------------
                   Total Investment Securities                229,957    262,678

                 Loans, net of unearned income                321,362    280,176
                   Less: Allowance for loan losses              3,800      3,600
                 ---------------------------------------------------------------
                   Loans, Net                                 317,562    276,576

                 Bank premises and equipment                    9,453      9,233
                 Other real estate owned                           91        176
                 Accrued interest receivable                    3,473      3,406
                 Other assets                                   3,579     3,342
                 ---------------------------------------------------------------
                   Total Assets                             $ 575,688  $ 563,708
                 ===============================================================

LIABILITIES      Deposits:
                   Non-interest bearing                     $  91,713  $  82,938
                   Interest bearing                           306,154    312,363
                 ---------------------------------------------------------------
                   Total Deposits                             397,867    395,301

                 Other borrowed funds:
                   Repurchase agreements                       30,414      18,398
                   Short-term borrowings                        4,626        886
                   Long-term borrowings                        75,401     84,620
                 Accrued interest payable                       1,261        886
                 Other liabilities                              2,320      1,241
                 ---------------------------------------------------------------
                 Total Liabilities                            511,889    501,332
                 ===============================================================
STOCKHOLDERS'    Common stock, $.01 par value, 15,000,000
EQUITY             shares authorized, 2,148,000
                   shares issued and outstanding                   21         21
                 Surplus                                       10,819     10,819
                 Retained earnings                             53,607     50,832
                 Accumulated other comprehensive income          (648)       704
                 ---------------------------------------------------------------
                   Total Stockholders' Equity                  63,799     62,376
                 ===============================================================
                   Total Liabilities and
                     Stockholders' Equity                   $ 575,688  $ 563,708
                 ===============================================================


The accompanying Notes are an integral part of these Consolidated Financial Statements.


                Penseco Financial Services Corporation  /  2005 Annual Report 25

                        Consolidated Statements of Income


(in thousands, except per share amounts)

              Years Ended December 31,                      2005       2004       2003
              -------------------------------------------------------------------------
INTEREST      Interest and fees on loans                $ 18,569   $ 13,632   $ 14,632
INCOME        Interest and dividends on investments:
                U.S. Treasury securities and U.S.
                  Agency obligations                       6,408      8,044      8,275
                States & political subdivisions            2,616      3,476      2,569
                Other securities                             190        107        108
              Interest on Federal funds sold                 176         58        340
              Interest on balances with banks                211         68         90
              -------------------------------------------------------------------------
                Total Interest Income                     28,170     25,385     26,014
              -------------------------------------------------------------------------
INTEREST      Interest on time deposits
EXPENSE         of $100,000 or more                          808        806        844
              Interest on other deposits                   4,212      3,153      4,226
              Interest on other borrowed funds             3,560      3,620      3,158
              -------------------------------------------------------------------------
                Total Interest Expense                     8,580      7,579      8,228
              -------------------------------------------------------------------------
                Net Interest Income                       19,590     17,806     17,786
              Provision for loan losses                      263        144        476
              -------------------------------------------------------------------------
                Net Interest Income After Provision
                  for Loan Losses                         19,327     17,662     17,310
              -------------------------------------------------------------------------
OTHER         Trust department income                      1,479      1,353      1,311
INCOME        Service charges on deposit accounts            940      1,056      1,133
              Merchant transaction income                  4,521      5,001      5,005
              Other fee income                             1,575      1,650      1,630
              Other operating income                         372        177      1,323
              Realized (losses) gains on securities, net     (13)       357        341
              -------------------------------------------------------------------------
                Total Other Income                         8,874      9,594    10,743
              -------------------------------------------------------------------------
OTHER         Salaries and employee benefits               9,261      9,165      9,010
EXPENSES      Occupancy expenses, net                      1,377      1,255      1,388
              Furniture and equipment expenses             1,078      1,136      1,175
              Merchant transaction expenses                3,646      4,058      4,158
              Other operating expenses                     5,357      4,970      4,723
              -------------------------------------------------------------------------
                Total Other Expenses                      20,719     20,584     20,454
              -------------------------------------------------------------------------
              Income before income taxes                   7,482      6,672      7,599
              Applicable income taxes                      1,613      1,071      1,628
              -------------------------------------------------------------------------
NET INCOME    Net Income                                $  5,869   $  5,601   $  5,971
              =========================================================================
PER SHARE     Earnings Per Share                        $   2.73   $   2.61   $   2.78
              =========================================================================


The accompanying Notes are an integral part of these Consolidated Financial Statements.


26 Penseco Financial Services Corporation  /  2005 Annual Report

                 Consolidated Statements of Stockholders' Equity


Years Ended December 31, 2005, 2004 and 2003

                                                                              Accumulated
                                                                                 Other          Total
                                             Common               Retained   Comprehensive   Stockholders'
(in thousands except per share data)         Stock      Surplus   Earnings      Income          Equity
----------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                  $ 21       $ 10,819   $ 45,060     $  3,075        $ 58,975

Comprehensive income:
  Net income, 2003                             -              -      5,971           -            5,971
  Unrealized losses on securities,
    net of reclassification adjustment
    and taxes                                  -              -          -       (1,239)         (1,239)
                                                                                                -------
Comprehensive income                                                                              4,732

Cash dividends declared ($1.35 per share)      -              -     (2,900)           -          (2,900)
----------------------------------------------------------------------------------------------------------

Balance, December 31, 2003                    21         10,819     48,131        1,836          60,807

Comprehensive income:
  Net income, 2004                             -              -      5,601            -           5,601
  Unrealized losses on securities,
    net of reclassification adjustment
    and taxes                                  -              -          -       (1,132)         (1,132)
                                                                                                -------
Comprehensive income                                                                              4,469

Cash dividends declared ($1.35 per share)      -              -     (2,900)           -          (2,900)
----------------------------------------------------------------------------------------------------------

Balance, December 31, 2004                    21         10,819     50,832          704          62,376

Comprehensive income:
  Net income, 2005                             -              -      5,869           -            5,869
  Other comprehensive income, net of tax
    Unrealized losses on securities,
      net of reclassification adjustment       -              -          -         (341)           (341)
    Minimum pension liability adjustment       -              -          -       (1,011)         (1,011)
                                                                                -------          -------
  Other comprehensive income                                                     (1,352)         (1,352)
Comprehensive income                                                                              4,517

Cash dividends declared ($1.44 per share)      -              -     (3,094)           -          (3,094)
----------------------------------------------------------------------------------------------------------
Balance, December 31, 2005                  $ 21       $ 10,819   $ 53,607     $   (648)       $ 63,799
==========================================================================================================


The accompanying Notes are an integral part of these Consolidated Financial Statements.


                Penseco Financial Services Corporation  /  2005 Annual Report 27

                      Consolidated Statements of Cash Flows


(in thousands)

(in thousands)   Years Ended December 31,                                 2005          2004          2003
                 ------------------------------------------------------------------------------------------
OPERATING        Net Income                                          $   5,869     $   5,601     $   5,971
ACTIVITIES       Adjustments to reconcile net income to net
                   cash provided by operating activities:
                     Depreciation                                          704           813         1,119
                     Provision for loan losses                             263           144           476
                     Deferred income tax provision (benefit)               166          (119)         (182)
                     Amortization of securities (net of accretion)       1,379         1,573         1,050
                     Net realized losses (gains) on securities              13          (357)         (341)
                     (Gain) loss on other real estate                      (46)           (2)           15
                     Gain on disposition of fixed asset                     (5)            -             -
                     (Increase) decrease in interest receivable            (67)         (108)          101
                     Decrease in other assets                              313           366         1,441
                     (Decrease) increase in income taxes payable          (442)          117           252
                     Increase (decrease) in interest payable               375          (272)         (159)
                     (Decrease) increase in other liabilities              (29)          110          (239)
                 ------------------------------------------------------------------------------------------
                     Net cash provided by
                       operating activities                              8,493         7,866         9,504
                 ------------------------------------------------------------------------------------------
INVESTING        Purchase of investment securities
ACTIVITIES         available-for-sale                                  (47,526)      (49,975)     (122,157)
                 Proceeds from sales and maturities of investment
                   securities available-for-sale                        46,451        41,938        41,407
                 Purchase of investment securities
                   to be held-to-maturity                                    -             -      (103,031)
                 Proceeds from repayments of investment
                   securities available-for-sale                        19,140        17,893         7,308
                 Proceeds from repayments of investment
                   securities to be held-to-maturity                    12,746        17,661        19,894
                 Net loans (originated) repaid                         (41,550)      (40,015)       47,677
                 Proceeds from other real estate                           432           124           397
                 Proceeds from sale of fixed asset                          10             -             -
                 Investment in premises and equipment                     (929)         (111)       (1,134)
                 ------------------------------------------------------------------------------------------
                     Net cash used by investing activities             (11,226)      (12,485)     (109,639)
                 ------------------------------------------------------------------------------------------
FINANCING        Net increase in demand and savings deposits           (3,984)         5,977         6,862
ACTIVITIES       Net (payments) proceeds on time deposits                6,550       (18,620)      (13,582)
                 Increase (decrease) in repurchase agreements           12,016        (1,056)           35
                 Net increase (decrease) in short-term borrowings        3,740            63           (67)
                 Proceeds from long-term borrowings                          -             -       100,000
                 Payments on long-term borrowings                       (9,219)       (8,903)       (6,477)
                 Cash dividends paid                                    (3,094)       (2,900)       (2,900)
                 ------------------------------------------------------------------------------------------
                     Net cash provided (used) by
                       financing activities                              6,009       (25,439)       83,871
                 ------------------------------------------------------------------------------------------
                     Net increase (decrease) in cash and
                       cash equivalents                                  3,276       (30,058)      (16,264)

                 Cash and cash equivalents at January 1                  8,297        38,355        54,619
                 ------------------------------------------------------------------------------------------
                 Cash and cash equivalents at December 31            $  11,573     $   8,297     $  38,355
                 ==========================================================================================


The accompanying Notes are an integral part of these Consolidated Financial Statements.


28 Penseco Financial Services Corporation / 2005 Annual Report

                      General Notes To Financial Statements


NOTE 1 -- NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Penseco Financial Services Corporation (Company) is a financial holding company, incorporated in 1997 under the laws of Pennsylvania. It is the parent company of Penn Security Bank and Trust Company (Bank), a state chartered bank.

     The Company operates from nine banking offices under a state bank charter and provides full banking services, including trust services, to individual and corporate customers primarily in Northeastern Pennsylvania. The Company's primary deposit products are savings and demand deposit accounts and certificates of deposit. Its primary lending products are real estate, commercial and consumer loans.

     The Company's revenues are attributable to a single reportable segment, therefore segment information is not presented.

     The accounting policies of the Company conform with accounting principles generally accepted in the United States of America and with general practices within the banking industry.


BASIS OF PRESENTATION

The Financial Statements of the Company have been consolidated with those of its wholly-owned subsidiary, Penn Security Bank and Trust Company, eliminating all intercompany items and transactions.

  The Statements are presented on the accrual basis of accounting.

     All information is presented in thousands of dollars, except per share amounts.


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


EMERGING ACCOUNTING STANDARDS

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123 (Revised 2004), Share-Based Payment. Statement No. 123 (Revised 2004) is a revision of FASB Statement 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. Statement No. 123 (Revised 2004) requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, except in certain circumstances. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. The statement is effective as of the beginning of the first annual reporting period that begins after December 15, 2005.

     The Company has not issued any share-based payments that will be required to be accounted for under Statement No. 123 (Revised 2004).

     In December 2004, FASB issued Statement No. 153, Exchanges of Nonmonetary Assets, An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. Statement No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. Statement No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The statement is effective for fiscal periods beginning after June 15, 2005.

     The Company has not been a party to any nonmonetary exchanges that would be impacted by application of Statement No. 153.

     In May 2005, FASB issued Statement No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28. Statement No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or earliest date practicable, as the required method for reporting a change in accounting principle or correction of an error. The Statement is effective for accounting changes or corrections of errors made in fiscal periods beginning after December 15, 2005.

     The Company believes that the adoption of this statement will not have a significant impact on its results of operations or financial position.


INVESTMENT SECURITIES

Investments in securities are classified in two categories and accounted for as follows:

     Securities Held-to-Maturity Bonds, notes, debentures and mortgage-backed securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts computed on the straight-line basis, which approximates the interest method, over the remaining period to maturity.

     Securities Available-for-Sale Bonds, notes, debentures, mortgage-backed securities and certain equity securities not classified as securities to be held to maturity are carried at fair value with unrealized holding gains and losses, net of tax, reported as a net amount in a separate component of stockholders' equity until realized.

     The amortization of premiums on mortgage-backed securities is done based on management's estimate of the lives of the securities, adjusted, when necessary, for advanced prepayments in excess of those estimates.

     Gains  and  losses  on  the  sale  of  securities   available-for-sale  are
determined using the specific identification method and are reported as a separate component of other income in the Statements of Income.



                Penseco Financial Services Corporation  /  2005 Annual Report 29

NOTE 1 -- NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
            (CONTINUED)


LOANS AND PROVISION (ALLOWANCE) FOR POSSIBLE LOAN LOSSES

Loans are stated at the principal amount outstanding, net of any unearned income, deferred loan fees and the allowance for loan losses. Interest is accrued daily on the outstanding balances.

     Loans are generally placed on a non-accrual status when principal or interest is past due 90 days or when payment in full is not anticipated. When a loan is placed on non-accrual status, all interest previously accrued but not collected is charged against current income. Loans are returned to accrual status when past due interest is collected and the collection of principal is probable.

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


LONG-LIVED ASSETS

The Company reviews the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that carrying amounts of the assets might not be recoverable, as prescribed in Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144).


LOAN SERVICING

The Company generally retains the right to service mortgage loans sold to others. The cost allocated to the mortgage servicing rights retained has been recognized as a separate asset and is being amortized in proportion to and over the period of estimated net servicing income.

     Mortgage servicing rights are evaluated for impairment based on the fair value of those rights. Fair values are estimated using discounted cash flows based on current market rates of interest and current expected future prepayment rates. For purposes of measuring impairment, the rights must be stratified by one or more predominant risk characteristics of the underlying loans. The
Company stratifies its capitalized mortgage servicing rights based on the product type, interest rate and term of the underlying loans. The amount of impairment recognized is the amount, if any, by which the amortized cost of the rights for each stratum exceed the fair value.


ADVERTISING EXPENSES

Advertising costs are expensed as incurred. Advertising expenses for the years ended December 31, 2005, 2004 and 2003, amounted to $472, $476 and $473, respectively.


INCOME TAXES

Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) as well as deferred taxes on temporary differences, between the amount of taxable income and pre-tax financial income and between the tax bases of assets and liabilities and their reported amounts in the Financial Statements. Deferred tax assets and liabilities are included in the Financial Statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.


PENSION EXPENSE

Pension expense has been determined in accordance with Statement of Financial Accounting Standards No. 87, Employers Accounting for Pensions (SFAS 87).


POSTRETIREMENT BENEFITS EXPENSE

Postretirement benefits expense has been determined in accordance with Statement
of  Financial   Accounting   Standards  No.  106,   Employers   Accounting   for
Postretirement Benefits Other Than Pensions (SFAS 106).


CASH FLOWS

For purposes of the Statements of Cash Flows, cash and cash equivalents include cash on hand, due from banks, interest bearing balances with banks and Federal funds sold for a one-day period.

The Company paid interest and income taxes during the years ended December 31, 2005, 2004 and 2003 as follows:

                             2005              2004             2003
--------------------------------------------------------------------
Income taxes paid        $  1,886         $     802         $  1,698
Interest paid            $  8,205          $  7,851         $  8,387


Non-cash transactions during the years ended December 31, 2005, 2004 and 2003, comprised entirely of the net acquisition of real estate in the settlement of loans, amounted to $301, $177 and $474, respectively.


TRUST ASSETS AND INCOME

Assets held by the Company in a fiduciary or agency capacity for its customers are not included in the Financial Statements since such items are not assets of the Company. Trust income is reported on the accrual basis of accounting.


EARNINGS PER SHARE

Basic earnings per share is computed on the weighted average number of common shares outstanding during each year (2,148,000) as prescribed in Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). A calculation of diluted earnings per share is not applicable to the Company.


RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the 2005 presentation.


30 Penseco Financial Services Corporation / 2005 Annual Report

NOTE 2 -- CASH AND DUE FROM BANKS

Cash and due from banks are summarized as follows:


December 31,                                 2005             2004
------------------------------------------------------------------
Cash items in process of collection      $  6,568          $ 2,951
Non-interest bearing balances               1,544            1,952
Cash on hand                                3,198            2,860
------------------------------------------------------------------
    Total                                $ 11,310          $ 7,763
==================================================================


The Company may, from time to time, maintain bank balances with other financial institutions in excess of $100,000 each. Management is not aware of any evidence that would indicate that such deposits are at risk.


NOTE 3 -- INVESTMENT SECURITIES

The amortized cost and fair value of investment securities at December 31, 2005 and 2004 are as follows:

                              AVAILABLE-FOR-SALE

                                           Gross       Gross
                           Amortized   Unrealized   Unrealized      Fair
2005                          Cost       Gains        Losses        Value
---------------------------------------------------------------------------
U.S. Agency securities     $  74,852   $        -   $      308    $  74,544
Mortgage-backed securities    44,408            -          407       44,001
States & political
  subdivisions                20,698          937            -       21,635
---------------------------------------------------------------------------
  Total Debt Securities      139,958          937          715      140,180
Equity securities              7,433          402           73        7,762
---------------------------------------------------------------------------
  Total Available-
    for-Sale               $ 147,391   $    1,339   $      788    $ 147,942
===========================================================================



                              AVAILABLE-FOR-SALE

                                           Gross       Gross
                           Amortized   Unrealized   Unrealized      Fair
2004                          Cost       Gains        Losses        Value
---------------------------------------------------------------------------
U.S. Treasury securities   $   5,000   $       77   $        -    $   5,077
U.S. Agency securities        70,777          510          541       70,746
Mortgage-backed
  securities                  53,782           36           36       53,782
States & political
  subdivisions                30,910          686           56       31,540
---------------------------------------------------------------------------
  Total Debt Securities      160,469        1,309          633      161,145
Equity securities              5,873          392            -        6,265
---------------------------------------------------------------------------
  Total Available-
    for-Sale               $ 166,342   $    1,701   $      633    $ 167,410
===========================================================================


Equity securities at December 31, 2005 and 2004, consisted primarily of other financial institutions stock and Federal Home Loan Bank (FHLB) stock, which is a required investment in order to participate in an available line of credit program. The FHLB stock is stated at par value as there is no readily determinable fair value.


A summary of transactions involving available-for-sale debt securities in 2005, 2004 and 2003 are as follows:

December 31,                    2005             2004              2003
-----------------------------------------------------------------------
Proceeds from sales         $ 10,250         $ 18,380          $ 15,640
Gross realized gains              51              385               341
Gross realized losses             64               28                 -



                                Held-to-Maturity

                                          Gross       Gross
                           Amortized   Unrealized   Unrealized      Fair
2005                          Cost       Gains        Losses       Value
---------------------------------------------------------------------------
Mortgage-backed
  securities               $  52,763   $        3   $    1,274    $  51,492
States & political
  subdivisions                29,252        2,386            -       31,638
---------------------------------------------------------------------------
  Total Held-to-
    Maturity               $  82,015   $    2,389   $    1,274    $  83,130
===========================================================================



                                Held-to-Maturity

                                          Gross       Gross
                           Amortized   Unrealized   Unrealized      Fair
2004                          Cost       Gains        Losses       Value
---------------------------------------------------------------------------
Mortgage-backed
  securities               $  66,019   $       10   $      357    $  65,672
States & political
  subdivisions                29,249        2,870            -       32,119
---------------------------------------------------------------------------
  Total Held-to-
    Maturity               $  95,268   $    2,880   $      357    $  97,791
===========================================================================

Investment securities with amortized costs and fair values of $106,280 and $107,914 at December 31, 2005 and $104,700 and $107,574 at December 31, 2004,
were pledged to secure trust funds, public deposits and for other purposes as required by law.


     The amortized cost and fair value of debt securities at December 31, 2005 by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                  Available-for-Sale         Held-to-Maturity
--------------------------------------------------------------------------------
                                Amortized      Fair       Amortized      Fair
                                   Cost        Value         Cost        Value
--------------------------------------------------------------------------------
Due in one year or less:
  U.S. Agency securities        $  64,860    $  64,610    $       -    $       -
After one year through
  five years:
  U.S. Agency securities            9,992        9,934            -            -
After five years through
  ten years:
  States & political
    subdivisions                        -            -          240          266
After ten years:
  States & political
    subdivisions                   20,698       21,635       29,012       31,372
--------------------------------------------------------------------------------
  Subtotal                         95,550       96,179       29,252       31,638
Mortgage-backed securities         44,408       44,001       52,763       51,492
--------------------------------------------------------------------------------
  Total Debt Securities         $ 139,958    $ 140,180    $  82,015    $  83,130
================================================================================


                Penseco Financial Services Corporation  /  2005 Annual Report 31

The gross fair value and unrealized losses of the Company's investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004 are as follows:



                                  Less than twelve months   Twelve months or more             Totals
------------------------------------------------------------------------------------------------------------
                                     Fair     Unrealized       Fair     Unrealized       Fair     Unrealized
December 31, 2005                    Value      Losses         Value      Losses         Value      Losses
------------------------------------------------------------------------------------------------------------
U.S. Agency securities             $  39,870  $      227     $  34,674  $       81     $  74,544  $      308
Mortgage-backed securities             8,598         104        86,501       1,577        95,099       1,681
Equities                              1,298           73             -           -         1,298          73
------------------------------------------------------------------------------------------------------------
   Total                           $  49,766  $      404     $ 121,175  $    1,658     $ 170,941  $    2,062
============================================================================================================



                                  Less than twelve months   Twelve months or more             Totals
------------------------------------------------------------------------------------------------------------
                                     Fair     Unrealized       Fair     Unrealized       Fair     Unrealized
December 31, 2004                    Value      Losses         Value      Losses         Value      Losses
------------------------------------------------------------------------------------------------------------
U.S. Agency securities             $  35,064  $      541     $       -  $        -     $  35,064  $      541
Mortgage-backed securities            93,527         393             -           -        93,527         393
States & political subdivisions        3,257          24         4,889          32         8,146          56
------------------------------------------------------------------------------------------------------------
  Total                            $ 131,848  $      958     $   4,889  $       32     $ 136,737  $      990
============================================================================================================

The table above at December 31, 2005, includes twenty-one (21) securities that have unrealized losses for less than twelve months and ten (10) securities that have been in an unrealized loss position for twelve or more months.


U.S. Agency Securities

The unrealized losses on the Company's investments in these obligations were caused by recent interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the par value of the investment. Because the Company has the ability to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2005.


Mortgage-Backed Securities

The unrealized losses on the Company's investment in mortgage-backed securities were caused by recent interest rate increases. The contractual cash flows of these investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that these securities would not be settled at a price less than the amortized cost of the Company's investment. Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Company has the ability to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2005.


Marketable Equity Securities

The  unrealized  losses  on  the  Company's   investment  in  marketable  equity
securities were caused primarily by recent interest rate increases and other market conditions. The Company's investments in marketable equity securities consist primarily of investments in common stock of companies in the financial services industry. Because the Company has the ability and intent to hold these investments for a reasonable period of time sufficient for a forecasted recovery of fair value, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2005.


32 Penseco Financial Services Corporation / 2005 Annual Report

NOTE 4 -- LOANS

Major classifications of loans are as follows:

December 31,                                               2005           2004
-------------------------------------------------------------------------------
Loans secured by real estate:
  Construction and land development                   $  13,132      $   6,805
  Secured by 1-4 family residential properties:
  Revolving, open-end loans                              15,070         19,356
  Secured by first liens                                125,950        102,583
  Secured by junior liens                                22,649         17,761
  Secured by multi-family properties                        355            411
  Secured by non-farm, non-residential properties        63,829         56,038
Commercial and industrial loans to U.S. addressees       42,894         41,560
Loans to individuals for household, family
  and other personal expenditures:
  Credit card and related plans                           3,152          2,872
  Other (installment and student loans, etc.)            24,773         24,091
Obligations of states & political subdivisions            8,038          7,111
All other loans                                           1,520          1,588
-------------------------------------------------------------------------------
  Gross Loans                                           321,362        280,176
Less: Unearned income on loans                                -              -
-------------------------------------------------------------------------------
  Loans, Net of Unearned Income                       $ 321,362      $ 280,176
===============================================================================

Loans on which the accrual of interest has been discontinued or reduced amounted to $1,627, $1,991 and $1,533 at December 31, 2005, 2004 and 2003, respectively.
If interest on those loans had been accrued, such income would have been $264, $199 and $198 for 2005, 2004 and 2003, respectively. Interest income on those loans, which is recorded only when received, amounted to $27, $16 and $29 for 2005, 2004 and 2003, respectively. Also, at December 31, 2005 and 2004, the Bank had loans totalling $173 and $266, respectively, which were past due 90 days or more and still accruing interest (credit card and guaranteed student loans).


NOTE 5 -- ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

Years Ended December 31,              2005       2004       2003
----------------------------------------------------------------
Balance at beginning of year       $ 3,600    $ 3,500    $ 3,347
Provision charged to operations        263        144        476
Recoveries credited to allowance        50          9         32
----------------------------------------------------------------
                                     3,913      3,653      3,855
Losses charged to allowance           (113)       (53)      (355)
----------------------------------------------------------------
  Balance at End of Year           $ 3,800    $ 3,600    $ 3,500
================================================================

A comparison of the provision for loan losses for Financial Statement purposes with the allowable bad debt deduction for tax purposes is as follows:


Years Ended December 31,   Book Provision     Tax Deduction
------------------------   --------------     -------------
             2005              $ 263              $  63
             2004              $ 144              $  44
             2003              $ 476              $ 323


The balance of the Reserve for Bad Debts as reported for Federal income tax purposes was $380, $664 and $948 at December 31, 2005, 2004 and 2003,
respectively.


NOTE 6 --LOAN SERVICING

The Company services $54,682 in mortgage loans for Freddie Mac which are not included in the accompanying Consolidated Balance Sheets.


     Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in deposits, were approximately $562 and $620, at December 31, 2005 and 2004, respectively. The balance of the servicing rights was $314 and $450 at December 31, 2005 and 2004, respectively, net of amortization.

     The Company has not recorded any new mortgage servicing rights during 2005 or 2004. Amortization expense of $136 and $197 was recorded for the years ended December 31, 2005 and 2004, respectively.


     There was no allowance for impairment recorded at December 31, 2005 or 2004.


NOTE 7 -- BANK PREMISES AND EQUIPMENT

December 31,                                   2005           2004
------------------------------------------------------------------
Land                                      $   3,117      $   3,122
Buildings and improvements                   14,623         14,550
Furniture and equipment                      13,406         12,550
------------------------------------------------------------------
                                             31,146         30,222
Less: Accumulated depreciation               21,693         20,989
------------------------------------------------------------------
  Net Bank Premises and Equipment         $   9,453      $   9,233
==================================================================


Buildings and improvements are being depreciated over 10 to 39.5 year periods and equipment over 3 to 10 year periods. Depreciation expense amounted to $704 in 2005, $813 in 2004 and $1,119 in 2003.


     Occupancy expenses were reduced by rental income received in the amount of $61, $63 and $64 in the years ended December 31, 2005, 2004 and 2003, respectively.


NOTE 8 -- OTHER REAL ESTATE OWNED

Real estate acquired through foreclosure is recorded at the lower of cost or market at the time of acquisition. Any subsequent write-downs are charged against operating expenses. The other real estate owned as of December 31, 2005 and 2004 was $91 and $176, respectively, supported by appraisals of the real estate involved.


NOTE 9 --  INVESTMENT  IN AND LOAN TO,  INCOME  FROM  DIVIDENDS  AND  EQUITY  IN
           EARNINGS OR LOSSES OF SUBSIDIARY

Penseco Realty, Inc. is a wholly-owned subsidiary of the Bank which owns certain banking premises. Selected financial information is presented below:


                                    Equity in
                                    underlying                   Bank's
           Percent         Total    net assets    Amount    proportionate
          of voting     investment  at balance      of      part of loss
Year     stock owned     and loan   sheet date   dividends  for the period
--------------------------------------------------------------------------
2005         100%        $ 3,250     $ 3,235       None        $     -
2004         100%        $ 3,350     $ 3,335       None        $     -
2003         100%        $ 3,450     $ 3,435       None        $     -


Penseco Financial Services Corporation / 2005 Annual Report 33

NOTE 10 -- DEPOSITS

December 31,                                     2005              2004
-----------------------------------------------------------------------
Demand - Non-interest bearing               $  91,713         $  82,512
Demand - Interest bearing                      33,094            31,161
Savings                                        86,013            89,990
Money markets                                  80,463            91,604
Time - Over $100,000                           28,124            23,779
Time - Other                                   78,460            76,255
-----------------------------------------------------------------------
  Total                                     $ 397,867         $ 395,301
=======================================================================


Scheduled maturities of time deposits are as follows:

                       2006        $  62,185
                       2007           24,078
                       2008           10,390
                       2009            3,447
                       2010            5,634
        2011 and thereafter              850
--------------------------------------------
                      Total        $ 106,584
============================================


NOTE 11 -- OTHER BORROWED FUNDS

At December 31, 2005 and 2004, other borrowed funds consisted of demand notes to the U.S. Treasury and Repurchase agreements.

     Short-term borrowings generally have original maturity dates of thirty days or less.

     Investment securities with amortized costs and fair values of $35,209 and $35,026 at December 31, 2005 and $28,007 and $28,360 at December 31, 2004, were pledged to secure repurchase agreements.

Years Ended December 31,                                  2005              2004
--------------------------------------------------------------------------------
Amount outstanding at year end                        $ 35,040          $ 19,284
Average interest rate at year end                        2.01%              .75%
Maximum amount outstanding at any month end           $ 35,040          $ 30,176
Average amount outstanding                            $ 27,638          $ 22,776
Weighted average interest rate during the year:
  Federal funds purchased                                3.96%             2.21%
  Repurchase agreements                                  1.46%              .75%
  Demand notes to U.S. Treasury                          2.99%             1.11%

The Company has an available credit facility with the Federal Reserve Bank in the amount of $10,000, secured by pledged securities with amortized costs and fair values of $10,257 and $10,008 at December 31, 2005 and $10,287 and $10,231
at December 31, 2004 and with interest rates of 5.25% and 3.25% at December 31, 2005 and December 31, 2004, respectively. There is no stated expiration date for the credit facility as long as the Company maintains the pledged securities at the Federal Reserve Bank. There was no outstanding balance as of December 31, 2005 and 2004, respectively.

     The Company has the availability of a $5,000 overnight Federal funds line of credit with Wachovia Bank, N.A. There was no balance outstanding as of December 31, 2005 and 2004, respectively.

     The Company maintains a collateralized maximum borrowing capacity of $171,053 with the Federal Home Loan Bank of Pittsburgh.


NOTE 12 -- LONG-TERM DEBT

The loans from the Federal Home Loan Bank, which were borrowed to purchase a mortgage-backed security, are secured by a general collateral pledge of the Company's assets.

     A summary of long-term debt, including amortizing principal and interest payments, at December 31, 2005 is as follows:

Monthly           Fixed       Maturity
Installment        Rate         Date        Balance

$ 161             2.73%       03/13/08     $  4,202
  253             3.22%       03/13/10       12,041
  430             3.74%       03/13/13       32,728
  186             4.69%       03/13/23       26,430
---------------------------------------------------
Total                                      $ 75,401
===================================================

     The Company has agreed to maintain sufficient qualifying collateral to fully secure the above borrowings.

     Aggregate maturities of long-term debt at December 31, 2005 are as follows:
2006 $9,547,  2007 $9,887,  2008 $8,781, 2009 $8,612, 2010 $6,635 and thereafter
$31,939 for a total of $75,401.


NOTE 13 -- EMPLOYEE BENEFIT PLANS

The Company provides an Employee Stock Ownership Plan (ESOP), a Retirement Profit Sharing Plan, an Employees' Pension Plan, as well as an unfunded supplemental executive pension plan and a Postretirement Life Insurance Plan, all non-contributory, covering all eligible employees.

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

     At December 31, 2005 and 2004, the ESOP held 87,840 and 89,316 shares, respectively of the Company's stock, all of which were acquired as described above and allocated to specific participant accounts. These shares are treated the same for dividend purposes and earnings per share calculations as are any other outstanding shares of the Company's stock. The Company contributed $70, $0 and $0 to the plan during the years ended December 31, 2005, 2004 and 2003, respectively.

     Under the Retirement Profit Sharing Plan, amounts voted by the Board of Directors are paid into a fund and each employee is credited with a share in proportion to their annual compensation. Upon retirement, death or termination, each employee is paid the total amount of their credits in the fund in one of a number of optional ways in accordance with the plan provisions. The Company contributed $70, $60 and $70 to the plan during the years ended December 31, 2005, 2004 and 2003, respectively.

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

     The unfunded supplemental executive pension plan provides certain officers with additional retirement benefits to replace benefits lost due to limits imposed on qualified plans by Federal tax law.

     The postretirement life insurance plan is an unfunded, non-vesting defined benefit plan. The plan is non-contributory and provides for a reducing level of term life insurance coverage following retirement.

     For the unfunded plans above, amounts calculated on an actuarial basis are recorded as a liability.


34 Penseco Financial Services Corporation / 2005 Annual Report

A reconciliation of the funded status of the plans with amounts reported on the Consolidated Balance Sheets is as follows:

                                          Pension Benefits       Other Benefits
                                          ----------------       ---------------
December 31,                                 2005       2004      2005     2004
--------------------------------------------------------------------------------
Change in benefit obligation:
  Benefit obligation, beginning          $ 11,800   $ 10,884    $  285   $  269
  Service cost                                415        385         6        6
  Interest cost                               678        664        16       16
  Change in assumptions                       947        256       (10)       3
  Actuarial (gain) loss                      (223)       (59)        -        -
  Benefits paid                              (350)      (330)      (10)      (9)
--------------------------------------------------------------------------------
  Benefit obligation, ending               13,267     11,800       287      285
--------------------------------------------------------------------------------
Change in plan assets:
  Fair value of plan assets, beginning      9,469      8,713         -        -
  Actual return on plan assets                213        713         -        -
  Employer contribution                       377        373         -        -
  Benefits paid                              (350)      (330)        -        -
-------------------------------------------------------------------------------
  Fair value of plan assets, ending         9,709      9,469         -        -
--------------------------------------------------------------------------------
Funded status                              (3,558)    (2,331)     (287)    (285)
Unrecognized net actuarial loss (gain)      3,933      2,775       (33)     (23)
Unrecognized prior service cost                53         54        41       49
--------------------------------------------------------------------------------
  Net amount recognized                  $    428   $    498    $ (279)  $ (259)
================================================================================


Amounts recognized in the balance sheet consist of:

                                           Pension Benefits     Other Benefits
                                           ----------------     --------------
December 31,                                  2005     2004       2005     2004
--------------------------------------------------------------------------------
Prepaid benefit cost                      $    580   $  643     $    0   $    0
Accrued benefit cost                        (1,683)    (145)      (279)    (259)
Deferred tax asset                             520        0          0        0
Accumulated other comprehensive income       1,011        0          0        0
--------------------------------------------------------------------------------
  Net amount recognized                   $    428   $  498     $ (279)  $ (259)
================================================================================

The accumulated benefit obligation for all defined benefit pension plans was $10,866 and $9,510 at December 31, 2005 and 2004, respectively.


Information for pension plans with an accumulated benefit obligation in excess of plan assets is as follows:

                                                 Pension Benefits
                                                 ----------------
                                                 2005          2004
-------------------------------------------------------------------
Projected benefit obligation                 $ 13,267         $ 142
Accumulated benefit obligation                 10,866           142
Fair value of plan assets                       9,709             0

The principal portion of the unfunded pension liability of $1,157 at December 31, 2005 relates to the Company's Defined Benefit Pension Plan for employees. This unfunded liability was caused primarily by the use of a 5.5% discount rate at December 31, 2005. In 2006, the Company made an additional contribution of $1,005 which was recorded as a Prepaid Benefit Cost. The contribution will not have a negative impact on 2006 earnings. The remaining $152 relates to the Supplemental Executive Pension Plan which will be paid out to a retiring officer during 2006.


A reconciliation of net periodic pension and other benefit costs is as follows:

                                                  Pension Benefits
                                                  ----------------
Years Ended December 31,                     2005       2004       2003
------------------------------------------------------------------------
Components of net periodic pension cost:
  Service cost                             $  415     $  385     $  385
  Interest cost                               678        664        635
  Expected return on plan assets             (755)      (700)      (624)
  Amortization of prior service cost            -          -          -
  Amortization of unrecognized net loss       114        114        175
------------------------------------------------------------------------
  Net periodic pension cost                $  452     $  463     $  571
========================================================================


                                                        Other Benefits
                                                        --------------
Years Ended December 31,                          2005       2004        2003
-----------------------------------------------------------------------------
Components of net periodic other benefit cost:
  Service cost                                    $  6       $  6       $  6
  Interest cost                                     16         16         15
  Amortization of prior service cost                 7          7          8
  Amortization of unrecognized net gain              -          -         (1)
-----------------------------------------------------------------------------
  Net periodic other benefit cost                 $ 29       $ 29       $ 28
=============================================================================

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $152, $152 and $0, respectively at December 31, 2005 and $142, $142 and $0, respectively at December 31, 2004.


                Penseco Financial Services Corporation  /  2005 Annual Report 35

Weighted-average assumptions used to determine benefit obligations were as follows:

                                           Pension Benefits       Other Benefits
                                           ----------------       --------------
December 31,                              2005         2004       2005     2004
--------------------------------------------------------------------------------
Discount rate                       5.50%-6.00%        6.00%      6.00%    6.00%
Rate of compensation increase             4.00%        4.00%      4.50%    4.50%


                                           Pension Benefits       Other Benefits
                                           ----------------       --------------
Years Ended December 31,                  2005         2004       2005     2004
--------------------------------------------------------------------------------
Discount rate                       5.50%-6.00%        6.00%      6.00%    6.00%
Expected long-term return
  on plan assets                          8.00%        8.00%         -         -
Rate of compensation increase             4.00%        4.00%      4.50%    4.50%


The expected long-term return on plan assets was determined using average historical returns of the Company's plan assets.


     The Company's pension plan weighted-average asset allocations at December 31, 2005 and 2004 by asset category are as follows:

                                   Plan Assets at December 31,
                                   ---------------------------
                                      2005             2004
--------------------------------------------------------------
Asset Category
--------------
Equity securities                      55.7%           54.4%
Corporate bonds                        24.6%           35.1%
U.S. Government securities             19.4%            8.1%
Cash and cash equivalents                .3%            2.4%
--------------------------------------------------------------
                                      100.0%          100.0%
==============================================================


The Company investment policies and strategies include:

1.) The Trust and Investment Division's equity philosophy is Large-Cap Core with a value bias. We invest in individual high-grade common stocks that are selected from our approved list.

2.) Diversification is maintained by having no more than 20% in any industry sector and no individual equity representing more than 10% of the portfolio.

3.) The fixed income style is conservative but also responsive to the various needs of our individual clients. For our "Fixed Income" securities, we buy U.S. Government bonds and Agencies or high-grade Corporate rated "A" or better. The Company targets the following allocation percentages: cash equivalents 10%, fixed income 40% and equities 50%.

     There is no Company stock included in equity securities at December 31, 2005 or 2004.


Contributions
-------------

The Company expects to contribute $246, in addition to the $1,005 disclosed above, to its pension plan and $13 to its other postretirement plan in 2006.

Estimated Future Benefit Payments
---------------------------------

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the next five years and in the aggregate for the five years thereafter:

                 Pension Benefits      Other Benefits
                 ----------------      --------------
2006               $    481                $ 13
2007                    482                  13
2008                    488                  13
2009                    485                  13
2010                    494                  13
2011-2015             3,412                  87


NOTE 14 -- INCOME TAXES

The total income taxes in the Statements of Income are as follows:


Years Ended December 31,                2005             2004             2003
-------------------------------------------------------------------------------
Currently payable                   $  1,447         $  1,190         $  1,810
Deferred provision (benefit)             166             (119)            (182)
-------------------------------------------------------------------------------
  Total                             $  1,613         $  1,071         $  1,628
===============================================================================


A reconciliation of income taxes at statutory rates to applicable income taxes reported in the Statements of Income is as follows:


Years Ended December 31,                2005             2004             2003
-------------------------------------------------------------------------------
Tax at statutory rate               $  2,544         $  2,268         $  2,584
Reduction for non-taxable interest    (1,012)          (1,262)            (978)
Other additions                           81               65               22
-------------------------------------------------------------------------------
  Applicable Income Taxes           $  1,613         $  1,071         $  1,628
===============================================================================


The components of the deferred income tax provision (benefit), which result from temporary differences, are as follows:

Years Ended December 31,                2005             2004             2003
-------------------------------------------------------------------------------
Accretion of discount on bonds      $     18         $     24         $   (121)
Accelerated depreciation                  (4)              21               67
Supplemental benefit plan                 (3)              (1)             (16)
Allowance for loan losses               (165)            (130)             (53)
Prepaid pension cost                     320              (33)             (59)
-------------------------------------------------------------------------------
  Total                              $   166         $   (119)        $   (182)
===============================================================================


The significant components of deferred tax assets and liabilities are as follows:

December 31,                                   2005           2004
------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                 $ 1,163        $   998
  Minimum pension liability                     520              -
  Accumulated depreciation                      322            318
  Accrued supplemental benefit plan              51             48
------------------------------------------------------------------
  Total Deferred Tax Assets                   2,056          1,364
==================================================================

Deferred tax liabilities:
  Prepaid pension costs                         571            251
  Unrealized securities gains                   187            364
  Accumulated accretion                          69             51
------------------------------------------------------------------
  Total Deferred Tax Liabilities                827            666
------------------------------------------------------------------
  Net Deferred Tax Assets                   $ 1,229        $   698
==================================================================


In management's opinion, the deferred tax assets are realizable in as much as there is a history of strong earnings and a carryback potential greater than the deferred tax assets. Management is not aware of any evidence that would preclude the realization of the benefit in the future and, accordingly, has not established a valuation allowance against the deferred tax assets.


36 Penseco Financial Services Corporation / 2005 Annual Report

NOTE 15 -- ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income of ($648), $704 and $1,836 at December 31, 2005, 2004 and 2003.


Other Comprehensive Income

Other Comprehensive Income (Comprehensive income, excluding net income), beginning with the 2005 period, includes two components, the change in unrealized holding gains and losses on available for sale securities and the change in the minimum pension liability. The components of other comprehensive income are reported net of related tax effects in the Consolidated Statements of Changes in Stockholders' Equity. Prior to 2005, other comprehensive income included only one component, the change in unrealized holding gains and losses on available for sale securities, net of related tax effects.


     A reconciliation of other comprehensive income for the years ended December 31, 2005, 2004 and 2003 is as follows:


                                                                                    Tax
                                                                     Before-Tax  (Expense)  Net-of-Tax
2005                                                                   Amount     Benefit     Amount
------------------------------------------------------------------------------------------------------
Unrealized losses on available-for-sale securities:
  Unrealized losses arising during the year                          $   (531)    $   181    $   (350)
  Less:  Reclassification adjustment for losses realized in income        (13)          4          (9)
                                                                     -----------------------  --------
  Net unrealized losses                                                  (518)        177        (341)

Change in minimum pension liability                                    (1,531)        520      (1,011)
------------------------------------------------------------------------------------------------------
  Other Comprehensive Income                                         $ (2,049)    $   697    $ (1,352)
======================================================================================================


                                                                                    Tax
                                                                     Before-Tax  (Expense)  Net-of-Tax
2004                                                                   Amount     Benefit     Amount
------------------------------------------------------------------------------------------------------
Unrealized losses on available-for-sale securities:
  Unrealized losses arising during the year                          $ (1,357)    $   461    $   (896)
  Less:  Reclassification adjustment for gains realized in income         357        (121)        236
------------------------------------------------------------------------------------------------------
  Net unrealized losses                                              $ (1,714)    $   582    $ (1,132)
=====================================================================================================


                                                                                    Tax
                                                                     Before-Tax  (Expense)  Net-of-Tax
2003                                                                   Amount     Benefit     Amount
------------------------------------------------------------------------------------------------------
Unrealized losses on available-for-sale securities:
  Unrealized losses arising during the year                          $ (1,536)    $   522    $ (1,014)
  Less:  Reclassification adjustment for gains realized in income         341        (116)        225
------------------------------------------------------------------------------------------------------
  Net unrealized losses                                              $ (1,877)    $   638    $ (1,239)
======================================================================================================


NOTE 16 --COMMITMENTS AND CONTINGENT LIABILITIES

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

     Financial instruments whose contract amounts represent credit risk at December 31, 2005 and 2004 are as follows:

                                        2005              2004
--------------------------------------------------------------
Commitments to extend credit:
  Fixed rate                        $ 41,229          $ 21,152
  Variable rate                     $ 75,100          $ 67,502

Standby letters of credit           $ 15,268          $ 17,662


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
Commitments generally have expiration dates of one year or less or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

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

     The Company is upgrading its computer technology at an estimated total cost of $1.5 million of which $.7 million has been incurred through December 31, 2005 and is included in fixed assets, but not yet placed in service. The project is expected to be completed in the first quarter of 2006.


                Penseco Financial Services Corporation  /  2005 Annual Report 37

NOTE 17 -- FAIR VALUE DISCLOSURE


GENERAL

Statement of Financial Accounting Standards No.107, "Disclosures about Fair Value of Financial Instruments" (SFAS 107), requires the disclosure of the estimated fair value of on and off-balance sheet financial instruments.


VALUATION METHODS AND ASSUMPTIONS

Estimated fair values have been determined using the best available data, an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates it is presumed that estimated fair values generally approximate the carrying amount balances.

     Financial instruments actively traded in a secondary market have been valued using quoted available market prices. Those with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar assets and liabilities. Those liabilities with no stated maturities have an estimated fair value equal to both the amount payable on demand and the carrying amount balance. The net loan portfolio has been valued using a present value discounted cash flow. The discount rate used in these calculations is the current loan rate adjusted for non-interest operating costs, credit loss and assumed prepayment risk. Off balance sheet carrying amounts and fair value of letters of credit represent the deferred income fees arising from those unrecognized financial instruments.

     Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values.

     All assets and liabilities which are not considered financial instruments have not been valued differently than has been customary with historical cost accounting.


                                                          December 31, 2005             December 31, 2004
                                                      Carrying          Fair             Carrying          Fair
                                                       Amount           Value             Amount           Value
-------------------------------------------------------------------------------------------------------------------
Financial Assets:
  Cash and due from banks                            $  11,310        $   11,310        $   7,763        $    7,763
  Interest bearing balances with banks                     263               263              534               534
-------------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents                           11,573            11,573            8,297             8,297
  Investment Securities:
    Available-for-sale:
      U.S. Treasury securities                               -                 -            5,077             5,077
      U.S. Agency obligations                          118,545           118,545          124,528           124,528
      States & political subdivisions                   21,635            21,635           31,540            31,540
      Federal Home Loan Bank stock                       4,699             4,699            5,604             5,604
      Other securities                                   3,063             3,063              661               661
    Held-to-maturity:
      U.S. Agency obligations                           52,763            51,492           66,019            65,672
      States & political subdivisions                   29,252            31,638           29,249            32,119
-------------------------------------------------------------------------------------------------------------------
      Total investment securities                      229,957           231,072          262,678           265,201
  Loans, net of unearned income:
    Real estate mortgages                              240,985           235,427          202,954           198,244
    Commercial                                          42,894            42,894           41,560            41,560
    Consumer and other                                  37,483            37,899           35,662            35,891
    Less:  Allowance for loan losses                     3,800                              3,600
-------------------------------------------------------------------------------------------------------------------
      Loans, net                                       317,562           316,220          276,576           275,695
-------------------------------------------------------------------------------------------------------------------
      Total Financial Assets                           559,092        $  558,865          547,551        $  549,193
Other assets                                            16,596                             16,157
-------------------------------------------------------------------------------------------------------------------
      Total Assets                                   $ 575,688                          $ 563,708
===================================================================================================================

Financial Liabilities:
  Demand - Non-interest bearing                      $  91,713        $   91,713        $  82,938        $   82,938
  Demand - Interest bearing                             33,094            33,094           31,161            31,161
  Savings                                               86,013            86,013           80,307            80,307
  Money markets                                         80,463            80,463           91,604            91,604
  Time                                                 106,584           107,794          109,291           110,953
-------------------------------------------------------------------------------------------------------------------
      Total Deposits                                   397,867           399,077          395,301           396,963
  Repurchase agreements                                 30,414            30,414           18,398            18,398
  Short-term borrowings                                  4,626             4,626              886               886
  Long-term borrowings                                  75,401            75,710           84,620            84,655
-------------------------------------------------------------------------------------------------------------------
      Total Financial Liabilities                      508,308        $  509,827          499,205        $  500,902
Other Liabilities                                        3,581                              2,127
Stockholders' Equity                                    63,799                             62,376
-------------------------------------------------------------------------------------------------------------------
      Total Liabilities and Stockholders' Equity     $ 575,688                          $ 563,708
===================================================================================================================
Standby Letters of Credit                            $    (153)       $     (153)       $    (177)       $     (177)


38 Penseco Financial Services Corporation / 2005 Annual Report

NOTE 18 -- OPERATING LEASES

The Company leases the land upon which the Mount Pocono Office was built and the land upon which a drive-up ATM was built on Meadow Avenue, Scranton. The Company also leases space at several locations which are being used as remote banking facilities. Rental expense was $94 in 2005, $90 in 2004 and $86 in 2003. All leases contain renewal options. The Mount Pocono and the Meadow Avenue leases contain the right of first refusal for the purchase of the properties and provisions for annual rent adjustments based upon the Consumer Price Index.

     Future minimum rental commitments under these leases at December 31, 2005 are as follows:

                                     Mount    Meadow      ATM
                                    Pocono    Avenue     Sites    Total
-----------------------------------------------------------------------
2006                                $   52    $   14    $   13    $  79
2007                                    52         -        10       62
2008                                    52         -         4       56
2009                                    52         -         -       52
2010                                    53         -         -       53
2011                                    22         -         -       22
-----------------------------------------------------------------------
  Total minimum payments required   $  283    $   14    $   27    $ 324
=======================================================================


NOTE 19 -- LOANS TO DIRECTORS, PRINCIPAL OFFICERS AND RELATED PARTIES

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


Years Ended December 31,               2005             2004
-------------------------------------------------------------
Beginning Balance                  $  9,632         $  5,265
Additions                             5,387            4,899
Reclassifications                      (217)               -
Collections                          (4,312)            (532)
-------------------------------------------------------------
  Ending Balance                   $ 10,490         $  9,632
=============================================================


In addition to the loan amounts shown above, the Bank has issued standby letters of credit for the accounts of related parties in the amount of $6,545.


NOTE 20 -- REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company and the Bank's Consolidated Financial Statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and the Bank's capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the Capital Adequacy table on the following page) of Tier I and Total Capital to risk-weighted assets and of Tier I Capital to average assets (Leverage ratio). The table also presents the Company's actual capital amounts and ratios. The Bank's actual capital amounts and ratios are substantially identical to the Company's. Management believes, as of December 31, 2005, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) categorized the Company as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Company must maintain minimum Tier I Capital, Total Capital and Leverage ratios as set forth in the Capital Adequacy table. There are no conditions or events since that notification that management believes have changed the Company's categorization by the FDIC.

     The Company and Bank are also subject to minimum capital levels which could limit the payment of dividends, although the Company and Bank currently have capital levels which are in excess of minimum capital level ratios required.

     The Pennsylvania Banking Code restricts capital funds available for payment of dividends to the Retained Earnings of the Bank. Accordingly, at December 31, 2005, the balances in the Capital Stock and Surplus accounts totalling $10,840 are unavailable for dividends.

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


                Penseco Financial Services Corporation  /  2005 Annual Report 39

               Actual                                       Regulatory Requirements
----------------------------------------------    --------------------------------------------

                                                       For Capital                To Be
                                                    Adequacy Purposes       "Well Capitalized"
As of December 31, 2005        Amount   Ratio        Amount    Ratio          Amount    Ratio
----------------------------------------------------------------------------------------------

Total Capital
(to Risk Weighted Assets)     $ 67,933  18.62%    > $ 29,188  > 8.0%      > $ 36,486  > 10.0%
                                                  -           -           -           -
Tier 1 Capital
(to Risk Weighted Assets)     $ 64,133  17.58%    > $ 14,594  > 4.0%      > $ 21,892  >  6.0%
                                                  -           -           -           -
Tier 1 Capital
(to Average Assets)           $ 64,133  11.28%    >        *  >   *       > $ 28,415  >  5.0%
                                                  -           -           -           -

*3.0% ($17,049), 4.0% ($22,732) or 5.0% ($28,415) depending on the bank's CAMELS
Rating and other regulatory risk factors.


               Actual                                       Regulatory Requirements
----------------------------------------------    --------------------------------------------
                                                       For Capital                To Be
                                                    Adequacy Purposes       "Well Capitalized"

December 31, 2004              Amount   Ratio        Amount    Ratio          Amount    Ratio
----------------------------------------------------------------------------------------------
Total Capital
  (to Risk Weighted Assets)   $ 64,822  20.03%    > $ 25,890  > 8.0%      > $ 32,362  > 10.0%
                                                  -           -           -
Tier I Capital
  (to Risk Weighted Assets)   $ 61,222  18.92%    > $ 12,945  > 4.0%      > $ 19,417  >  6.0%
                                                  -           -           -
Tier I Capital
  (to Average Assets)         $ 61,222  10.53%    >        *  >   *       > $ 29,068  >  5.0%
                                                  -           -           -

*3.0% ($17,441), 4.0% ($23,254) or 5.0% ($29,068) depending on the bank's CAMELS
Rating and other regulatory risk factors.


NOTE 21 -- PENSECO FINANCIAL SERVICES CORPORATION (PARENT CORPORATION)

The condensed Company-only information follows:


BALANCE SHEETS

December 31,                                      2005        2004
------------------------------------------------------------------
Cash                                          $      5    $      8
Interest bearing balances with banks                76           -
------------------------------------------------------------------
  Cash and Cash Equivalents                         81           8
Investment in bank subsidiary                   60,787      61,859
Equity Investments                               3,043         642
------------------------------------------------------------------
Total Assets                                  $ 63,911    $ 62,509
==================================================================

Total Liabilities                             $    112    $    133
Total Stockholders' Equity                      63,799      62,376
------------------------------------------------------------------
Total Liabilities and Stockholders' Equity    $ 63,911    $ 62,509
==================================================================


STATEMENTS OF INCOME

Years Ended December 31,                                  2005     2004     2003
--------------------------------------------------------------------------------
Dividends from bank subsidiary                         $ 5,594  $ 2,900  $ 2,900
Dividends on investment securities                          45       11       10
Interest on balances with banks                              3        -        -
--------------------------------------------------------------------------------
  Total Income                                           5,642    2,911    2,910
Other non-interest expense                                  10       10       10
--------------------------------------------------------------------------------
Net income before undistributed earnings
  of bank subsidiary                                     5,632    2,901    2,900
Undistributed earnings of bank subsidiary                  237    2,700    3,071
--------------------------------------------------------------------------------
Net Income                                             $ 5,869  $ 5,601  $ 5,971
================================================================================


STATEMENTS OF CASH FLOWS

Years Ended December 31,                            2005       2004        2003
--------------------------------------------------------------------------------
Operating Activities:
Net Income                                      $  5,869   $  5,601   $   5,971
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Equity in undistributed net income
      of bank subsidiary                            (237)    (2,700)     (3,071)
--------------------------------------------------------------------------------
    Net cash provided by operating activities      5,632      2,901       2,900
--------------------------------------------------------------------------------
Investing Activities:
Purchase of equity investments                    (2,465)         -           -
--------------------------------------------------------------------------------
    Net cash used by investing activities         (2,465)         -           -
--------------------------------------------------------------------------------
Financing Activities:
Cash dividends paid                               (3,094)    (2,900)     (2,900)
--------------------------------------------------------------------------------
    Net cash used by financing activities         (3,094)    (2,900)     (2,900)
--------------------------------------------------------------------------------
    Net increase in cash and cash equivalents         73          1           -
Cash and cash equivalents at January 1                 8          7           7
--------------------------------------------------------------------------------
Cash and cash equivalents at December 31        $     81   $      8   $       7
================================================================================


40 Penseco Financial Services Corporation / 2005 Annual Report

                               Executive Officers
                               ------------------


                                  Craig W. Best
                                President and CEO

                                Richard E. Grimm
                 Executive Vice-President, Treasurer and Cashier

                                 Peter F. Moylan
        Executive Vice-President, Non-Deposit Services and Trust Officer

                             William J. Calpin, Jr.
                      Senior Vice-President, Trust Services

                              Andrew A. Kettel, Jr.
                              Senior Vice-President

                               Christe A. Casciano
                      Vice-President, Director of Marketing

                              Michael G. Ostermayer
            Vice-President, Chief Investment Officer, Trust Services

                                Richard P. Rossi
                   Vice-President, Director of Human Resources

                                Lynn Peters Thiel
                       Vice-President, Compliance Officer

                                   James Tobin
                       Vice-President, Charge Card Manager

                                 John H. Warnken
                           Vice-President, Operations

                                 Robert P. Heim
                           Director of Internal Audit

                                 Patrick Scanlon
                                   Controller

                                 P. Frank Kozik
                                    Secretary


                Penseco Financial Services Corporation  /  2005 Annual Report 41

                                Company Officers
                                ----------------


ASSISTANT VICE-PRESIDENTS
John R. Anderson III
Carl M. Baruffaldi
Mark M. Bennett
  and Assistant Secretary
Denise M. Cebular
Carol Curtis McMullen
  Assistant Trust Officer and Assistant Secretary
Paula M. DePeters
  and Assistant Treasurer
J. Patrick Dietz
Frank Gardner
Lisa A. Kearney
Eleanor Kruk
Thomas J. Malinchak
Caroline Mickelson
Louis J. Rizzo
Aleta Sebastianelli
  and Assistant Secretary
Jeffrey Solimine
Jennifer S. Wohlgemuth
Linda Wolf
  and Training Officer
Beth S. Wolff
Deborah A. Wright
  and Outside Sales
Mark J. Zakoski

ASSISTANT CASHIERS
Pamela Edwards
Barbara Garofoli
Susan T. Holweg
Susan A. Kopp
Jacqueline Lucke
Kristen A. McGoff
  and Branch Operations Officer
Candace F. Quick
Nereida Santiago
Sharon Thauer

ACCOUNTING OFFICER
Luree M. Waltz

ASSISTANT BRANCH OPERATIONS OFFICERS
Tanya L. Frable
Melissa McLain

ASSISTANT CHARGE CARD MANAGER
Eileen Yanchak

ASSISTANT CONTROLLER
Susan M. Bray
  and Assistant Treasurer

ASSISTANT DIRECTOR OF INTERNAL AUDIT
Paula A. Ralston Nenish

ASSISTANT STUDENT LOAN OFFICER
Jo Ann M. Bevilaqua

ASSISTANT TRUST OFFICER
Dominick P. Gianuzzi

BRANCH OPERATIONS MANAGER
Robin L. Jenkins

BRANCH OPERATIONS OFFICERS
Patricia A. Bruno
Sheila Caprario
Kathleen Griffiths
Stephen A. Hoffman

COLLECTIONS OFFICER
Robert E. Diehl

COMPUTER OPERATIONS OFFICER
Charles Penn

COST ACCOUNTING OFFICER
David R. Weiland

DIRECTOR OF CAMPUS BANKING
Douglas R. Duguay

DIRECTOR OF SYSTEMS / NETWORKING
Robert J. Saslo

LOAN ADMINISTRATION OFFICERS
Susan D. Blascak
Carol J. Ives

LOAN OFFICER
Denise Belton

MERCHANT OFFICER
Jill Ross

OPERATIONS OFFICER
Patricia Pliske

TAX OFFICER
Robert W. McDonald

TRUST ADMINISTRATOR
Kristen R. Noll

TRUST OPERATIONS OFFICER
Carol Trezzi

TRUST INVESTMENT OFFICER
Paul J. Macknosky III


42 Penseco Financial Services Corporation / 2005 Annual Report

                              Company Board Members
                              ---------------------


PENSECO FINANCIAL SERVICES CORPORATION AND PENN SECURITY BANK AND TRUST COMPANY

BOARD OF DIRECTORS


Craig W. Best
President and CEO

Edwin J. Butler
Retired Bank Officer

Richard E. Grimm
Executive Vice-President, Treasurer and Cashier

Russell C. Hazelton
Retired Captain, Trans World Airlines

D. William Hume
Chairman of the Board, Retired Bank Officer

James G. Keisling
CEO Compression Polymers Corp. and Vycom Corp.,
  Manufacturers of Plastic Sheet Products

P. Frank Kozik
President and CEO, Scranton Craftsmen, Inc., Manufacturer of
  Ornamental Iron and Precast Concrete Products

Robert W. Naismith, Ph.D.
Chairman and CEO, Life Science Analytics, Inc.

James B. Nicholas
President, D. G. Nicholas Co., Wholesale Auto Parts Company

Emily S. Perry
Retired Insurance Account Executive & Community Volunteer

Sandra C. Phillips
Penn State Master Gardener & Community Volunteer

Otto P. Robinson, Jr.
Attorney-at-Law, Retired Bank Officer

Steven L. Weinberger
President of G. Weinberger Company, Mechanical Contractor
  Specializing in Commercial & Industrial Construction


PENN SECURITY BANK AND TRUST COMPANY

ADVISORY BOARDS

ABINGTON OFFICE
Carl M. Baruffaldi
James L. Burne, DDS
Keith Eckel
Richard C. Florey
C. Lee Havey, Jr.
Attorney Patrick J. Lavelle
Sandra C. Phillips

EAST SCRANTON OFFICE
Marie W. Allen
J. Conrad Bosley
Frank Gardner
Judge Carmen Minora
Mark R. Sarno

EAST STROUDSBURG OFFICE
Denise M. Cebular
Robert J. Dillman, Ph.D.
Attorney Kirby Upright
Jeffrey Weichel

GREEN RIDGE OFFICE
Joseph N. Connor
Everett Jones
Caroline Mickelson
George Noone
Jeffrey Solimine

MOUNT POCONO OFFICE
Francis Cappelloni
Robert C. Hay
David Lansdowne
Thomas J. Malinchak

NORTH POCONO OFFICE
Jacqueline A. Carling
Anthony J. Descipio
George F. Edwards, Jr.
James A. Forti
Attorney David Z. Smith
Beth S. Wolff

SOUTH SIDE OFFICE
Attorney Zygmunt R. Bialkowski, Jr.
Michael P. Brown
J. Patrick Dietz
Lois Ferrari
Jeffrey J. Leventhal
Ted M. Stampien, DDS


                Penseco Financial Services Corporation  /  2005 Annual Report 43

                                Customer Services
                                -----------------


    A detailed listing of the services offered by the Company is as follows:


DEPOSIT ACCOUNTS
All Purpose Clubs
Certificates of Deposit
Christmas Clubs
Demand Accounts
Individual Retirement Accounts
Money Market Accounts
NOW Accounts
Savings Accounts
Vacation Clubs

LENDING
Automobile Loans
Business Loans
Collateral Loans
Commercial Equipment Leasing
Construction Loans
Cosmic Card (Debit Card)
Credit Lines
Educational Loans
Home Equity Loans
Home Repair and Remodeling Loans
Installment Loans
MasterCard and VISA (Credit Card)
Mortgage Loans (Residential and Commercial)
Personal Loans

OTHER SERVICES
ATM Services
Bank Money Orders
Cash Management
Cashier's Checks
College Campus Card Interface
Direct Deposit of Recurring Payments
Foreign Remittance
Internet Banking
Investor Services
  (a) Brokerage
  (b) Insurance
Lockbox Services
Merchant Card Service
Night Depository
Repurchase Agreements
Safe Deposit Boxes
Travelers Checks
Trust Department Services
  (a) Administrator
  (b) Agent
  (c) Custodian and Trustee for Pension Plans
  (d) Executor
  (e) Trustee
  (f) Trustee for Public Bond Issues
U.S. Savings Bonds


BRANCH LOCATIONS  (Each Have ATMs)


Abington
1100 Northern Boulevard
Clarks Summit, PA  18411
Carl M. Baruffaldi, Manager
(570) 587-4898

East Scranton
Prescott Avenue & Ash Street
Scranton, PA  18510
Frank Gardner, Manager
(570) 342-9101

East Stroudsburg
Route 209 & Route 447
East Stroudsburg, PA  18301
Denise M. Cebular, Manager
(570) 420-0432

Gouldsboro
Main & Second Streets
Gouldsboro, PA  18424
Robin L. Jenkins, Branch Operations Manager
(570) 842-6473

Green Ridge
1901 Sanderson Avenue
Scranton, PA  18509
Jeffrey Solimine, Manager
(570) 346-4695

Central City
150 North Washington Avenue
Scranton, PA  18503
Andrew A. Kettel, Jr., Manager
(570) 346-7741

Mount Pocono
Route 611 & Route 940
Mount Pocono, PA  18344
Thomas J. Malinchak, Manager
(570) 839-8732

North Pocono
Main & Academy Streets
Moscow, PA  18444
Beth S. Wolff, Manager
(570) 842-7626

South Scranton
526 Cedar Avenue
Scranton, PA  18505
J. Patrick Dietz, Manager
(570) 343-1151


                               OTHER ATM LOCATIONS
                               -------------------


Acorn Market
Route 611
Swiftwater, PA

Convenient Food Mart
Wyoming & Mulberry Streets
Scranton, PA

Dino & Francesco's Restaurant
Birney Plaza
Moosic, PA

Drive-Up ATM
Meadow Avenue & Hemlock Street
Scranton, PA

Hilton Hotel & Conference Center
Adams Avenue
Scranton, PA

Lackawanna College
501 Vine Street
Scranton, PA

Met Life
Morgan Highway
Clarks Summit, PA

Met Life
Montage Mountain
Moosic, PA

Red Barn Village
Newton Ransom Boulevard
Newton, PA

Skytop Lodge
One Skytop
Skytop, PA


Website: www.pennsecurity.com